Exhibit 2.1

premier exhibitions, inc.

and

1032403 B.C. LTD.

and

dinoking tech inc.

and

daoping bao

and

nancy brenner

MERGER agreement

April 2, 2015

Dentons Canada LLP
20th Floor, 250 Howe Street
Vancouver, British Columbia
V6C 3R8

table of contents

1.0	INTERPRETATION	2

1.1	Definitions	2

1.2	Interpretation Not Affected by Headings, etc.	17

1.3	Currency	17

1.4	Number, etc.	17

1.5	Date For Any Action	17

1.6	Entire Agreement	17

1.7	Accounting Matters	17

1.8	Construction	18

1.9	Knowledge	18

1.10	Appendices and Exhibits	18

2.0	THE MERGER	19

2.1	Implementation Steps by DK	19

2.2	Implementation Steps by the DK Securityholders	19

2.3	Implementation Steps by Premier and Exchangeco	20

2.4	Proxy Statement and Premier Special Meeting	21

2.5	Securities Compliance	23

2.6	Preparation of Filings	23

2.7	NCM Listing	25

2.8	Certain Rights of Premier to Acquire Exchangeable Shares	25

2.9	Premier Retraction Call Right	26

2.10	Premier Redemption Call Right	28

2.11	Automatic Exchange Right	29

2.12	Tax Witholdings	30

2.13	Transfers Free and Clear	30

2.14	No Fractional Shares	30

3.0	REPRESENTATIONS AND WARRANTIES	30

3.1	Representations and Warranties of DK	30

3.2	Representations and Warranties of Premier	55

3.3	Representations and Warranties of the DK Securityholders	82

3.4	Non-Waiver	83

3.5	Survival	83

4.0	COVENANTS	83

4.1	Retention of Goodwill and Assets	83

4.2	Covenants of DK	83

4.3	Covenants of Premier	87

4.4	Applications for Regulatory Approvals	91

4.5	Section 85 Elections	91

4.6	Covenants Regarding Non-Solicitation	91

4.7	Notice by Premier of Superior Proposal Determination	93

4.8	Access to Information	94

4.9	Covenant Regarding Representations and Warranties	95

4.10	Closing Matters	95

4.11	Employment and Related Matters	96

4.12	Prohibition on Voluntary Liquidation	96

4.13	Covenants of Bao and Brenner	96

5.0	CONDITIONS	97

5.1	Mutual Conditions Precedent	97

5.2	Additional Conditions Precedent to the Obligations of DK	99

5.3	Additional Conditions Precedent to the Obligations of Premier	100

5.4	Notice and Cure Provisions	101

5.5	Satisfaction of Conditions	101

6.0	AMENDMENT AND TERMINATION	102

6.1	Amendment	102

6.2	Mutual Understanding Regarding Amendments	102

6.3	Termination	102

6.4	Break Fee	103

6.5	Liquidated Damages	104

6.6	Remedies	104

6.7	Effect of Break Fee Payment	104

7.0	GENERAL	105

7.1	Notices	105

7.2	Assignment	107

7.3	Binding Effect	107

7.4	Waiver and Modification	107

7.5	No Personal Liability	108

7.6	Further Assurances	108

7.7	Expenses	108

7.8	Consultation	108

7.9	Governing Laws	108

7.10	Severability	108

7.11	Counterparts	109

- ii -

MERGER agreement

MERGER AGREEMENT made as of the 2nd day of April, 2015.

AMONG:

PREMIER EXHIBITIONS, INC., a corporation existing under the laws of the State of Florida

(“Premier”)

AND:

1032403 B.C. LTD., a company existing under the laws of the Province of British Columbia

(“Exchangeco”)

AND:

DINOKING TECH INC., a company existing under the laws of the Province of British Columbia

(“DK”)

AND:

DAOPING BAO, businessperson residing in Surrey, British Columbia

(“Bao”)

AND:

NANCY BRENNER, businessperson residing in Surrey, British Columbia

(“Brenner”)

(collectively with Premier, Exchangeco, DK and Bao, the “Parties” and individually, a “Party”)

THIS AGREEMENT WITNESSETH THAT in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties hereby covenant and agree as follows:

1.0	INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“2010 Opinion” means the opinion (ruling) issued by the United States District Court for the Eastern District of Virginia with respect to Action No. 2:93cv902, dated as of August 12, 2010.

“2011 Opinion” means the opinion (ruling) issued by the United States District Court for the Eastern District of Virginia with respect to Action No. Action 2:93cv902, dated as of August 15, 2011.

“Acquisition Proposal” means, other than the Merger, any bona fide proposal with respect to: (i) a merger, amalgamation, take-over bid, tender offer of Premier; (ii) a sale of assets (or any lease, long-term supply agreement, licence, joint venture or other arrangement having the same economic effect as a sale) including, without limitation, a sale of any material Subsidiary of Premier (and for this purpose RMSTI is deemed to be a material Subsidiary) or of Premier representing all or substantially all of the consolidated assets, revenues or earnings of Premier or any material Subsidiary; (iii) the acquisition in any manner, directly or indirectly, in a single transaction or a series of related transactions, of over 20% of (a) a class of outstanding equity securities of Premier or any Premier Subsidiary, or (b) the consolidated total assets of the Premier and the Premier Subsidiaries; or (iv) any similar transactions involving Premier or a material Subsidiary of Premier (and for this purpose RMSTI is deemed to be a material Subsidiary), or a proposal to enter into such a transaction.

“Agreement” means this Agreement as may be amended, supplement, restated or replaced.

“Amended and Restated Pentwater Note” means the amended and restated promissory notes April 2, 2015 issued by Premier in favour of the DK Investor Group members in connection with the assumption and replacement of the Pentwater Loan and the advance of the Second Loan.

“Ancillary Agreements” means the Support Agreement, the Registration Rights Agreement, the Corporate Governance Agreement and the Success Payment Agreement, collectively.

“Applicable Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out in Appendix 2 hereto.

“Arm’s Length” has the meaning set out in the ITA.

“Assignment and Assumption Agreement” means the assignment and assumption agreement April 2, 2015 entered into between Pentwater and the DK Investor Group members relating to the assumption and replacement of the Pentwater Loan.

“Business Day” means any day on which commercial banks are open for business in Vancouver, British Columbia and Atlanta, Georgia and other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada, or in Atlanta, Georgia under the laws of the State of Georgia or the federal laws of the United States of America.

“Cedar Fair Triggering Event” has the meaning ascribed to that term in the Success Payment Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulatory and administrative guidance promulgated and in effect thereunder.

“Compelled Party” has the meaning ascribed thereto in Section 4.8.1(d).

“Confidentiality Agreement” means the non-disclosure agreement dated as of September 25, 2013 between inter alia Premier and DK.

“Corporate Governance Agreement” means an agreement to be made among Premier, the DK Investor Group and the DK Securityholders in substantially the form attached as Exhibit D.

“Debt Instrument” means any bond, debenture, mortgage, promissory note or other instrument evidencing indebtedness for borrowed money.

“DK Business” means the business of DK and the DKSubs as it is currently conducted, including traveling exhibitions of dinosaurs (under the name Dinosaurs Unearthed© and Dinosaurs Alive!©) and bugs (under the name Xtreme BUGS), Creatures of the Deep and related materials in museums, science centres, zoos, amusement parks and other private and public venues and the performance of services related to these activities.

“DK Common Shares” means the common shares in the capital of DK.

“DK Disclosure Letter” means that certain Disclosure Letter dated as of the date hereof and delivered by DK to Premier concurrently herewith.

"DK Employees" means all personnel employed or retained by DK or any DKSub in connection with the DK Business, including any that are on medical or long-term disability leave or other statutory or authorized leave or absence.

“DK Employee Benefit Plan” means:

(a)	salaries, wages, bonuses, vacation entitlements, commissions, fees, stock option plans, stock purchase plans, incentive plans, deferred compensation plans, profit sharing plans and other similar benefits, plans or arrangements;

(b)	insurance, health, welfare, drug, disability, pension, retirement, travel, hospitalization, medical, dental, legal counseling, eye care and other similar benefits, plans or arrangements; and

(c)	agreements or arrangements with any labour union or employee association, written or oral employment agreements or arrangements and agreements or arrangements for the retention of the services of independent contractors, consultants or advisors.

“DK Exhibition Assets” means all of the displays, signs, objects, models, renderings, representations, drawings, specimens, audio-visual media and the like used by DK in exhibitions that comprise the DK Business.

“DK Financial Statements” means the audited consolidated annual financial statements of DK as at December 31, 2014, consisting of the consolidated balance sheet as at December 31, 2014 and the accompanying consolidated statement of operations and deficit and consolidated statement of cashflows for the 12-month period ended December 31, 2014, including the notes thereto and the auditor’s report thereon, all of which are expressed in Canadian currency.

“DK Intellectual Property” has the meaning ascribed thereto in Section 3.1.35(a).

“DK Investor Group” means High Nature Holdings Limited, a British Virgin Islands Corporation, 103443 B.C. Ltd, a B.C. corporation, Lange Feng, an individual resident in the City of Surrey, British Columbia and Mandra Forestry Limited (subject to a name change), a British Virgin Islands Corporation.

“DK Investor Group Financing” means the convertible debt financings to Premier by the DK Investor Group on the terms and conditions set out in Appendix 5.

“DK Leased Property” means all the right, title and interest in and to the subject matter (whether real property or personal property) of the DK Leases.

“DK Leases” means the real or personal property leases or subleases, or other rights of occupancy relating to real property, which DK or any DKSub is a party to or bound by or subject to, as set out and described in Section 3.1.23 of the DK Disclosure Letter.

“DK Licences” has the meaning ascribed thereto in Section 3.1.29.

“DK Material Agreements” means the agreements, indentures, contracts, leases, licences, options, instruments and other commitments set out in Section 3.1.25 of the DK Disclosure Letter.

“DK Preferred Shares” means the Class “A” Preferred shares in the capital of DK.

“DK Registered Intellectual Property” means all Registered Intellectual Property owned by DK.

“DK Securityholders” means the registered and beneficial holders of the DK Shares, being Bao and Brenner.

“DK Shares” means collectively the DK Common Shares and the DK Preferred Shares.

“DKSub” means each of the following Subsidiaries

(a)	Dinosaurs Unearthed, Corp., a Delaware corporation incorporated on August 18, 2008 under file number 4585807; and

(b)	Dinoking International Inc., a British Columbia company incorporated November 19, 2014, under incorporation number BC1019440.

“Drop Dead Date” means 180 days after the date of this Agreement or such later date as may be agreed upon by the Parties; provided that the Drop Dead Date shall be automatically extended for that number of days requested (up to 90 days) by either DK or Premier in the event that (A) NASDAQ has approved the required listings and issuances of Premier Shares (i) to be issued pursuant to Section 0, (ii) on the exchange of the Exchangeable Shares, (iii) under the Amended and Restated Pentwater Note, and (iv) under the Success Payment Agreement, (B) the Premier Shareholders Resolution has been adopted, or if not yet adopted, it is as a result of a delay in holding the Premier Special Meeting, which delay was exclusively due to the review period by the SEC of the financial statements of Premier or DK required to be and contained in the Premier Proxy Statement for the Special Meeting or required to be filed and filed in a timely manner by Premier after the filing of the Premier Proxy Statement; provided that if such extension was requested by Premier, in the view of DK, acting reasonably, Premier has met its obligations under Section 2.4, and (C) there has been no breach of this Agreement by the requesting Party.

“Effective Date” means the date agreed to by Premier and DK in writing as the effective date of the Merger, which date shall be no later than the fifth Business Day after the satisfaction or, where not prohibited, the waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set out in Section 5.0 of this Agreement, unless another date is agreed to in writing by the Parties.

“Effective Time” means the beginning of the day (Vancouver time) on the Effective Date, or such other time on the Effective Date as may be agreed upon by Premier and DK.

“Elected Shares” has the meaning ascribed thereto in Section 2.2.

“Encumbrance” means any mortgage, charge, easement, encroachment, lien, adverse claim, assignment by way of security, security interest, servitude, pledge, hypothecation, conditional sale agreement, security agreement, title retention agreement, financing statement, option, right of pre-emption, privilege, obligation to assign, licence, sublicence (other than non-exclusive licences and sublicences of Intellectual Property made in the ordinary course of business) or other encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that would be treated as a single employer with Premier pursuant to Section 414(b), (c), (m) or (o) of the Code.

“ETA” means the Excise Tax Act, RSC 1985, c E-15 (Canada).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchangeable Shares” means non-voting exchangeable shares in the capital of Exchangeco, having the special rights and restrictions set out in the Share Provisions.

“Exchangeco Exchange Ratio” means the number of Exchangeable Shares that a DK Securityholder will receive for each one Elected Share transferred and sold to Exchangeco being:

(a)	342.582 Exchangeable Shares in respect of each Elected Share that is a DK Common Share, subject to adjustment under the Exchange Ratio Adjustment Formula; and

(b)	395.565 Exchangeable Shares in respect of each Elected Share that is a DK Preferred Share.

“Exchange Ratio Adjustment Formula” means the aggregate increase to:

the number of Exchangeable Shares to be issued for each DK Common Share that is an Elected Share under the Exchangeco Exchange Ratio; and

the number of Premier Shares to be issued for each DK Common Share other than an Elected Shares under the Premier Exchange Ratio,

which shall be determined as follows:

if, at the Effective Time, the Cedar Fair Triggering Event has occurred (and provided the total gross revenue value of the Cedar Fair Agreement, as defined in the Success Payment Agreement, entered into pursuant thereto is equal to or greater than $3 million), there will be an addition to the number of shares otherwise deliverable under this Merger Agreement for each DK Common Share equal to:

the number obtained by dividing $4,281,357 by the lower of: (i) $5.15 and (ii) the VWAP of the Premier Shares for the 60 day period ending immediately prior to the date of the Cedar Fair Triggering Event, divided by the total number of issued and outstanding DK Common Shares;

if, at the Effective Time, the Macau Signing Triggering Event has occurred, there will be an addition to the number of shares otherwise deliverable under this Merger Agreement for each DK Common Share equal to:

the number obtained by dividing $1,712,543 by the lower of: (i) $8.96 and (ii) the VWAP of the Premier Shares for the 60 day period ending immediately prior to the date of the Macau Signing Triggering Event, divided by the total number of issued and outstanding DK Common Shares;

if, at the Effective Time, the Macau Opening Payment Triggering Event has occurred, there will be an addition to the number of shares otherwise deliverable under this Merger Agreement for each DK Common Share equal to:

the number obtained by dividing $2,568,814 by the lower of: (i) $8.96 and (ii) the VWAP of the Premier Shares for the 60 day period ending immediately prior to the date of the Macau Opening Triggering Event, divided by the total number of issued and outstanding DK Common Shares.

“Financial Year End” means:

(a)	in respect of DK December 31; and

(b)	in respect of Premier February 28.

“Form S-3” and “Form S-4” have the respective meaning ascribed thereto in the Registration Rights Agreement.

“Governmental Entity” means any domestic or foreign:

(a)	multinational, federal, provincial, state, regional, municipal, local, aboriginal or other government, governmental or public department, central bank, branch, ministry, or Tribunal;

(b) subdivision, agent, commission, board, or authority of any of the foregoing; or

(c)	quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Guarantee” means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, Liabilities (contingent or otherwise) or indebtedness of any Person.

“ICA” means the Investment Canada Act (Canada), RSC 1985, c. 28 (1st Supp.), as amended from time to time prior to the Effective Date.

“Information” has the meaning ascribed thereto in Section 4.8.1.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated with:

(a)	all Registered Intellectual Property;

(b)	all Intellectual Property Rights;

(c)	all trade secrets and all proprietary and confidential information including, without limitation, know-how, technical data, techniques, documentation, reports, records, descriptions, schematics, specifications, designs, industrial models, design criteria, architectures, schematics for hardware products, sketches, photographs, plans, drawings, reports, studies, findings, prototypes and ideas, whether copyrightable or not, whether trade secrets or not and whether in written, graphic or oral form;

(d)	all business data and information including, without limitation, customer lists, business models, logos, product documentation and web-site materials and marketing collaterals;

(e)	all rights in the nature of copyright howsoever arising, worldwide (whether domestic or foreign) that subsist in and to any original works (including, without limitation, Software) and which have not been registered under the applicable copyright legislation;

(f)	all trade names, brand names, logos, unregistered trade-marks;

(g)	all data, databases and data collections in whatever form or media; and

(h)	all physical manifestations of any of the foregoing together with all documentation applicable thereto.

“Intellectual Property Rights” means any and all proprietary, possessory, use and ownership rights, titles and interest (whether domestic or foreign and whether legal, equitable or beneficial) in and to all intellectual property including inventions, issued and unissued patents, utility models, patent applications, registered and unregistered copyrights, registered and unregistered industrial designs and design rights, registered and unregistered trademarks or service marks, goodwill and any protectable reputation, confidential information, trade secrets, mask works, semiconductor chip designs and integrated circuit topography and all other intellectual and industrial property rights whatsoever and worldwide (whether registered or unregistered).

“Interested Person” means any present or former officer, director, shareholder, employee, consultant or advisor, excluding attorneys, accountants and other third party professional advisors of a party in connection with this Agreement and the transactions contemplated herein, of or to a party or any Person with which the Party or any of the foregoing does not deal at Arm’s Length within the meaning of the ITA (including a spouse, parent, child or sibling of any such Person).

“ITA” means the Income Tax Act (Canada), RSC 1985, c. 1 (5th Supp.), as amended from time to time prior to the Effective Date.

“Key Employees” means those Persons designated as “Key Employees” by DK to Premier as of the date hereof.

“Laws” means all statutes, regulations, statutory rules, principles of law, orders, published policies and guidelines, and terms and conditions of any grant of approval, permission, authority or licence of any court, Governmental Entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Liabilities” means any and every claim, obligation, commitment, cause of action, debt, required payment, charge, judgment, assessment, liability, obligation, lien, loss, damage, penalty, fine, cost, expense, duty and responsibility of any type or nature, whether direct or indirect, imposed by Law, agreement or otherwise and whether or not asserted, known, contingent, liquidated, accrued, disputed, matured or otherwise, including all damages.

“Liquidation Call Right” has the meaning ascribed to that term in Section 2.8.

“Liquidation Call Purchase Price” has the meaning ascribed to that term in Section 2.8.

“Liquidation Call Notice” has the meaning ascribed to that term in Section 2.8.

“Liquidation Event” has the meaning ascribed to that term in Section 2.11.

“Liquidation Event Effective Date” has the meaning ascribed to that term in Section 2.11.

“Macau Signing Triggering Event” has the meaning ascribed to that term in the Success Payment Agreement.

“Macau Opening Triggering Event” has the meaning ascribed to that term in the Success Payment Agreement.

“Material Adverse Change”, when used in connection with:

(a)	Premier, means any change which is material and adverse to the Titanic Covenants and Conditions or the rights of RMSTI pursuant to the Titanic Documents that materially impacts the rights of RMSTI in any of the Titanic Assets, the Titanic salvor rights or any of the associated Intellectual Property; and

(b)	Premier or DK, means any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, ownership, capital, Liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations or those of its Subsidiaries, in each case, if any, that is, or would reasonably be expected to be, material and adverse to the business, properties, assets, operations, condition (financial or otherwise) or prospects of such Party and its Subsidiaries taken as a whole, other than any change, effect, event or occurrence (i) relating to the Canadian or United States’ economy or financial or capital markets in general including changes in the credit, interest rate and currency markets in a jurisdiction in which a Party or its Subsidiaries operate; (ii) generally affecting the industry in which such Party operates; (iii) relating to changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war; (iv) in the case of Premier, a threatened default under the Pentwater Loan which has been disclosed in Section 3.2.31 of the Premier Disclosure Letter; or (v) relating to any decrease in the market price or any decline in the trading volume of the Premier Shares (it being understood that the causes underlying such change in the market price or trading volume (other than those in items (i) to (iv) above) may be taken into account in determining whether a Material Adverse Change has occurred; provided, that such change, event, occurrence or state of facts referred to in subsections (i), (ii) and (iii) above does not primarily relate only to (or have the effect of primarily relating only to) that Party and its Subsidiaries, taken as a whole, or disproportionately adversely affect that Party and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry as that Party and its Subsidiaries.

“Material Adverse Effect”, when used in connection with Premier or DK, means any effect of a Material Adverse Change, and “Materially Adversely Affected” shall have a corresponding meaning.

“Merger” means the acquisition of all of the DK Shares by Exchangeco through:

(a)	the transfer and sale to Exchangeco by the DK Securityholders of Elected Shares in exchange for Exchangeable Shares; and

(b)	the transfer and sale to Exchangeco by the DK Securityholders of the DK Shares other than Elected Shares in exchange for Premier Shares,

and includes such ancillary transactions thereto as are contemplated under the terms of this Agreement.

“misrepresentation” has the meaning ascribed thereto under the Securities Act (British Columbia), as amended from time to time.

“Monthly Financial Statements” means the unaudited financial statements of Premier, prepared on a consolidated basis, as at the end of each month, commencing on the month commencing December 1, 2014 and ending on the month ended February 28, 2015 consisting of the consolidated statement of consolidated income(loss), the consolidated balance sheet of Premier and its Subsidiaries as at each such month end, the of cash flows for the period from the month ended February 28, 2015 and from the Financial Year ended February 28, 2014 to and including February 28, 2015, a summary of general and administrative expenses, exhibition revenue and operating statistics and adjusted EBITDA all of which are expressed in United States currency.

“NCM” means the market tier of The National Association of Securities Dealers Automated Quotation System, referred to as the NASDAQ National Capital Market.

“Other Parties” has the meaning ascribed thereto in Section 4.8.1(d).

“Pentwater Loan” means collectively, (i) the secured promissory note and guarantee dated September 30, 2014 in the principal amount of $7 million issued by Premier to PWCM Master Fund Ltd.; and (ii) the secured promissory note and guarantee dated September 30, 2014 in the principal amount of $1 million issued by Premier to Pentwater Credit Opportunities Fund Ltd., in each case together with all interest accrued and unpaid thereon, as the same is amended on the assumption and replacement thereof by the DK Investor Group pursuant to the Assignment and Assumption Agreement and the Amended and Restated Pentwater Note.

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Personal Information” means any information regulated by privacy Laws in the possession of DK or Premier, as applicable, about an individual other than the name, title, business address or telephone number of any DK Employee or Premier Employee, as applicable.

“Pre-Effective Date Period” means the period from and including the date hereof to and including the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 6.0.

“Premier Business” means the business of Premier as it is currently conducted, including the business of presenting to the public museum-quality touring exhibitions around the world. Premier divides its business into an exhibition management division and a content division. The content division is Premier’s Subsidiary, RMSTI. The exhibition management division of Premier includes its exhibition operations and merchandising operations.

“Premier Business Plan” means the business plan that has been disclosed to DK in respect of how Premier will conduct the Premier Business up to and including the Effective Date, which is attached as Appendix 4 to this Agreement.

“Premier Disclosure Letter” means that certain Disclosure Letter dated as of the date hereof and delivered by Premier to DK, the DK Securityholders and the DK Investor Group concurrently herewith.

"Premier Employees" means all personnel employed by Premier or any Premier Subsidiary in connection with the Premier Business, including any that are on medical or long-term disability leave or other statutory or authorized leave or absence.

“Premier Employee Benefit Plan” means

(a)	salaries, wages, bonuses, vacation entitlements, commissions, fees, stock option plans, stock purchase plans, incentive plans, deferred compensation plans, profit sharing plans and other similar benefits, plans or arrangements;

(b)	insurance, health, welfare, drug, disability, pension, retirement, travel, hospitalization, medical, dental, legal counseling, eye care and other similar benefits, plans or arrangements; and

(c)	agreements or arrangements with any labour union or employee association, written or oral employment agreements or arrangements and agreements or arrangements for the retention of the services of independent contractors, consultants or advisors.

“Premier Exchange Ratio” means the number of Premier Shares that a DK Securityholder will receive for each DK Share other than an Elected Share transferred and sold to Exchangeco being:

(a)	342.582 Premier Shares in respect of each DK Share other than an Elected Share that is a DK Common Share, subject to adjustment under the Exchange Ratio Adjustment Formula; and

(b)	395.565 Premier Shares in respect of each DK Share other than an Elected Share that is a DK Preferred Share,

“Premier Exhibition Assets” means all of the displays, signs, objects ( including without limitation the artifacts forming part of the Titanic Assets), models, renderings, representations, drawings, specimens, audio-visual media and the like used by Premier in exhibitions that comprise the Premier Business.

“Premier Financial Statements” means the audited consolidated annual financial statements of Premier as at February 28, 2014, consisting of the consolidated balance sheets as at February 28, 2014 and the accompanying consolidated statement of operations and deficit and consolidated statement of comprehensive income cashflows for the 12-month period ended February 28, 2014, consolidated statement of shareholders equity and comprehensive income for the 12 month period ended February 28, 2014, including the notes thereto and the auditor’s report thereon, all of which are expressed in United States currency.

“Premier Intellectual Property” has the meaning ascribed thereto in Section 3.2.39(a).

“Premier Interim Financial Statements” the unaudited consolidated financial statements of Premier as at the end of each quarter after February 28, 2014, for which statements have been filed with SEC consisting of the consolidated balance sheets as at such quarter end and the accompanying consolidated statement of operations and deficit and statement of comprehensive income cashflows for the three-month period ended on the last date of such quarter, and consolidated statement of shareholders equity and comprehensive income for the three-month period ended on the last day of such quarter and for the period from February 29, 2014 to the end of such quarter, all of which are expressed in United States currency.

“Premier Leased Property” means all the right, title and interest in and to the subject matter (whether realty or personal property) of the Premier Leases.

“Premier Leases” means the real or personal property leases or subleases, or other rights of occupancy relating to real property, which Premier or a Premier Subsidiary is a party to or bound by or subject to, as described in Section 3.2.28 of the Premier Disclosure Letter.

“Premier Licences” has the meaning ascribed thereto in Section 3.2.34.

“Premier Material Agreements” means the agreements, indentures, contracts, leases, licences, options, instruments and other commitments set out in Section 3.2.30 of the Premier Disclosure Letter.

“Premier Merger Shares” mean the two separate classes of shares to be created by Premier and to be issued by Premier to the DK Securityholders having the rights and restrictions set out in Appendix 7.

“Premier Merger Share Subscription Price” means the amount payable to Premier for the issuance of a single Premier Merger Share, issued in its own class, being $100 USD.

“Premier Registered Intellectual Property” means all Registered Intellectual Property owned by Premier or and Premier Subsidiary.

“Premier Shareholders” means the holders of the Premier Shares.

“Premier Shareholders’ Resolution” means resolutions adopted by the Premier Shareholders (i) approving and authorizing an amendment to Premier’s articles of incorporation to create the Premier Merger Shares to be issued in connection with the Merger, and (ii) approving the issuance of the Premier Shares under the Merger, upon the exchange of the Exchangeable Shares, on the conversion of the Amended and Restated Pentwater Note, and pursuant to the Success Payment Agreement.

“Premier Shares” means the shares of common stock, having a par value of $0.0001 each, in the capital of Premier.

“Premier Special Meeting” means the special meeting of the Premier Shareholders where the Premier Shareholders approval will be sought for the Premier Shareholders’ Resolution.

“Premier Subsidiary” means each of RMSTI, R.M.S. Titanic (UK) Ltd. (United Kingdom), Exhibitions International, LLC (Nevada), Premier Merchandising, LLC (Delaware), Premier Exhibitions International, LLC (Delaware), Premier Exhibition Management LLC (Florida), Premier Exhibitions NYC, Inc. (Nevada), Arts and Exhibitions International, LLC (Florida), Premier (United Kingdom) Ltd. (United Kingdom), PRXI International Holdings C.V. (Netherlands), and Exchangeco.

“Principal Shareholders” means Sellers Capital Master Fund, Ltd., Mark Sellers, each Person that holds 5% or more of the Premier Shares, and each of the directors and senior officers of Premier who holds, directly or indirectly, Premier Shares in Premier.

“Principal Shareholder Voting Agreements” means the agreements between DK and each of the Principal Shareholders (excluding only those Principal Shareholders other than Sellers Capital Master Fund and Mark Sellers, for which no agreements were available after reasonable efforts by Premier to obtain them), each dated as of the date hereof, substantially in the form and content of Exhibit C hereto, with such changes thereto as the Parties thereto, acting reasonably, may approve whereby the Principal Shareholders agree to vote their Premier Shares in favor of the Premier Shareholders’ Resolution.

“Proxy Statement” means the proxy solicitation statement and notice and proxy of Premier in respect of the Premier Special Meeting including all schedules, appendices and exhibits thereto to be sent to the Premier Shareholders in connection with the Premier Special Meeting and all amendments and supplements thereto.

“PUC” means paid-up capital for the purposes of the ITA.

“Qualified Employee Benefit Plan” has the meaning ascribed thereto in Section 3.2.25(j)(ii).

“Redemption Call Right” has the meaning ascribed thereto in Section 2.10.

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 2.10.

“Redemption Call Notice” has the meaning ascribed thereto in Section 2.10.

“Registered Intellectual Property” means all Canadian, United States and other foreign:

(a)	registered trade-marks and servicemarks;

(b)	registered copyrights;

(c)	registered industrial designs and design rights;

(d)	conditionally issued, issued, registered or granted patent; and

(e)	domain names.

“Registration Rights Agreement” has the meaning ascribed thereto in Section 2.5.2.

“Registration Rights Shareholders’ Agent” means Bao or such other Person as the parties thereto may approve, in his capacity as shareholders’ agent under the Registration Rights Agreement and includes any successor shareholders’ agent appointed under the Registration Rights Agreement.

“Representatives” means the respective directors, officers, employees, advisors of the Parties.

“Retention Agreement” means an agreement with each of the Key Employees of Premier or any of its Subsidiaries as identified by DK in writing to Premier and which shall be substantially in the form attached as Exhibit F.

“Retraction Call Right” has the meaning ascribed thereto in Section 2.9.

“Retraction Call Purchase Price” has the meaning ascribed thereto in Section 2.9.

“Retraction Call Notice” has the meaning ascribed thereto in Section 2.9.

“RMSTI” means RMS Titanic, Inc., a Florida corporation with corporate document number M28105 a wholly owned Subsidiary of Premier and the holder of the Titanic Assets.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement, certification or other document filed or furnished with the SEC by such Person (including all exhibits, schedules, amendments, and supplements thereto and all information incorporated by reference) pursuant to Section 13(a) or 15(d) of the Exchange Act and all final and effective registration statements and prospectuses filed by such Person with the SEC pursuant to the Securities Act.

“Second Loan” means a loan provided by the DK Investor Group members to Premier in the amount not to exceed $5.5 million pursuant to the terms of the Amended and Restated Pentwater Note as described in Appendix 5.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share Provisions” means the special rights and restrictions to be attached to the Exchangeable Shares, which shall be substantially in the form and content of Appendix 6, with such changes thereto as the Parties, acting reasonably, may approve.

“Software” means all computer software including, without limitation, application software, systems software, software design tools, interfaces, object libraries, and microcode in object code or source code forms and firmware, embedded in or used to develop products, and any related documentation including, without limitation, technical documentation, system designs and specifications, flow charts, record and file layouts, memoranda, correspondence and other such documentation containing or relating to the design, structure or coding or testing of, or algorithms or routines used in, or errors discovered in or corrected in such software, user guides and manuals related thereto and any other documentations or material (in whatever form, whether human or machine readable, and in whatever media) relating to such software.

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture, trust or other entity over which it exercises direction or control or which is in a like relation to a subsidiary.

“Success Payment Agreement” means the agreement among Premier and the DK Securityholders substantially in the form attached as Exhibit G.

“Superior Proposal” means any unsolicited bona fide Acquisition Proposal (with the percentage set out in the definition of such term changed from 20% to 50%) received by Premier or a Premier Subsidiary from a third party in writing after the date hereof and that is not subject to any financing condition, other than a committed financing, and that in the good faith determination of the board of directors of Premier, after consultation with financial advisors and outside legal counsel:

(a)	is reasonably capable of being completed in accordance with its terms without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal; and

(b)	would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable, from a financial point of view, to the Premier Shareholders than the transaction contemplated by this Agreement.

“Support Agreement” means an agreement to be made among Premier and Exchangeco, in the draft form attached hereto as Exhibit B, together with such changes thereto as the Parties, acting reasonably, may approve.

“Tax” and “Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan contributions or premiums and any other governmental pension plan contributions or premiums, excise taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with all interest, penalties, fines or additional amounts imposed by any taxing Governmental Entity on such entity, and all interest, penalties, fines, additional taxes and additions to tax imposed with respect to the foregoing.

“Tax Returns” means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes.

“Third Party Expenses” means all legal, accounting, financial advisory, investment banking, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

“Third Party Software” means any software (including Software) that is not owned by the Party but is licenced to the Party by another Person.

“Titanic Assets” means (i) the Titanic Collections, as defined in the Titanic Covenants and Conditions, (ii) the related support documentation, (iii) all Intellectual Property owned by RMSTI, and (iv) the Titanic Reserve Account.

“Titanic Collections” means the total assemblage of the French TITANIC Artifact Collection and the Subject TITANIC Artifact Collection as described in the 2011 Opinion.

“Titanic Covenants and Conditions” means the Revised Covenants and Conditions for the Future Disposition of Objects recovered from the RMS Titanic by RMS Titanic, Inc. pursuant to an in specie salvage award granted by the United States District Court for the Eastern District of Virginia, dated as of August 15, 2011.

“Titanic Documents” means (i) the 2010 Opinion; (ii) the 2011 Opinion; (iii) the Titanic Covenants and Conditions; and (iv) the Process Verbal, issued on October 12, 1993 by the Maritime Affairs Administrator for the Ministry of Equipment Transportation and Tourism, French Republic to the Titanic Ventures Limited Partnership, together with the letter of intent of Titanic Ventures Limited Partnership dated September 22, 1993.

“Titanic Reserve Account” means that certain trust reserve account establish by RMSTI pursuant to Article V, Section D of the Titanic Covenants and Conditions.

“Transaction Securities” has the meaning ascribed thereto in Section 3.2.10(a).

“Tribunal” means:

(a)	any court (including a court of equity);

(b)	any federal, provincial, state, county, municipal or other government or governmental department, ministry, commission, board, bureau, agency or instrumentality or an agency or instrumentality of such governmental department, ministry, commission, board or bureau;

(c)	any securities commission, stock exchange or other regulatory or self-regulatory body;

(d)	any board of trade, chamber of commerce or other business or professional organization or association;

(e)	any arbitrator or arbitration tribunal; and

(f)	any other tribunal.

“VWAP” means volume weighted average trading price.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Agreement to a “Section” followed by a number and/or a letter refer to the specified section of this Agreement, and all references in this Agreement to an Appendix or Exhibit followed by a letter refer to the specified Appendix or Exhibit to this Agreement. Unless otherwise indicated, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Agreement (including the Appendices and Exhibits hereto), as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.3	Currency

Unless otherwise indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States of America.

1.4	Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5	Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Entire Agreement

This Agreement and the agreements and other documents referred to herein constitute the entire agreement between the Parties with respect to the Merger, the DK Investor Group Financing, the Success Payment Agreement and other transactions contemplated hereby and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect thereto, other than the Confidentiality Agreement.

1.7	Accounting Matters

1.7.1      Unless otherwise indicated, all accounting terms used in this Agreement in respect of DK or any DKSub shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature in respect of DK required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles and past practice.

1.7.2      Unless otherwise indicated, all accounting terms used in this Agreement in respect of Premier shall have the meanings attributable thereto under United States generally accepted accounting principles and all determinations of an accounting nature in respect of Premier required to be made shall be made in a manner consistent with United States generally accepted accounting principles and past practice.

1.8	Construction

In this Agreement, unless otherwise indicated:

(a)	the words “include”, “including” or “in particular”, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(b)	a reference to a statute means that statute, as amended and in effect as of the date of this Agreement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof;

(c)	a reference to an “approval”, “authorization”, “consent”, “designation”, “notice” or “agreement” means an approval, authorization, consent, designation, notice or agreement, as the case may be, in writing, signed by an authorized Representative of the Party or parties thereto;

(d)	the phrase “ordinary course of business”, or any variation thereof, of any Person refers to the business of such Person, carried on in the regular and ordinary course including commercially reasonable and businesslike actions that are in the regular and ordinary course of business for such Person consistent with the past practices of such Person;

(e)	where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning; and

(f)	time is of the essence.

1.9	Knowledge

In this Agreement, the phrase “to the knowledge of” any Person, “to the best knowledge of” any Person, “known to” any Person, “of which it is aware” or any similar phrase means, unless otherwise indicated, (i) with respect to any Person who is an individual, the actual knowledge of such Person after reasonable enquiry; (ii) with respect to DK, in their capacity as officers or directors of DK and not in their personal capacity, the actual knowledge of Bao and Fiona He after reasonable enquiry; and (iii) with respect to Premier and Exchangeco, in their capacity as directors or officers of Premier and Exchangeco and not in their personal capacity, the actual knowledge of Sam Weiser, Michael Little, Larkin Fowler and John Norman after reasonable enquiry.

1.10	Appendices and Exhibits

The following Appendices and Exhibits are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form an integral part hereof:

Appendix 1	-	Intentionally Left Blank

Appendix 2	-	Applicable Regulatory Approvals

Appendix 3	-	Intentionally Left Blank

Appendix 4	-	Premier Business Plan

Appendix 5	-	DK Investor Group Financing Term Sheet

Appendix 6	-	Share Provisions

Appendix 7	-	Merger Shares Rights and Restrictions

Exhibit A	-	Intentionally Left Blank

Exhibit B	-	Support Agreement

Exhibit C	-	Principal Shareholder Voting Agreement

Exhibit D	-	Corporate Governance Agreement

Exhibit E	-	Registration Rights Agreement

Exhibit F	-	Retention Agreement

Exhibit G	-	Success Payment Agreement

The Parties hereto agree that each of Appendix 6, Exhibit B, Exhibit F, and Exhibit G, may be amended from the form attached hereto at any time before the Effective Time with consent of the Parties.

2.0	THE MERGER

2.1	Implementation Steps by DK

DK covenants in favour of Premier and Exchangeco that DK shall, subject to the satisfaction or waiver of the conditions set out in Section 5.0 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all such actions as may be necessary to effect the Merger in accordance with this Agreement.

2.2	Implementation Steps by the DK Securityholders

Each of the DK Securityholders covenants in favour of Premier and Exchangeco that, at the Effective Time and provided this Agreement has not been terminated, they will execute and deliver to Premier a notice setting out their election to transfer a specified number of their DK Shares (each, an “Elected Share”) to Exchangeco (or as directed by Exchangeco) in exchange for Exchangeable Shares with the balance of their DK Shares being transferred to Exchangeco in exchange for Premier Shares and they will deliver to Exchangeco the original certificates representing all of the DK Shares duly endorsed for transfer to Exchangeco (or as directed by Exchangeco) and each of them will deliver to Premier, in cash or cheque, the Premier Merger Share Subscription Price.

2.3	Implementation Steps by Premier and Exchangeco

(a)	Premier covenants in favour of DK that, it shall without delay and using all reasonably commercial efforts convene and hold the Premier Special Meeting as promptly as practicable after execution of this Agreement, but in any event not later than August 20, 2015 for the purpose of seeking approval by the Premier Shareholders of the Premier Shareholders’ Resolution;

(b)	Subject to the satisfaction or waiver of the conditions set out in Section 5.0 in favour of Premier and provided that this Agreement has not been terminated, and subject to Section 2.4, Premier covenants in favour of DK and the DK Securityholders that:

(i)	at the Effective Time, to the extent not already implemented, Premier shall ensure its articles and by-laws are amended to, if necessary, provide for the creation, allotment or issuance of the Premier Merger Shares;

(ii)	at the Effective Time, in exchange for the Elected Shares, Premier will cause Exchangeco to issue and deliver to each DK Securityholder that number of Exchangeable Shares equal to the Exchangeco Exchange Ratio in respect of the DK Common Shares or the DK Preferred Shares, as the case may be, multiplied by the relevant number of Elected Shares transferred to Exchangeco by such DK Securityholder, and will cause such issuance to be reflected in the central securities register of each of DK and Exchangeco;

(iii)	at the Effective Time, in exchange for all DK Shares which are not Elected Shares, Premier will issue and cause Exchangeco to deliver each DK Securityholder that number of Premier Shares equal to the Premier Exchange Ratio in respect of the DK Common Shares or the DK Preferred Shares, as the case may be, multiplied by the relevant number of DK Shares other than Elected Shares transferred to Exchangeco by such DK Securityholder, and such transfer and issuance will be reflected in the central securities register (or such similar register as may be maintained by Premier) of DK and Premier;

(iv)	at the Effective Time, Premier will subscribe for common shares in the authorized share structure of Exchangeco at an aggregate subscription price equal to the value of the Premier Shares described in Section 2.3(b)(iii), which subscription price will be paid in full by Premier issuing and delivering such Premier Shares to Exchangeco, and Premier will cause Exchangeco to issue such common shares of Exchangeco to Premier at the Effective Time in full payment and consideration therefor;

(v)	at the Effective Time, Premier will execute and deliver the Ancillary Agreements to which it is a party;

(vi)	at the Effective Time, Premier will cause Exchangeco to execute and deliver the Support Agreement;

(vii)	at the Effective Time, Premier will issue one Premier Merger Share to each of the DK Securityholders (with each such share issued in a separate class from the other) in consideration of the receipt by Premier from each of the DK Securityholders of full payment of the Premier Merger Share Subscription Price; and

(viii)	on or after the Effective Time, Premier will deliver such securities, funds or other property as it may be required to deliver to Exchangeco from time to time pursuant to the Support Agreement (as the case may be).

2.4	Proxy Statement and Premier Special Meeting

2.4.1     As soon as reasonably practicable, Premier will immediately upon execution of this Agreement prepare the Proxy Statement, together with any and all other documents required by the Securities Act or other applicable Laws in connection with the Merger. Premier shall diligently pursue clearance of the Proxy Statement with the SEC and obtain any other Applicable Regulatory Approvals to the mailing of the Proxy Statement to the Premier Shareholders. Premier shall provide to DK copies of all correspondence with and from the SEC or any other Person from which approval or consent is required in connection with the holding of the Premier Special Meeting and the use of the Proxy Statement in connection with the holding of the Premier Special Meeting and shall provide to DK draft responses to correspondence received by Premier in connection with the review of the Proxy Statement by the SEC or in connection with any other Applicable Regulatory Approvals. Premier shall consider any comments provided by DK in connection to such draft response. As promptly as practicable after the completion of the Proxy Statement, Premier shall cause the Proxy Statement and all other documentation required in connection with the Premier Special Meeting to be sent to each Premier Shareholder and to be filed as required by applicable Laws.

2.4.2    DK shall provide to Premier all information in its possession or under its control regarding DK, its Subsidiaries and DK Business as required by applicable Laws for inclusion in the Proxy Statement or in any amendments or supplements to such Proxy Statement. DK shall use commercially reasonable efforts to obtain any necessary consent from any of its auditors and any other advisors to the use of any financial or other expert information in its possession or under its control required to be included in the Proxy Statement. DK shall use commercially reasonable efforts to verify, where possible, that such information shall be complete and correct in all material respects and comply in all material respects with applicable Laws and that it does not include any misrepresentation, and that such information constitutes full, true and plain disclosure concerning DK and its assets. DK and its legal counsel shall be given a reasonable opportunity to review, comment on, and approve, the Proxy Statement, and each and every other document to be filed with the SEC in connection with the Premier Special Meeting and the proposed Merger. Premier and its counsel shall give reasonable consideration to any comments made by DK and its legal counsel; provided, however, that all information relating solely to Premier, included in the Proxy Statement shall be in form and content satisfactory to Premier, acting reasonably. Premier shall prepare the Proxy Statement, together with any and all other documents required by the Securities Act or other applicable Laws in connection with the Merger. Premier shall file its preliminary Proxy Statement as soon as reasonably practical after the date hereof and shall use its reasonable best efforts to file the definitive Proxy Statements as soon as reasonably practical after the date hereof.

2.4.3    Premier shall diligently pursue (i) clearance of the Proxy Statement with the SEC and (ii) obtaining any other Applicable Regulatory Approvals to the mailing of the Proxy Statement to the Premier Shareholders. Premier shall provide copies of all correspondence with and from the SEC or any other Person from which approval or consent is required in connection with the holding of the Premier Special Meeting and the use of the Proxy Statement in connection with the holding of the Premier Special Meeting to DK and shall provide to DK draft responses to correspondence received by Premier in connection with the review of the Proxy Statement by the SEC or in connection with any other Applicable Regulatory Approvals. Premier shall give reasonable consideration to any comments provided by DK or its counsel in connection to such draft response.

2.4.4    As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, Premier shall (i) take all action necessary to duly call, give notice of, establish a record date for, convene and hold the Premier Special Meeting and take all commercially reasonable action to solicit proxies approving the adoption of this Agreement and to otherwise obtain the approval of the Premier Shareholders’ Resolution by the Premier Shareholders. Premier shall, upon the reasonable request of DK, advise DK at least on a daily basis on each of the last seven Business Days prior to the date of the Premier Special Meeting as to the aggregate tally of proxies received by Premier with respect to the approval of the Premier Shareholders’ Resolution. Premier shall not adjourn, postpone or delay the Premier Special Meeting without the prior written consent of DK, other than to the extent required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed Premier is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Premier Shareholders prior to the Premier Special Meeting. Notwithstanding the foregoing, after the Premier Special Meeting has been convened, Premier shall, upon the request of DK, and Premier may, if DK does not make such request, adjourn the Premier Special Meeting on one or more occasions to the extent necessary (i) to solicit additional proxies in favor of adoption of Premier Shareholders’ Resolution, for such time period as determined by DK (or, if DK does not make such request, as determined by Premier); provided, however, that in the case of clause (i) (A) such adjournment shall not exceed 15 calendar days for each such adjournment; (B) the Premier Special Meeting shall not be adjourned by more than 45 calendar days in the aggregate from the originally scheduled date of the Premier Special Meeting; and (C) no such adjournment shall be permitted if Premier shall have received by the Premier Special Meeting an aggregate number of proxies voting for the adoption of the Premier Shareholders’ Resolution, which have not been withdrawn, such that the Premier Shareholders’ Resolution would be approved if a vote were taken at the Premier Special Meeting. Once Premier has established the record date for the Premier Special Meeting, Premier shall not change such record date or establish a different record date without the prior written consent of DK, unless required to do so by Law (determined after consultation with outside counsel), including as a result of any adjournment or postponement of the Premier Special Meeting permitted by this Section.

2.4.5    Premier shall cause the definitive Proxy Statement to be mailed promptly, as soon as reasonably practical, after the date the SEC staff advises that it has no further comments thereon, or if the SEC staff does not comment on the preliminary Proxy Statement within the expired time for comments to be deliver, as soon as reasonably practical after the comment expiry period.

2.5	Securities Compliance

2.5.1    If BC Instrument 72-502 of the British Columbia Securities Commission is no longer existing in its current form, Premier shall use all reasonable commercial efforts to obtain all orders required from the securities regulatory authorities of the Province of British Columbia, on terms and conditions acceptable to DK and Premier, to permit the first resale through the facilities of a stock exchange or market in the United States or through the NCM (provided that such first resale is made in accordance with the rules of the stock exchange or market upon which the trade is made or the rules of the NCM in accordance with all Laws applicable to that stock exchange or market or applicable to the NCM) of the Premier Shares to be issued upon the Merger and on the exchange of Exchangeable Shares in connection with the retraction rights attached to the Exchangeable Shares, the redemption of such Exchangeable Shares by Exchangeco, the exercise by Premier of its Redemption Call Right, Retraction Call Right or Liquidation Call Right or the automatic exchange rights contemplated in Section 2.11 from time to time, and conversion of the Amended and Restated Pentwater Note and under the Success Payment Agreement, in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any order, ruling or consent from, any Canadian Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Canadian Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfilment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a “control person” for the purposes of Canadian federal, provincial or territorial securities Laws).

2.5.2 On the Effective Date, Premier, DK Securityholders and the Registration Rights Shareholders’ Agent will enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached as Exhibit E hereto.

2.6	Preparation of Filings

2.6.1 Premier, DK, Bao and Brenner shall cooperate in:

(a)	the preparation of such applications for such required registration statements and such other documents reasonably deemed by Premier or DK to be necessary to discharge, in the manner contemplated by Section 2.5, their respective obligations under United States and Canadian federal, provincial, territorial or state securities Laws in connection with the Merger and the other transactions contemplated hereby;

(b)	the taking of all such action as may be required under any applicable United States and Canadian federal, provincial, territorial or state securities Laws (including “blue sky laws”), in connection with the issuance of the Exchangeable Shares under the Merger and exchange of the Premier Shares in connection with the retraction and redemption rights attached to the Exchangeable Shares, to the extent the same is contemplated by Section 2.5; provided, however, that with respect to the United States “blue sky” and Canadian provincial qualifications neither Premier nor DK shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except (i) as set out in Section 2.5.22.4.2; and (ii) as to matters and transactions arising solely from the offer and sale of the Premier Shares; and

(c)	the taking of all such action as may be required under applicable Law in connection with the transactions contemplated by this Agreement.

2.6.2    Each of Premier and DK shall, on a timely basis, furnish to the other all such information concerning it and its shareholders (and, in the case of DK, Premier and Exchangeco) as may be required (and, in the case of its shareholders) available to it to complete the Proxy Statement and effect the actions described in Section 2.5 and the foregoing provisions of this Section 2.6, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Merger and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used.

2.6.3    Each of Premier and DK shall promptly notify the other if at any time before or after the Effective Time it becomes aware that the Proxy Statement or an application for a registration statement described in the Registration Rights Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Proxy Statement or such application or registration statement. In any such event, Premier and DK shall cooperate in the preparation of a supplement or amendment to the Proxy Statement or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to the Premier Shareholders and/or filed with the relevant securities regulatory authorities.

2.6.4    Each of DK (solely with respect to disclosure provided by and for inclusion in the Proxy Statement) and Premier shall ensure that the Proxy Statement complies with all applicable Laws and Premier shall ensure that the issuance of the Exchangeable Shares and the Premier Shares comply with the requirements of the exemption provided under Rule 506 of Regulation D promulgated under the Securities Act. The Proxy Statement shall include all disclosure or legends as legal counsel to Premier advises are required to ensure that the sale and issuance of Premier Shares issuable upon exchange of the Exchangeable Shares is exempt from the registration requirements of the Securities Act. Without limiting the generality of the foregoing, each of DK and Premier shall ensure that the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than, in the case of DK, with respect to any information relating to and provided by Premier or Exchangeco and, in the case of Premier, with respect to information relating to and provided by DK) and Premier shall ensure that the Proxy Statement provides Premier Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Premier Special Meeting.

2.6.5    Premier shall ensure that the Form S-3 or Form S-4 filed with the SEC pursuant to this Agreement or the Registration Rights Agreement complies with all applicable Laws and, without limiting the generality of the foregoing, that such documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by DK, DK Securityholders or any third party that is not an affiliate of Premier for inclusion therein), and DK shall provide to Premier, for inclusion in the Form S-3 or Form S-4, all information regarding DK and the DK Securityholders which is necessary for the completion and filing thereof.

2.7	NCM Listing

As promptly as practicable after the execution of this Agreement, Premier shall apply to obtain a conditional listing on the NCM for the Premier Shares to be delivered under the Merger, on the exchange of Exchangeable Shares as a result of the retraction rights attached to the Exchangeable Shares, the redemption of such Exchangeable Shares by Exchangeco or the exercise by Premier of its Redemption Call Right, Retraction Call Right or Liquidation Call Right or the automatic exchange rights contemplated in Section 2.11, from time to time, and conversion of the Amended and Restated Pentwater Note and under the Success Payment Agreement.

2.8	Certain Rights of Premier to Acquire Exchangeable Shares

Premier shall be entitled, and each DK Securityholder who receives Exchangeable Shares pursuant to this Agreement shall be subject, to the Liquidation Call Right, Retraction Call Right and the Redemption Call Right.

Capitalized terms used in Sections 2.8, 2.9, 2.10, and 2.11 and not otherwise defined in this Agreement shall have the meaning ascribed thereto in the Share Provisions.

2.8.1    Premier Liquidation Call Right

(a)	Premier shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Exchangeco pursuant to Article 28.4 of the Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than Premier and its Subsidiaries) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Premier of an amount per share (the “Liquidation Call Purchase Price”) equal to the sum of (a) the Current Market Price of a Premier Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by causing to be delivered to such holder one Premier Share, plus (b) the Dividend Amount, if any. In the event of the exercise of the Liquidation Call Right by Premier, each holder of Exchangeable Shares (other than Premier and its Subsidiaries) shall be obligated to sell all the Exchangeable Shares held by such holder to Premier on the Liquidation Date on payment by Premier to the holder of the Liquidation Call Purchase Price for each such share.

(b)	In order to exercise its Liquidation Call Right, Premier must notify Exchangeco by written notice (a “Liquidation Call Notice”) within five Business Days of notification to Premier by Exchangeco of the Liquidation Date. Upon the proposed liquidation, dissolution or winding-up of Exchangeco pursuant to Article 28.4 of the Share Provisions, Exchangeco shall immediately notify Premier thereof. If Premier so notifies Exchangeco within such five Business Day period, Exchangeco shall notify the holders of Exchangeable Shares as soon as possible thereafter as to the exercise of the Liquidation Call Right. If Premier delivers a Liquidation Call Notice within such five Business Day period, Premier shall purchase from such holders, and such holders shall sell to Premier on the Liquidation Date the Exchangeable Shares for the Liquidation Call Purchase Price.

(c)	For the purposes of completing a purchase of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, Premier shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the total number of Premier Shares deliverable by Premier (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any Encumbrance) in payment of the total Liquidation Call Purchase Price and a cheque in the amount of the remaining portion, if any, of the total Liquidation Call Purchase Price and any interest allowed on such deposit shall belong to Premier. Provided that the total Liquidation Call Purchase Price has been so deposited with the Transfer Agent, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by Premier, upon presentation and surrender by the holder of Exchangeable Shares of certificates representing the Exchangeable Shares held by such holder in accordance with the following provisions and such holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Premier Shares delivered to such holder. Upon surrender to the Transfer Agent of a certificate representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Transfer Agent and Exchangeco may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Premier shall deliver to such holder, a certificate representing the Premier Shares to which such holder is entitled and a cheque in payment of the remaining portion, if any, of the holder's proportionate part of the total Liquidation Call Purchase Price, and such delivery of such certificate and cheque on behalf of Premier by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Liquidation Call Purchase Price to the extent that the same is represented by such share certificate and cheque, unless such cheque is not paid on due presentation. If Premier does not exercise its Liquidation Call Right in the manner described above, on the Liquidation Date the holders of Exchangeable Shares shall be entitled to receive in exchange therefor the liquidation price otherwise payable by Exchangeco in connection with the liquidation, dissolution or winding up of Exchangeco pursuant to Article 28.4 of the Share Provisions.

2.9	Premier Retraction Call Right

2.9.1     In the event that a holder of Exchangeable Shares (other than Premier or its Subsidiaries) delivers a Retraction Request pursuant to Article 28.5 of the Share Provisions and subject to the limitations set forth in Article 28.5 of the Share Provisions, Premier shall have the overriding right (a “Retraction Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by Exchangeco pursuant to Article 28.5 of the Share Provisions, to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by Premier of an amount per share equal to the Retraction Call Purchase Price (as defined below). In the event of the exercise of a Retraction Call Right, a holder of Exchangeable Shares (other than Premier or its Subsidiaries) who has delivered a Retraction Request shall be obligated to sell all the Retracted Shares to Premier on the Retraction Date on payment by Premier of an amount per share equal to (a) the Current Market Price of a Premier Share on the last Business Day prior to the Retraction Date, which shall be satisfied in full by Premier causing to be delivered to such holder one Premier Share for each Exchangeable Share presented and surrendered by the holder, plus (b) the Dividend Amount, if any (collectively, the “Retraction Call Purchase Price”).

2.9.2     Upon receipt by Exchangeco of a Retraction Request, Exchangeco shall immediately notify Premier thereof. In order to exercise its Retraction Call Right, Premier must notify Exchangeco (a “Call Notice”) within five Business Days of notification to Premier by Exchangeco of the receipt by Exchangeco of the Retraction Request. If Premier so notifies Exchangeco within such five Business Day period, Exchangeco shall notify the holder as soon as possible thereafter as to the exercise of a Retraction Call Right. If Premier delivers a Call Notice within such five Business Day period, the obligation of Exchangeco to redeem the Retracted Shares shall terminate and, provided that the Retraction Requested is not revoked by the holder in the manner specified in Article 28.5 of the Share Provisions, Premier shall purchase from such holder, and such holder shall sell to Premier on the Retraction Date the Retracted Shares for the Retraction Call Purchase Price. For the purposes of completing a purchase pursuant to a Retraction Call Right, Premier shall deposit with the Transfer Agent, on or before the Retraction Date, certificates representing the number of Premier Shares to which such holder is entitled and a cheque in the amount of the remaining portion, if any, of the aggregate Retraction Call Purchase Price to which such holder is entitled. Provided that the aggregate Retraction Call Purchase Price has been so deposited with the Transfer Agent, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by Exchangeco of such Retracted Shares shall take place on the Retraction Date. In the event that Premier does not deliver a Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Article 28.5 of the Share Provisions, Exchangeco shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in Article 28.5 of the Share Provisions.

2.9.3     For the purpose of completing a purchase of Exchangeable Shares pursuant to the exercise of a Retraction Call Right, Premier shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of Exchangeco for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick up by the holder at the registered office of Exchangeco or at any office of the Transfer Agent as may be specified by Exchangeco by notice to the holders of Exchangeable Shares, a certificate representing the number of Premier Shares to which such holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) registered in the name of the holder or in such other name as the holder may request in payment of the Retraction Call Purchase Price and a cheque of Premier payable in Canadian dollars at any branch of the bankers of Exchangeco in Canada in payment of the remaining portion, if any, of such aggregate Retraction Call Purchase Price and such delivery of such certificate and cheque on behalf of Premier by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Call Purchase Price to the extent that the same is represented by such share certificate and cheque, unless such cheque is not paid on due presentation.

2.9.4     On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total Retraction Call Purchase Price unless such presentation and surrender of certificates in accordance with the foregoing provisions has been made, payment of the aggregate Retraction Call Purchase Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Purchase Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Call Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by Premier shall thereafter be considered and deemed for all purposes to be a holder of the Premier Shares delivered to such holder.

2.10	Premier Redemption Call Right

2.10.1    Premier shall have the overriding right (a “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by Exchangeco pursuant to Article 28.6 of the Share Provisions, to purchase from the holders of Exchangeable Shares (other than Premier and its Subsidiaries) on the last Business Day prior to the Redemption Date in respect of which the Redemption Call Right is exercised all but not less than all of the Exchangeable Shares that Exchangeco proposes to redeem pursuant to Article 28.6 of the Share Provisions, on payment by Premier of an amount per share equal to (a) the Current Market Price of a Premier Share on the last Business Day prior to such Redemption Date, which shall be satisfied in full by causing to be delivered to such holder one Premier Share plus (b) the Dividend Amount, if any (collectively, the “Redemption Call Purchase Price”). In the event of the exercise of a Redemption Call Right, each holder of Exchangeable Shares (other than Premier and its Subsidiaries) shall be obligated to sell all the Exchangeable Shares held by such holder to Premier on the last Business Day prior to such Redemption Date on payment by Premier to such holder of the Redemption Call Purchase Price for each such share.

2.10.2    In order to exercise its Redemption Call Right, Premier must notify Exchangeco by written notice (a “Redemption Call Notice”) within five Business Days of notification to Premier by Exchangeco of the Redemption Date. If Premier so notifies Exchangeco within such five Business Day period, Exchangeco shall notify the holders of Exchangeable Shares as soon as possible thereafter as to the exercise of a Redemption Call Right. If Premier delivers a Redemption Call Notice within such five Business Day period, on the Redemption Date Premier shall purchase from such holders, and such holders shall sell to Premier on the Redemption Date the Exchangeable Shares, for the Redemption Call Purchase Price.

2.10.3   For the purposes of completing a purchase of the Exchangeable Shares pursuant to the exercise of a Redemption Call Right, Premier shall deposit with Exchangeco, on or before the last Business Day prior to the Redemption Date, certificates representing the total number of Premier Shares deliverable by Premier (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) in payment of the total Redemption Call Purchase Price and a cheque in the amount of the remaining portion, if any, of the total Redemption Call Purchase Price and any interest allowed on such deposit shall belong to Premier. Provided that the total Redemption Call Purchase Price has been so deposited with Exchangeco, on and after the last Business Day prior to such Redemption Date the rights of each holder of Exchangeable Shares (other than Premier and its Subsidiaries) will be limited to receiving such holder’s proportionate part of the total Redemption Call Purchase Price payable by Premier upon presentation and surrender by such holder of certificates representing the Exchangeable Shares held by such holder in accordance with the following provisions and such holder shall on and after the last Business Day prior to such Redemption Date be considered and deemed for all purposes to be the holder of the Premier Shares delivered to such holder. Upon surrender to Exchangeco of a certificate representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as Exchangeco may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Premier shall deliver to such holder, a certificate representing the Premier Shares to which such holder is entitled and a cheque in payment of the remaining portion, if any, of the holder’s proportionate part of the total Redemption Call Purchase Price, and such delivery of such certificate and cheque on behalf of Premier by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Redemption Call Purchase Price to the extent that the same is represented by such share certificate and cheque, unless such cheque is not paid on due presentation. If Premier does not exercise the Redemption Call Right in the manner described above, on the Redemption Date a holder of Exchangeable Shares shall be entitled to receive in exchange therefor the redemption price otherwise payable by Exchangeco in connection with the redemption of the Exchangeable Shares pursuant to Article 28.6 of the Share Rights.

2.11	Automatic Exchange Right

So long as, and at all times that, Exchangeable Shares remain issued and outstanding and held other than by Premier and its Subsidiaries, Premier will give the holders of Exchangeable Shares (other than Premier and its Subsidiaries) notice of each of the following events at the time set forth below:

(a)	in the event of any determination by the board of directors of Premier to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Premier or to effect any other distribution of assets of Premier among its shareholders for the purpose of winding up its affairs (each a “Liquidation Event”), as soon as practicable and in any event at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(b)	as soon as practicable following the earlier of (A) receipt by Premier of notice of, and (B) Premier otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Premier or to effect any other distribution of assets of Premier among its shareholders for the purpose of winding up its affairs.

In order that the holders of Exchangeable Shares (other than Premier and its Subsidiaries) will be able to participate on a pro rata basis with the holders of Premier Shares in the distribution of assets of Premier in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event all of the then outstanding Exchangeable Shares held by such holders shall be automatically exchanged for Premier Shares. To effect such automatic exchange, Premier shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each such Exchangeable Share then outstanding and each such holder shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price of a Premier Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by Premier issuing to such holder one Premier Share, and (b) to the extent not paid by Exchangeco, an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange.

On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the foregoing automatic exchange of Exchangeable Shares for Premier Shares shall be deemed to have occurred, and each holder of Exchangeable Shares (other than Premier and its Subsidiaries) shall be deemed to have transferred to Premier all of such holder’s right, title and interest in and to such holder’s Exchangeable Shares and any right of each such holder to receive declared and unpaid dividends from Exchangeco and each such holder shall cease to be a holder of such Exchangeable Shares and Premier shall issue to each such holder the Premier Shares issuable upon the automatic exchange of Exchangeable Shares for Premier Shares, which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of all liens, charges and encumbrances created or imposed by Premier, and on the applicable payment date shall deliver to such holders a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to Section 2.12. Concurrently with such holder ceasing to be a holder of Exchangeable Shares, such holder shall be considered and deemed for all purposes to be the holder of the Premier Shares issued pursuant to the automatic exchange of Exchangeable Shares for Premier Shares and the certificates held by such holder previously representing the Exchangeable Shares exchanged by such holder with Premier pursuant to such automatic exchange shall thereafter be deemed to represent Premier Shares issued to such holder by Premier pursuant to such automatic exchange.

2.12	Tax Witholdings

Premier, Exchangeco, and the Transfer Agent shall be entitled to deduct and withhold from any consideration deliverable or otherwise payable to any person pursuant to this Agreement such amounts as are required to be deducted or withheld (and remitted to a Governmental Entity) with respect to such payment under the ITA or any provision of any other applicable Law, provided however that if such deduction or withholding obligation may be reduced or eliminated by any applicable taxation treaty, convention or applicable law, Premier, Exchangeco or the Transfer Agent (as the case may be), together with any relevant holder of Exchangeable Shares shall take reasonable and permitted steps to obtain such reduction or elimination of that obligation. To the extent that such consideration is so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such person as the remainder of the payment in respect of which such deduction and withholding were made. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a person exceeds the cash portion of the consideration otherwise payable to such person, Premier, Exchangeco, and the Transfer Agent are hereby authorized to sell or otherwise dispose, on behalf of such person thereof, of such portion of the consideration as is necessary to provide sufficient funds to Premier, Exchangeco or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement, and Premier, Exchangeco or the Transfer Agent shall notify such person thereof and remit any unapplied balance of the net proceeds of such sale.

2.13	Transfers Free and Clear

All transfers of securities pursuant to this Agreement shall be free and clear of all Encumbrances.

2.14	No Fractional Shares

No fractional shares (or certificates representing same) shall be issued pursuant to this Agreement and all fractional shares otherwise issuable shall be rounded down to the nearest number of whole shares and no compensation shall be payable in respect of such fractional shares.

3.0	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of DK

DK represents and warrants as of the date hereof to and in favour of Premier and Exchangeco as follows and acknowledges that each of Premier and Exchangeco is relying on such representations and warranties in connection with the matters contemplated by this Agreement and the Merger and transactions contemplated herein:

3.1.1       Incorporation and Organization of DK

DK is a company duly incorporated under the Business Corporations Act (British Columbia), SBC 2002, c. 57, is validly subsisting, has full corporate and legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and to conduct the DK Business as currently conducted and is in good standing with the Office of the Registrar of Companies for the Province of British Columbia with respect to the filing of annual reports. Each of DK and each DKSub is duly qualified or licenced to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned, leased or operated or the nature of the business conducted by it would make such qualification or licencing necessary. No proceedings have been instituted or are pending for the dissolution or liquidation of DK or a DKSub. True and complete copies of the certificate of incorporation dated November 10, 2006, Notice of Articles dated January 2, 2014, Notice of Alteration dated July 9, 2010 and the Articles of DK as of July 9, 2010 have been provided to Premier. No Notice of Alteration has been filed or authorized by the DK Securityholders with respect to the Articles since July 9, 2010.

3.1.2       Capitalization

(a)	The authorized share structure of DK consists of an unlimited number of DK Common Shares and DK Preferred Shares, of which, as of the date hereof, 3,800 DK Common Shares and 336 DK Preferred Shares, are issued and outstanding. No other DK Shares are authorized or reserved for issuance. All outstanding DK Shares have been duly authorized and are validly issued, and are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon DK at the time at which they were issued and were issued in compliance with the articles of DK and all applicable Laws. There are, and have been, no pre-emptive rights relating to the allotment, issuance or transfer of any of the issued and outstanding DK Shares.

(b)	There are no outstanding bonds, debentures or other evidences of indebtedness of DK having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the DK Shares on any matter.

(c)	There are no outstanding securities that are convertible for or exercisable into securities of DK.

3.1.3       Authority and No Violation

(a)	DK has all requisite corporate power and authority to enter into this Agreement and the documents required to be executed by DK in connection with the transactions contemplated herein, to perform its obligations hereunder to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and such other documents by DK and the consummation by DK of the transactions contemplated by this Agreement and such other documents have been duly authorized by the board of directors of DK and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby or thereby, other than with respect to the completion of the Merger.

(b)	This Agreement has been duly executed and delivered by DK and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity. All documents required to be executed by DK in connection with the transactions contemplated herein will be duly executed and delivered by DK on or before the Effective Date and, when so executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(c)	The approval of this Agreement and the other documents required to be executed by DK in connection with the transactions contemplated herein, the execution and delivery by DK of this Agreement and such other documents, and the performance by DK of its obligations hereunder and thereunder and the completion of the Merger and the transactions contemplated thereby, will not, except as disclosed in Section 3.1.3(c) of the DK Disclosure Letter:

(i)	conflict with, result in a violation or breach of, constitute a default or require any consent (other than such as has already been obtained), to be obtained under, or give rise to any termination rights or payment obligation under, any provision of:

(A)	any resolutions of its board of directors (or any committee thereof) or shareholders;

(B)	its constating documents, any unanimous shareholders agreement or any other agreement or understanding with any Person holding an ownership interest in it;

(C)	subject to obtaining the Applicable Regulatory Approvals or the transactions contemplated herein, any Laws; or

(D)	subject to obtaining any consent, approval, permit or acknowledgement which may be required thereunder in connection with the completion of the transactions herein contemplated, details of which are set out in Section 3.1.3(c) of the DK Disclosure Letter, any licence or registration or any agreement, contract or commitment, written or oral, which DK is a party to or bound by or subject to;

(ii)	give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

(iii)	result in the imposition of any Encumbrance upon any of its assets, or restrict, hinder, impair or limit its ability to carry on the DK Business as and where it is now being carried on or as and where it may be carried on in the future; or

(iv)	result in any person becoming entitled to:

(A)	any retirement, severance, unemployment compensation, “golden parachute”, bonus or other such payment;

(B)	the acceleration of the vesting or time to exercise or payment of any outstanding stock options or other DK Employee Benefit Plan;

(C)	the forgiveness or postponement of payment of any indebtedness owing to DK; or

(D)	receive any additional payments or compensation under or in respect of any DK Employee Benefit Plan.

(d)	No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained by DK or any DKSub in connection with the execution and delivery of this Agreement or any of the other documents contemplated hereby, or the consummation by DK of the transactions contemplated hereby or thereby, other than:

(i)	any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not in the aggregate have a Material Adverse Effect on DK or any DKSub; and

(ii)	any other consents or approvals set out in Section 3.1.3(d) of the DK Disclosure Letter.

3.1.4       No Defaults

Neither of DK nor any DKSub is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, licence, franchise or any other document to which it is a party or by which it is bound which would, if terminated due to such default, cause a Material Adverse Effect on DK.

3.1.5	Issued Shares

Section 3.1.5 of the DK Disclosure Letter sets forth a true and complete list, as of the date hereof, of all of the issued and outstanding DK Shares, including the registered and beneficial holders of all such shares. Except as disclosed in Section 3.1.5 of the DK Disclosure Letter, the certificates evidencing the DK Shares bear no restrictive legends and the articles of DK do not contain or provide for any restrictions or restrictive legends with respect to the DK Shares, and the DK Shares are not subject to any restrictions, which will not terminate as of the Effective Time.

3.1.6       Subsidiaries

(a)	Except as disclosed in Section 3.1.6 of the DK Disclosure Letter, neither DK nor any DKSub is the beneficial or registered owner of any shares or other ownership interests in any Person except for the shares in each DKSub owned by DK, and neither holds any securities or obligations of any kind convertible into or exchangeable for shares or other ownership interests in any Person. Neither DK nor any DKSub is a party to any agreement to acquire any shares or other ownership interests in any Person.

(b)	Each DKSub is a corporation duly incorporated under the Laws of its jurisdiction of incorporation, is validly subsisting, has full corporate and legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and conduct its business as currently conducted, and is in good standing under the Laws of its jurisdiction of incorporation. Each DKSub is duly qualified or licenced to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned, leased or operated or the nature of the business conducted by it would make such qualification or licencing necessary. No proceedings have been instituted or are pending for the dissolution or liquidation of any DKSub. True and complete copies of the constating, incorporation or organizational documents of each DKSub have been provided to Premier.

(c)	DK is the beneficial owner of all of the issued and outstanding shares of each DKSub free of any Encumbrance. No Person has any other agreement, option, commitment, arrangement, or any other right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, option or commitment (including any such right or privilege under convertible securities, warrants or convertible obligations of any nature) for:

(i)	the purchase, subscription, allotment or issuance of, or conversion into, any of the issued or unissued shares or any other securities of any DKSub; or

(ii)	the purchase or other acquisition from any DKSub of any of its undertakings, business or assets.

3.1.7       Absence of Certain Changes or Events

Except as disclosed in Section 3.1.7 of the DK Disclosure Letter, since the date of the DK Financial Statements, each of DK and each DKSub have conducted its business only in the ordinary course of business and there has not occurred:

(a)	any Material Adverse Change in respect of DK or any DKSub; or

(b)	any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set out in this Agreement materially untrue or incorrect as of the date when made.

3.1.8       Financial Statements

The DK Financial Statements, copies of which have been provided to Premier, have been prepared in accordance with generally accepted accounting principles applicable in the United States. All financial statements of DK prior to the DK Financial Statements were prepared in accordance with generally accepted accounting principles applicable in Canada. The DK Financial Statements have been prepared in accordance with the requirements of applicable Laws, and are as at their date, correct and complete and present fairly, in all material respects:

(a)	all the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of DK and each DKSub, on a consolidated basis, as at the Financial Year End; and

(b)	the results of operations and cash flows of DK and each DKSub, on a consolidated basis, for the 12-month period ended on the Financial Year End.

3.1.9       Liabilities

Neither DK nor any DKSub has any Liability, indebtedness, obligation, expense, claim, deficiency, Guarantee or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in the DK Financial Statements) and has no knowledge of any potential Liabilities or obligations, other than:

(a)	Liabilities (including Liabilities for unpaid Taxes) disclosed on, reflected in or provided for in the DK Financial Statements;

(b)	Liabilities disclosed in Section 3.1.9(b) of the DK Disclosure Letter or provided for in the operating budget of DK for the financial year ending December 31, 2015, a copy of which has been provided to Premier;

(c)	Liabilities incurred in the ordinary course of the DK Business and attributable to the period since the date of the DK Financial Statements, none of which, individually or in the aggregate, has a Material Adverse Effect on DK on a consolidated basis; and

(d)	Liabilities incurred in connection with this Agreement or the transactions contemplated in this Agreement.

3.1.10	Debt Instruments

Except as set out and described in Section 3.1.10 of the DK Disclosure Letter, neither DK nor any DKSub is bound by or subject to:

(a)	any Debt Instrument; or

(b)	any agreement, contract or commitment to create, assume or issue any Debt Instrument,

and no Debt Instrument or Encumbrance to which DK or any DKSub is bound by or subject to is dependent upon the Guarantee of or any security provided by any other Person.

3.1.11       Accounts Receivable

All accounts receivable of and book debts and other debts due to DK or any DKSub reflected in the DK Financial Statements or which have come into existence since the Financial Year End were created in the ordinary course of the DK Business and, except to the extent that the same have been paid in the ordinary course of the DK Business since the Financial Year End, are valid and enforceable and payable in full, without any right of set-off or counterclaim or any reduction for doubtful accounts other than as reflected in the DK Financial Statements, or other than a reasonable allowance for doubtful accounts consistent with DK’s previous practice.

3.1.12       Accuracy of Books and Records

Except as disclosed in Section 3.1.12 of the DK Disclosure Letter, the books and records, accounting, financial and otherwise, of DK fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles applicable in Canada applied on a consistent basis, the financial position of DK as at the date hereof and all material financial transactions of DK have been accurately recorded in such books and records on a consistent basis and in conformity with generally accepted accounting principles applicable in Canada applied on a consistent basis. Except as disclosed in Section 3.1.12 of the DK Disclosure Letter, all records, controls, data or information owned by DK and required to operate the DK Business are in the full possession and control of DK.

3.1.13       Guarantees

Except as set out and described in Section 3.1.13 of the DK Disclosure Letter, neither DK nor any DK Sub is a party to or bound by or subject to any Guarantee of the indebtedness of any other Person.

3.1.14       Moveable Property

Except as disclosed in Section 3.1.14 of the DK Disclosure Letter, the moveable (personal) property of DK, if any:

(a)	consist solely of items of tangible moveable personal property of the kind and quality regularly used or produced in the DK Business, including the DK Exhibition Assets;

(b)	are useable in the ordinary course of the DK Business for the purpose for which they were intended; and

(c)	have been valued in the DK Financial Statements in accordance with generally accepted accounting principles applicable in Canada, on a basis consistent with that of past practice.

3.1.15       Business Carried on in Ordinary Course

The DK Business has been carried on in the ordinary course since the Financial Year End, and since the Financial Year End:

(a)	there has been no Material Adverse Change with respect to DK or any DKSub other than changes incurred in the ordinary course of the DK Business;

(b)	there has been no damage, destruction or loss of any material tangible assets, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on DK or any DKSub;

(c)	there has been no split, combination, consolidation, or reclassification of any of the outstanding DK Shares, and DK has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding DK Shares;

(d)	except as disclosed in Section 3.1.15(d) of the DK Disclosure Letter, DK has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, nor has DK or any DKSub agreed to do any of the foregoing;

(e)	except as disclosed in Section 3.1.15(e) of the DK Disclosure Letter, there has been no increase in the salary or other cash compensation payable or to become payable by DK or any DKSub to any of its officers, directors, employees or advisors, other than in the ordinary course of the DK Business, and there has been no declaration, payment or commitment or obligation of any kind for the payment or granting by DK or any DKSub of a bonus, stock option or other additional salary or compensation to any such Person, or any grant to any such Person of any increase in severance or termination pay, nor has DK agreed to do any of the foregoing;

(f)	except as disclosed in Section 3.1.15(f) of the DK Disclosure Letter, there has been no increase in or modification of any DK Employee Benefit Plan or agreement to increase or modify any DK Employee Benefit Plan (including, in either case, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers, other than increases in salary or cash compensation payable or to become payable by DK or any DKSub to any of its officers or directors, provided any such increase is in the ordinary course of the DK Business;

(g)	except as disclosed in Section 3.1.15(g) of the DK Disclosure Letter, neither DK nor any DKSub has:

(i)	acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing; or

(ii)	incurred or committed to incur capital expenditures in excess of $2,000,000, in the aggregate, or agreed to do any of the foregoing;

(h)	except as set out in Section 3.1.15(h) of the DK Disclosure Letter, neither DK nor any DKSub has entered into any material contract, agreement, licence, franchise, lease transaction, commitment or other right or obligation and has not amended, modified, relinquished, terminated or failed to renew any DK Material Agreement, other than in the ordinary course of the DK Business;

(i)	except as disclosed in Section 3.1.15(i) of the DK Disclosure Letter, there has been no transfer (by way of a licence or otherwise) of or agreement to transfer to any Person rights to any DK Intellectual Property;

(j)	except as disclosed in Section 3.1.15(j) of the DK Disclosure Letter, DK has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent Liabilities or otherwise), respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense;

(k)	DK has taken all commercially reasonable action required to maintain, renew or enforce any DK Registered Intellectual Property;

(l)	except as set out in Section 3.1.15(l) of the DK Disclosure Letter, there has been no notice delivered to DK or a DKSub of any claim of ownership by a third party of any of the DK Intellectual Property owned or developed by DK or any DKSub or of infringement by DK or any DKSub of any third party’s Intellectual Property;

(m)	except as set out in Section 3.1.15(m) of the DK Disclosure Letter, there has been no amendment to the notice of articles or articles of DK or any DKSub;

(n)	there has been no disruption in the normal work of DK’s workforce or claim of wrongful discharge or other unlawful labour practice in respect of DK or any DKSub;

(o)	there has been no waiver by DK or any DKSub or agreement to waive, any right of substantial value and neither DK nor any DKSub has entered into any commitment or transaction not in the ordinary course of the DK Business where such right, commitment or transaction is or would be material in relation to DK or the DK Business; and

(p)	except as set out in Section 3.1.15(p) of the DK Disclosure Letter, there has been no creation, or agreement by DK or any DKSub to create any Encumbrance on any of its property or assets (except for any lien for unpaid Taxes not yet due).

3.1.16	Partnerships or Joint Ventures

Except as set out in Section 3.1.16 of the DK Disclosure Letter, neither DK nor any DKSub is a partner or participant in any partnership, joint venture, profit sharing arrangement or other business combination of any kind and is not party to any agreement under which DK or any DKSub agrees to carry on any part of the DK Business or any other activity in such manner or by which DK or any DKSub agrees to share any revenue or profit with any other Person.

3.1.17	Minute Books and Corporate Records

The minute and record books of each of DK and each DKSub contain complete and accurate minutes of all meetings of, and copies of the articles and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and shareholders of DK or any DKSub since its incorporation and which are required to be maintained in such books under the applicable legislation relating to DK or such DKSub; all such meetings were duly called and held and all such articles and resolutions were duly passed or enacted. The share certificate books, registers of shareholders, registers of transfers, registers of directors, registers of holders of Debt Instruments and other corporate registers of each of DK and each DKSub comply with the provisions of all applicable Laws and are complete and accurate in all material respects. Neither DK nor any DKSub is a party to or bound by or subject to any shareholder agreement or unanimous shareholder agreement governing the affairs of DK or the relationships, rights and duties of shareholders.

3.1.18	Interested Persons

Except as set out and described in Section 3.1.18 of the DK Disclosure Letter:

(a)	neither DK nor any DKSub is party to or bound by or subject to any agreement, contract or commitment with any Interested Person, except for contracts of employment or personal services contracts with independent contractors;

(b)	neither DK nor any DKSub has any loan or indebtedness outstanding (except for obligations incurred in the ordinary course of the DK Business with respect to any DK Employee Benefit Plan, personal services contracts or the reimbursement of expenses incurred on behalf of DK or a DKSub or otherwise) to any Interested Person;

(c)	all activities of DK and each DKSub have been carried at Arm’s Length with each Interested Person; and

(d)	no Interested Person has any cause of action or other claim whatsoever against, or owes any amount to, DK in connection with the DK Business as heretofore carried on, except for any Liability reflected in the DK Financial Statements and claims in the ordinary course of the DK Business such as, without limitation, for accrued vacation pay and accrued benefits under the DK Employee Benefit Plan.

3.1.19	Directors and Officers

Section 3.1.19 of the DK Disclosure Letter sets forth the names and titles of all directors and officers of DK and each DKSub as at the date of this Agreement.

3.1.20	Employment and Employee Benefit Matters

(a)	As at March 15, 2015, DK had 17 full time and 6 permanent part time DK Employees, of which none are located in the United States and the DKSubs had no full time DK Employees located in the United States. The names of such individuals, their years of service, their job titles and the DK Employee Benefit Plan to which they are entitled are set out and described in Section 3.1.20(a) of the DK Disclosure Letter. To the knowledge of DK, no DK Employee intends to terminate his employment with DK, whether as a result of the transactions contemplated by this Agreement or otherwise.

(b)	Section 3.1.20(b) of the DK Disclosure Letter contains a complete list of all DK Employee Benefit Plans maintained, or otherwise contributed to or required to be contributed to, by DK or any DKSub for the benefit of DK Employees or former DK Employees, and sets out a description of all policies, handbooks and manuals relating to employment matters.

(c)	Section 3.1.20(c) of the DK Disclosure Letter contains a true, accurate and complete list of each DK Employee Benefit Plan.

(d)	With respect to each DK Employee Benefit Plan, DK has, as requested, made available to Premier accurate, current and complete copies of each of the following:

(i)	each written DK Employee Benefit Plan and all amendments thereto;

(ii)	a written summary of all material plan terms of each unwritten DK Employee Benefit Plan; and

(iii)	employee handbooks of each of DK and each DKSub.

(e)	Except as could not reasonably be expected to result in material Liability to DK or a DKSub, each DK Employee Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with applicable Law.

(f)	All material benefits, contributions and premiums relating to each DK Employee Benefit Plan have been paid in accordance with the terms thereof and all applicable Laws and accounting principles, and all material benefits accrued under any unfunded DK Employee Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with Canadian generally accepted accounting principles.

(g)	Except as required by applicable Law, no provision of any DK Employee Benefit Plan that is sponsored or maintained by DK or a DKSub would restrict DK or the DKSub from amending or terminating any such DK Employee Benefit Plan. Neither DK nor any DKSub has any commitment or obligation and has not made any representations to any DK Employee or independent contractor or consultant to any DK or any DKSub to adopt, amend or modify any DK Employee Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement.

(h)	There is no pending or, to DK’s knowledge, threatened action relating to a DK Employee Benefit Plan (other than routine claims for benefits), and no DK Employee Benefit Plan has within the six years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(i)	Except as disclosed in Section 3.1.20(i) of the DK Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(i)	entitle any DK Employee to severance pay pursuant to a DK Employee Benefit Plan;

(ii)	accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual pursuant to a DK Employee Benefit Plan;

(iii)	limit or restrict the right of DK or the relevant DKSub to merge, amend or terminate any DK Employee Benefit Plan that is sponsored or maintained by DK or a DKSub; or

(iv)	increase the amount payable under by or result in any other material obligation to a DK or a DKSub pursuant to any DK Employee Benefit Plan.

(j)	Except as set out and described in Section 3.1.20(j) of the DK Disclosure Letter:

(i)	neither DK nor any DKSub is party to or bound by or subject to any agreement or arrangement with respect to the DK Employee Benefit Plan and no such agreement or arrangement contains any specific provision as to notice of termination of employment or severance pay in lieu thereof;

(ii)	neither DK nor any DKSub has any obligations to amend any DK Employee Benefit Plan and no amendments will be made or promised prior to the Effective Date, except with the prior written consent of Premier;

(iii)	all obligations of DK and each DKSub with respect to DK Employee Benefit Plans are reflected in and have been fully accrued in the DK Financial Statements;

(iv)	neither DK nor any DKSub is party to or bound by, subject to or entered into any collective bargaining agreement, collective bargaining certification or other similar arrangement with any labour union or employee association nor has it made any commitment to or conducted any negotiation or discussion with any labour union or employee association with respect to any future agreement or arrangement and, to the knowledge of DK, there is no current application for certification or other attempt to organize or establish any labour union or employee association with respect to DK Employees;

(v)	each of DK and each DKSub has, in all material respects, complied with, and operated its business in accordance with, all applicable Laws relating to employment and labour matters, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations matters, but not including privacy; there are no current, pending or, to the knowledge of DK, threatened claims, complaints or proceedings of any kind involving DK or any DKSub, or to DK’s knowledge, any of their respective DK Employees before any Tribunal with respect to any of the above matters; and there are no facts known to DK that could reasonably be expected to give rise to any such claim, complaint or proceeding;

(vi)	there are no existing or, to the knowledge of DK, threatened labour strikes, slow downs, work stoppages or other similar labour troubles affecting DK or any DKSub;

(vii)	to the knowledge of DK, no DK Employee is bound by any confidentiality, non-solicitation or non-competition agreement in favour of any Person other than DK or any DKSub which is material and relevant to the employment of such DK Employee by DK or any DKSub and which imposes obligations on such DK Employee greater than those owed by such DK Employee under common law;

(viii)	neither DK nor any DKSub is party to any side letter or other written or oral material commitment with any DK Employee or contractor; and

(ix)	all accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and other benefits from the DK Employee Benefit Plans have been reflected in the books and records of DK.

3.1.21     Pension and Retirement Plans

Except as disclosed in Section 3.1.21 of the DK Disclosure Letter, neither DK nor any DKSub sponsors or participates in any pension and/or retirement plan.

3.1.22     Real Property

Except for the real property disclosed in Section 3.1.22 of the DK Disclosure Letter, DK does not own, nor is DK a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

3.1.23     Leases and Leased Property

(a)	Neither DK nor any DKSub is party to or bound by or subject to or has agreed to or become bound to enter into, any real or personal property lease, sublease or other right of occupancy relating to real property, whether as lessor or lessee, except for the DK Leases described in Section 3.1.23(a) of the DK Disclosure Letter, full access to or complete copies of which have been provided to Premier prior to the date hereof. Either DK or a DKSub occupy and have the exclusive right to occupy and use all immovable DK Leased Property and has the exclusive right to use all movable DK Leased Property.

(b)	Each of the DK Leases is valid and subsisting and in good standing, all rental and other payments required to be paid by DK or any DKSub as lessee or sublessee and due and payable pursuant to each of the DK Leases have been duly paid to date and DK or any DKSub is not otherwise in default in meeting its obligations under any of the DK Leases and is entitled to all rights and benefits thereunder. No event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by DK or any DKSub or, to the knowledge of DK, any other party to any of the DK Leases and no party to any of the DK Leases is claiming any such default or taking any action purportedly based upon any such default. The completion of the transactions contemplated herein will not, subject to obtaining any required consents set out in Section 3.1.23(b) of the DK Disclosure Letter, afford any of the parties to any of the DK Leases or any other Person the right to terminate any of the DK Leases nor will the completion of the transactions contemplated herein result in any additional or more onerous obligation on DK or any DKSub under any of the DK Leases.

3.1.24     Insurance

(a)	Each of DK and each DKSub maintain insurance covering its property, assets and personnel and protecting its business, which constitutes the DK Business, against loss or damage on a basis that is comparable to the insurance maintained by reasonable Persons operating businesses similar to the DK Business as heretofore carried on. Section 3.1.24(a) of the DK Disclosure Letter sets forth a list of all insurance policies currently maintained by DK and each DKSub. Each of such insurance policies is valid and subsisting and in good standing, there is no default, whether as to the payment of premiums or otherwise, under any material term or condition of such insurance policies, and, to the knowledge of DK, each Person which is an insured party under any of such insurance policies is entitled to all rights and benefits thereunder.

(b)	There are no pending claims under any such insurance policies. Neither DK nor any DKSub has failed to give any notice or present any claim under any such insurance policies in due and timely fashion. To the knowledge of DK, no circumstances have occurred which might entitle DK or any DKSub to make a claim under any such insurance policies or which might be required under any such insurance policies to be notified to the insurers thereunder and no material claim under any of such insurance policies has been made by DK or any DKSub since the most recent Financial Year End.

(c)	Except as disclosed in Section 3.1.24(c) of the DK Disclosure Letter, none of such insurance policies is subject to any premium in excess of the stipulated or normal rate. No notice of cancellation of, material increase of premiums under, non-renewal with respect to, or disallowance of any claim under, any such insurance policies has been received by DK or any DKSub.

3.1.25     Material Agreements

Except for the DK Material Agreements disclosed in Section 3.1.25 of the DK Disclosure Letter, neither DK nor any DKSub is party to or bound by or subject to any of the following:

(a)	any exhibition, sales, advertising, public relations, agency, or management under which the obligations of DK exceeding $100,000 on an annual basis;

(b)	any continuing contract for the purchase of materials, supplies, equipment or services involving, in the case of any such contract, more than $100,000 over the life of the contract;

(c)	any contract that expires, or may be renewed at the option of any Person other than DK or any DKSub so as to expire, more than one year after the date of this Agreement;

(d)	any contract for capital expenditures in excess of $50,000 in the aggregate;

(e)	any confidentiality, secrecy or non-disclosure contract;

(f)	any contract pursuant to which DK or any DKSub leases any real or personal property (including the DK Leases), under which the obligations of DK exceed $50,000, on an annual basis;

(g)	any contract pursuant to which DK or any DKSub is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property under which the obligations of DK exceed $50,000, on an annual basis;

(h)	any contract with any person with whom DK or any DKSub does not deal at Arm’s Length;

(i)	any Guarantee;

(j)	any licence, sublicence or other agreement to which DK or a DKSub is a party (or by which it or any DK Intellectual Property is bound or subject) and pursuant to which any Person (other than DK Employees or independent contractors of DK or a DKSub for purposes of their employment or contract with DK or any DKSub, as applicable) has been or may be assigned, authorized to use, or given access to any DK Intellectual Property;

(k)	any employment contracts with DK Employees and service contracts with independent contractors;

(l)	any agreement to indemnify, hold harmless or defend any other Person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof other than any licence of Third Party Software that is not part of the DK Intellectual Property and which relates to Software that is generally available to the public; and

(m)	any other agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment which is or would reasonably be expected to be material to the DK Business, properties, assets, operations, condition (financial or otherwise) or prospects of DK, whether written or oral, and of any nature or kind whatsoever.

3.1.26     No Breach of Material Agreements

Each of DK and each DKSub have performed all of the material obligations required to be performed by it, and is entitled to all benefits under, and, to the knowledge of DK, is not alleged to be in default in respect of, any DK Material Agreement. Except as disclosed in Section 3.1.26 of the DK Disclosure Letter, each of the DK Material Agreements is in full force and effect, unamended, and there exists no material breach thereof or material default or event of material default or event, occurrence, condition or act with respect to DK or any DKSub or, to DK’s knowledge, with respect to the other contracting party or otherwise that, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, would:

(a)	become a default or event of default under any DK Material Agreement; or

(b)	result in the loss or expiration of any material right or option by DK or a DKSub (or the material gain thereof by any third party) under any DK Material Agreement.

DK has provided access to or delivered a true, correct and complete copy of each of the DK Material Agreements to Premier.

3.1.27     Legal Proceedings

There are no actions, suits, claims, investigations or proceedings (whether private, governmental or otherwise, and whether or not purportedly on behalf of DK or any DKSub) in progress, pending, or to the knowledge of DK, threatened, against or affecting DK or any DKSub (including actions, suits, investigations or proceedings against any of DK’s directors, officers or employees which relate to the DK Business, or the affairs, assets or operations of DK or any DKSub), at law or in equity, or before or by any Tribunal. There is no judgment, decree, injunction, ruling, order or award of any Tribunal outstanding against or affecting DK or any DKSub. Except as set out in Section 3.1.27 of the DK Disclosure Letter, DK is not aware of any grounds on which any such action, suit, investigation or proceeding might be commenced with any reasonable likelihood of success, and does not have any present plans or intentions to initiate any litigation, arbitration or other proceedings against any third party.

3.1.28     Tax Matters

(a)	Except in respect of the income tax return for the current taxation year, provided that such return is not required to be filed on or prior to the Effective Time, and any income tax return which is required to be filed as a result of or in connection with the transactions contemplated herein, DK and each DKSub has each duly filed or will duly file in the prescribed manner and within the prescribed time under applicable Tax Law all Tax Returns required by applicable Tax Law to be filed by or on behalf of DK and a DKSub on or before the Effective Time with any Governmental Entity to which it is subject; such Tax Returns and the material accompanying such Tax Returns are or will be true, correct and complete in all material respects and none of them has been or will be amended, except as set out in Section 3.1.28(a) of the DK Disclosure Letter. Except as set out in Section 3.1.28(a) of the DK Disclosure Letter, no position has been taken on any Tax Return with respect to the DK Business or the business of such DKSub for a taxation year, or other period for which the assessment of any Taxes has not expired, that is contrary to any publicly announced position of a Governmental Entity, or that is substantially similar to any position that a Governmental Entity has successfully challenged in the course of an examination of a Tax Return of DK or a DKSub. DK has provided to Premier access to or true and complete copies of all Tax Returns filed by DK and each DKSub for all fiscal periods for which the relevant limitation period has not expired and all working papers, calculations, and schedules relating thereto, together with all communications relating thereto from any Governmental Entity and the response, if any, of DK or such DKSub to such communication.

(b)	DK and each DKSub has each duly, and on a timely basis, paid or remitted all Taxes required to be paid or remitted by it on or before the Effective Time, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Entity, all Taxes held in trust or deemed to be held in trust for any Governmental Entity, and all instalments on account of Taxes for the current year.

(c)	With the exception of the Liabilities for Taxes reflected as reserves in the DK Financial Statements, and except for Taxes incurred in the ordinary course of the DK Business or incurred or arising as a result of the transactions contemplated herein, to the extent that such Taxes are not due and payable on or before the Effective Time, there are no Taxes claimed by any Governmental Entity against DK or a DKSub or which are known to DK to be due and owing by DK or such DKSub and, to the knowledge of DK, there are no pending or threatened reassessments by any Governmental Entity in respect of Taxes owing by DK or such DKSub, and there are no matters in dispute or under discussion with or any audits being conducted by any Governmental Entity relating to Taxes asserted by such Governmental Entity against DK or any DKSub.

(d)	Except as set out and described in Section 3.1.28(d) of the DK Disclosure Letter, the liabilities reflected as reserves for Taxes on the DK Financial Statements are sufficient for the payment or remittance of all Taxes which may become payable or remittable by DK and each DKSub, whether or not disputed, in respect of any period ending on or before the Effective Time.

(e)	Except as set out and described in Section 3.1.28(e) of the DK Disclosure Letter, there are no Tax deficiencies that have been claimed, proposed or asserted in writing against DK or any DKSub that have not been fully paid or finally settled and there are no discussions, audits, assertions or claims now pending, or to the knowledge of DK or any DKSub, threatened, in respect of Taxes due from or with respect to DK or any DKSub. No Governmental Entity has challenged, disputed or questioned any Taxes of or any Tax Returns filed by DK or any DKSub or indicated that an assessment, reassessment or determination in respect of Taxes is proposed. To the knowledge of DK, there are no facts, circumstances, acts, omissions, events, transactions or series of events or transactions occurring wholly or partly on or before the Closing Time, which could, or are likely to, give rise to any discussions, audits, assertions or claims in respect of Taxes.

(f)	Except as set out and described in Section 3.1.28(f) of the DK Disclosure Letter, there are no amounts outstanding and unpaid for which DK or any DKSub has previously claimed a deduction from income under the ITA or any other applicable Tax Law and which may be included in DK’s or a DKSub’s income for any taxation year ending after the Effective Time.

(g)	Except as set out and described in Section 3.1.28(g) of the DK Disclosure Letter, there are no liens for Taxes (other than for Taxes not yet due and payable) on any of the properties or assets of any of DK or any DKSub, nor are such properties or assets the subject of any trust arising under tax Law.

(h)	No actions, suits, investigations, audits or proceedings and no assessment, reassessment or request for information in progress, pending or, to the Knowledge of DK or DKSub, threatened against or affecting DK or any DKSub in respect of Taxes nor are any issues under discussion with any Governmental Entity relating to any matters which could result in claims for additional Taxes.

(i)	Section 3.1.28(i) of the DK Disclosure Letter accurately reflects all notices of assessment and reassessment of Taxes that have been received by DK and each DKSub from all relevant Governmental Entities with respect to the Tax liabilities of DK and such DKSub for all taxation years and other periods subsequent to December 31, 2009, and no Governmental Entity is entitled to assess or reassess DK or any DKSub for any Tax in respect of a taxation year or other period prior to the commencement of the Financial Year ending December 31, 2010.

(j)	There are no agreements, waivers or other arrangements requested, executed, received or entered into by DK or any DKSub providing for an extension of time with respect to any assessment, reassessment or collection of Taxes by an Governmental Entity, the filing of any Tax Returns or the payment or remittance of any Taxes or amounts on account of Taxes by DK or any DKSub, or the provision of any documents or information currently under request by any Governmental Entity.

(k)	Copies of all Tax formal written rulings, if any, applicable to DK and each DKSub have been provided to Premier. To the knowledge of DK, there is no claim or threatened claim to revoke any such Tax ruling. Except as disclosed in Section 3.1.28(k) the DK Disclosure Letter, there are no Tax rulings or requests for Tax rulings pertaining to the DK or any DKSub that could affect the liability for Taxes or the amount of the taxable income or loss for any taxation year or period ending after the Effective Time.

(l)	Except for Dinosaurs Unearthed, Corp., none of DK nor any DKSub has been required, or is currently required, to file any Tax Returns with any Governmental Entity outside Canada. No claims have ever been made by any Governmental Entity that DK or any DKSub is or may be subject to Tax in a jurisdiction where DK and such DKSub do not file Tax Returns. There is no basis for a claim that any of DK or any DKSub is subject to Tax in a jurisdiction in which it does not file Tax Returns.

(m)	Except as set out and described in Section 3.1.28(m) of the DK Disclosure Letter, DK and each DKSub has each deducted, withheld and remitted the amount of all Taxes and other deductions required under any applicable Laws to be deducted, withheld or remitted from amounts paid or credited by DK or any DKSub to or for the account or benefit of any Person, including Taxes on payments to any of its present or former DK Employees, officers or directors and Taxes on payments to any Person who is a non-resident of Canada, to the relevant Governmental Entity within the time prescribed under any applicable Laws.

(n)	Section 3.1.28(n) of the DK Disclosure Letter sets out the PUC of the DK Shares and the PUC and adjusted cost base of each of the shares held by DK in each DKSub.

(o)	The books and records of DK fairly and correctly set out and disclose, in all material respects, all liabilities and unclaimed input Tax credits under applicable Law. All financial transactions of DK and each DKSub have been accurately and completely recorded in the books and records of DK and such DKSub, respectively, for Tax purposes.

(p)	For all transactions between DK, and any DKSub that is a taxpayer under the ITA, and any non-resident person with whom it was not dealing at Arm’s Length, DK or any DKSub, as applicable, has made or obtained records or documents that meet the transfer pricing requirements of paragraphs 247(4) of the ITA.

(q)	Neither DK nor any DKSub has, directly or indirectly, transferred property to or acquired property from or provided services to or received services from any Person with whom DK or such DKSub was not dealing at Arm’s Length, other than for consideration the parties reasonably determined to be not less than the fair market value of the property or service at the time of (in the case of property) the disposition or acquisition thereof or (in the case of services) the provision or receipt thereof, or, to its knowledge, has been a party to any contract or transaction that could result in a liability for Tax under section 160 of the ITA or any substantially similar provisions of other applicable Tax Laws. DK and each DKSub has provided Premier access to or copies of all contracts, minutes, and any other documents relating to transactions entered into by it prior to the Effective Time with Persons with whom DK or any DKSub, as the case may be, was not dealing at Arm’s Length at the time the transaction occurred.

(r)	There are no circumstances existing which could result, and the transactions contemplated herein will not result, in the application to DK or any DKSub of sections 80 through 80.4 of the ITA or any substantially similar provisions of any applicable Tax Laws.

(s)	Except as set out in Section 3.1.28(s) of the DK Disclosure Letter, for purposes of the ITA and any other applicable Tax Laws, no Person has ever acquired control of DK or any DKSub.

(t)	Except as set out and described in Section 3.1.28(t) of the DK Disclosure Letter, neither DK nor any DKSub has made any elections or designations for the purposes of the ITA or the ETA or other applicable Tax Law, or for the purposes of any administrative rulings or notices or administrative practices pursuant to any Tax Law. Without limiting the generality of the foregoing:

(i)	neither DK nor any DKSub has acquired any property on a Tax-deferred or rollover basis and no election under sections 13, 44, 83 or 85 of the ITA (or any substantially similar provision of any applicable Tax Law) has been made or filed by or on behalf of DK or such DKSub with respect to the acquisition or disposition of property, other than as disclosed in the DK Disclosure Letter; and,

(ii)	except for elections under section 167 of the ETA, neither DK nor any DKSub is a party to any elections made under the ETA.

(u)	Neither DK nor any DKSub has made or authorized any payments to its directors, officers, former directors, shareholders or DK Employees or to any Person not dealing at Arm’s Length with any of the foregoing, except in the ordinary course of the DK Business and at the regular rates payable to them of salary, pension, bonuses, rents or other payments of any nature.

(v)	Except as set out in Section 3.1.28(v) of the DK Disclosure Letter, neither DK nor any DKSub has loans or indebtedness outstanding made to directors, former directors, officers, shareholders of DK or DK Employees or any DKSub or to any Person not dealing at Arm’s Length with any of the foregoing.

(w)	Neither DK nor any DKSub has at any time been involved or been a party to one or more transactions or series of transactions to which either of sections 55 or to its knowledge 245 of the ITA or other comparable Tax Law would apply.

(x)	DK has been since its incorporation a Canadian-controlled private corporation as defined in the ITA.

(y)	Except as set out in Section 3.1.28(y) of the DK Disclosure Letter, neither DK nor any DKSub has been, or is now associated, as determined for the purposes of the ITA, with any corporations other than each other.

(z)	All non-capital losses not deducted but still deductible by DK have been incurred and are derived from the carrying on of the DK Business. The DK Business has been carried on by DK since the date of its inception for profit and with a reasonable expectation of profit.

(aa)	In the three years prior to the date of this Agreement, neither DK nor any DKSub has received or taken advantage of, directly or indirectly, any grants, Tax benefits other than as may be provided for in the ITA, subsidies, loan guarantees, government contracts, or other forms of preferential treatment or assistance from any Governmental Entity.

(bb)	For purposes of the ITA, the taxation year end of DK and each DKSub is December 31 of each year. The taxation year end of DK and each DKSub has not changed since its incorporation.

(cc)	DK is not engaged in a trade or business in the United States for purposes of the Code.

3.1.29     Compliance with Applicable Laws

Each of DK and each DKSub has conducted and is conducting its business in compliance in all material respects with all applicable Laws in each jurisdiction in which its business is carried on, is not in material breach of any of such Laws and is duly licenced or registered in each jurisdiction in which it owns or leases its property and assets or carries on its business, so as to enable the DK Business to be carried on as now conducted and its property and assets to be so owned or leased. Except as set out in Section 3.1.29 of the DK Disclosure Letter, DK and each DKSub, as applicable has all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or similar type) (the “DK Licences”), and there are no other licences, permits, approvals, consents, certificates, registrations, or authorizations necessary to carry on the DK Business as presently carried on or to own or lease any of the property or the assets utilized by DK or any DKSub except where the lack of grant of such to DK or the DKSub would not have a Material Adverse Effect on the DK Business. Each DK Licence is valid and subsisting and in good standing and there is no default or breach of any DK Licence and, to the best of the knowledge of DK, no proceeding is pending or threatened to revoke or limit any DK Licence. No DK Licence contains any burdensome term, provision, condition or limitation which has or could have a Material Adverse Effect on the DK Business, and except as set out in Section 3.1.29 of the DK Disclosure Letter, requires the consent, approval, permit or acknowledgement of any Person in connection with the completion of the transactions herein contemplated.

3.1.30     Compliance with Patriot Act

Neither DK nor any DKSub is nor will it become (i) a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) a person or entity that knowingly engages in any dealings or transactions, or be otherwise knowingly associated, with any such person. Neither DK nor any DKSub is in violation of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001. Each of DK and each DKSub have complied in all respects with the Foreign Account Tax Compliance Act.

3.1.31     Consents and Approvals

Except for the Applicable Regulatory Approvals to be obtained by Premier with certain assistance by DK as expressly contemplated by this Agreement, there is no requirement for DK or, to the best of its knowledge, any other party to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Entity, NASDAQ or the Premier Shareholders as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals which relate solely to the identity of Premier or which are of a purely administrative nature and could be completed or obtained without adverse effect on DK or the DK Business immediately after the Effective Date.

3.1.32     No Business Restrictions

Except as disclosed in Section 3.1.32 of the DK Disclosure Letter, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which DK or any DKSub is party or which is otherwise binding upon DK or any DKSub which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of DK or such DKSub, any acquisition of property (tangible or intangible) by DK or any DKSub or the conduct of the DK Business by DK or any DKSub, as currently conducted or proposed to be conducted by DK or any DKSub. Without limiting the foregoing, neither DK nor any DKSub has entered into any agreement under which it is restricted from conducting its respective aspect of the DK Business, in any geographic area, during any period of time or in any segment of the market.

3.1.33     Environmental Matters

Neither DK nor any DKSub is in material violation of any applicable Laws relating to the environment and no material expenditures are or, to the knowledge of DK, will be required in order to comply with such existing Laws. Each of DK and each DKSub possess all necessary environmental licences, permits, approvals, consents, certificates, registrations and other authorizations in order for it to conduct the DK Business in material compliance with applicable Laws relating to the environment. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for DK or any DKSub or, to the knowledge of DK, by or for any other Person with respect to any DK Leased Property or any real property owned, previously owned, leased, occupied or used by DK or a DKSub while DK or a DKSub has occupied such properties.

3.1.34     Condition and Sufficiency of Assets

All moveable property, including without limitation the DK Exhibitions Assets, facilities, machinery and equipment owned or used by each of DK and each DKSub in connection with the DK Business are in good operating condition and in a state of good repair and maintenance, reasonable wear and tear excepted. Each of DK and each DKSub owns or leases all of the property and assets (excluding Intellectual Property, which is dealt with in Section 3.1.35 below) used in or necessary for the conduct of the DK Business as it is currently being conducted with good and marketable title to all property and assets which are owned by DK, free and clear of any and all Encumbrances other than as set out in Section 3.1.34 of the DK Disclosure Letter.

3.1.35     Intellectual Property

Representations with respect to DK Intellectual Property

(a)	Section 3.1.35(a) of the DK Disclosure Letter includes a description of:

(i)	all material Intellectual Property (including, without limitation, Software but expressly excluding “shrink wrap” and “click wrap” Third Party Software) that is owned by DK or a DKSub or that is used by DK or a DKSub under a licence from another Person (together with a description of the applicable licence) and is necessary for or used in the DK Business;

(ii)	all material Intellectual Property (including Software but expressly excluding “shrink wrap” and “click wrap” Third Party Software) that is owned by DK or DKSub or that is used by DK or a DKSub under a licence agreement from another Person which relates to:

(A)	the conduct of the DK Business; or

(B)	the exhibition, marketing, distribution, sale, licensing or other exploitation of the DK Exhibition Assets; and

(iii)	all DK Registered Intellectual Property,

(collectively, the “DK Intellectual Property”).

(b)	The DK Intellectual Property comprises all Intellectual Property that is:

(i)	materially necessary to the conduct of the DK Business; or

(ii)	material to the conduct of the DK Business, the failure to own or to have the right to use would have a Material Adverse Effect on DK.

(c)	Except as set out in Section 3.1.35(c) of the DK Disclosure Letter, each item of DK Intellectual Property is solely and exclusively owned by DK or a DKSub free and clear of any Encumbrances or co ownership interests or is licenced to DK or a DKSub under an existing written or electronic licence agreement that remains in force and which grants sufficient rights to permit DK or a DKSub to use such Intellectual Property in the manner necessary to carry on the DK Business.

(d)	DK or a DKSub owns, solely and exclusively, any copyright that subsists in the DK Intellectual Property other than the copyright that subsists in any Third Party Software or other works, provided that such Third Party Software and other works are licenced to DK or any DKSub under a written or electronic licence agreement that is identified in Section 3.1.35(d) of the DK Disclosure Letter are in the public domain.

(e)	To the extent that any of the DK Intellectual Property that is licenced by DK or a DKSub is incorporated in or embedded in the DK Exhibition Assets, DK or such DKSub has complied with all of the material terms and conditions contained in the licence agreements applicable to such DK Intellectual Property and neither DK nor any DKSub has received notice of and nether is aware of any material breaches, claims or disputes under such agreements. Neither DK nor any DKSub is aware of nor has it received notice of any breach by any customer or end user under any agreement applicable to the use of the DK Intellectual Property.

(f)	Except as set out in Section 3.1.35(f) of the DK Disclosure Letter, neither DK nor any DKSub has transferred or assigned ownership of or granted any licence or right to any Person to copy, make, use, exploit, or authorize the retention of any rights to copy, make, use or exploit any DK Intellectual Property.

(g)	Each item of DK Registered Intellectual Property is, to the knowledge of DK, valid and subsisting. All necessary registration, maintenance, renewal fees, annuity fees and Taxes in connection with the DK Registered Intellectual Property have been paid and all necessary documents and certificates in connection with the DK Registered Intellectual Property have been filed with the relevant patent, copyright, trade-mark or other authorities in the jurisdictions in which such DK Registered Intellectual Property is registered, as the case may be, for the purposes of maintaining such DK Registered Intellectual Property. Other than the DK Registered Intellectual Property, no registrations or filings with any Governmental Entity have been made by or on behalf of DK with respect to the DK Intellectual Property.

(h)	Except as set out in Section 3.1.35(h) of the DK Disclosure Letter, no royalty or other fee in respect of the DK Intellectual Property is required to be paid by DK or a DKSub to any other Person in relation to the sale or licensing of any of the DK Intellectual Property.

General Representations with respect to Intellectual Property

(i)	To the knowledge of DK, each of DK and each DKSub owns or has the valid right to use all trade-marks, service marks, and trade names used by DK (including those described as DK Registered Intellectual Property) in connection with the its business, including without limitation the DK Business.

(j)	Section 3.1.35(j) of the DK Disclosure Letter sets out all contracts, licences and agreements between each of DK and each DKSub and any other Person wherein or whereby DK or any DKSub has or may have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by DK or any DKSub or such other Person of any Intellectual Property Rights owned by any Person other than DK or such DKSub (and access to or copies of substantially all of same have been provided to Premier) other than any licence of Third Party Software which is granted for Software that is generally available to the public.

(k)	Except as set out in Section 3.1.35(k) of the DK Disclosure Letter, there are no contracts, licences or agreements between DK or any DKSub and any other Person with respect to DK Intellectual Property under which there is any material dispute known to DK regarding the scope of such contract, licence or agreement, or performance under such contract, licence or agreement, including with respect to any payments to be made or received by DK or any DKSub thereunder.

(l)	To the knowledge of DK, no Person is infringing or misappropriating any DK Intellectual Property provided that in the case of Third Party Software or other third party Intellectual Property, DK represents only that it has not received notice of and is not actually aware of any claims or threatened claims that such Third Party Software or other third party Intellectual Property, is being infringed or has been misappropriated. Subject to the foregoing proviso, DK has no knowledge of any past infringement or misappropriation of any DK Intellectual Property.

(m)	Each of DK and each DKSub have taken commercially reasonable steps to protect and maintain the confidentiality of the trade secrets and other confidential information in the DK Intellectual Property and in any Intellectual Property provided by any other Person to DK or such DKSub.

(n)	None of the DK Intellectual Property is subject to any actions or proceedings (whether pending or, to the best of DK’s knowledge, threatened) or any outstanding decree, order or judgment that restricts in any manner the use, transfer or licencing thereof by DK or any DKSub or that may affect the validity, use or enforceability of the same.

3.1.36     GST/Sales Tax Registration

Each of DK, and each DKSub that is required to register pursuant to the ETA, is a registrant for the purposes of the ETA, as amended and, to the extent required by applicable Laws, is registered for sales tax purposes, each as disclosed in Section 3.1.36 of the DK Disclosure Letter.

3.1.37     Personal Information

(a)	Each of DK and DKSub has a privacy policy which governs its collection, use and disclosure of DK Employee Personal Information applicable to the DK Business and, since the date of adoption of such privacy policy, each of DK and each DKSub are in compliance in all material respects with such privacy policy.

(b)	There has not been any, and as of the date hereof there is no, complaint, investigation, proceeding or action completed, resolved, pending, or to the knowledge of DK, threatened against or involving in any way DK or any DKSub or the DK Business under or in relation to the Personal Information Protection and Electronic Documents Act (Canada), S.C. 2000, c.5 or the Personal Information Protection Act (British Columbia), S.B.C. 2003 c.63.

3.1.38	Advisory Fees

Except as set out in Section 3.1.38 of the DK Disclosure Letter, and except for the accountants and lawyers of DK retained to negotiate, advance, carry out and complete the transactions contemplated herein, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of DK, each DKSub or any of its directors, officers or shareholders who might be entitled to any fee, commission, bonus or reimbursement of expenses from DK or a DKSub upon consummation of the transactions contemplated by this Agreement.

3.1.39     Other Negotiations; Brokers; Third Party Expenses

(a)	None of DK, any DKSub nor, to the knowledge of DK, any of their respective directors, officers or shareholders (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of them or at any of their direction):

(i)	has entered into any agreement that conflicts with any of the transactions contemplated by this Agreement; or

(ii)	has entered into any agreement or had any discussions with any Person regarding any transaction involving DK or a DKSub or any material assets of DK or a DKSub which could reasonably be expected to result in any of DK, such DKSub or any of the officers, directors, employees, agents or shareholders of any of them being subject to any claim for Liability to such Person as a result of entering into this Agreement or consummating the transactions contemplated hereby.

(b)	Section 3.1.39(b) of the DK Disclosure Letter lists all agreements with respect to, and a reasonable estimate of all Third Party Expenses which are reasonably expected to be incurred by DK or any DKSub in connection with the negotiation and implementation of the terms and conditions of this Agreement and the transactions contemplated hereby.

(c)	Section 3.1.39(c) of the DK Disclosure Letter lists any agreement (other than any agreement with any of DK or any DKSub or any of their respective affiliates) with respect to the negotiation and implementation of the terms and conditions of this Agreement and the transactions contemplated hereby.

3.1.40	Disclosure

The representations and warranties of DK contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement, including the DK Disclosure Letter, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to Premier.

3.2	Representations and Warranties of Premier

Premier represents and warrants as of the date hereof to and in favour of DK and the DK Securityholders as follows and acknowledges that DK and the DK Securityholders are relying upon such representations and warranties in connection with the matters contemplated by this Agreement, the Merger and the transactions contemplated herein:

3.2.1     Incorporation and Organization/Subsidiaries

(a)	Each of Premier and each Premier Subsidiary has been duly incorporated or formed under the Laws of its jurisdiction of incorporation, is validly subsisting, has full corporate and legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and in respect of Premier to conduct the Premier Business as currently conducted, and is in good standing with the appropriate Governmental Entity in its jurisdiction of incorporation. Each of Premier and Premier’s Subsidiaries is duly qualified or licenced to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned, leased or operated or the nature of the business conducted by it would make such qualification or licencing necessary except where the lack of such qualification or licencing would not have a Material Adverse Effect applicable to Premier or a Premier Subsidiary. No proceedings have been instituted or are pending for the dissolution or liquidation of any of Premier or any Premier Subsidiary.

(b)	Set out in Section 3.2.1(b) of the Premier Disclosure Letter is a complete and accurate listing of the Premier Subsidiaries including their jurisdictions of incorporation or organization.

3.2.2     Capitalization

The authorized capital of Premier consists of 6,500,000 Premier Shares having a par value of $0.0001 each, of which, as of March 30, 2015 4,917,213 Premier Shares were issued and outstanding and on a diluted basis 5,015,960 Premier Shares would be so issued and outstanding. Except for employee stock options and purchase rights granted by Premier pursuant to employment compensation plans or as listed in Section 3.2.2 of the Premier Disclosure Letter and except pursuant to this Agreement, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating Premier to issue or sell any shares or securities or obligations of any kind convertible into or exchangeable for any shares of Premier. No Premier Shares and no shares of preferred stock of Premier are held in treasury or authorized or reserved for issuance, other than upon the exercise of the warrants, options and purchase rights referred to above. All outstanding Premier Shares have been duly authorized and are validly issued, fully paid and non-assessable. Except as set out in Section 3.2.2 of the Premier Disclosure Letter, there are no outstanding bonds, debentures or other evidences of indebtedness of Premier or Exchangeco having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Premier Shares on any matter.

3.2.3     Authority and No Violation

(a)	Each of Premier and Exchangeco has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements, to which it is a party, and subject to the approval of the Premier Shareholders’ Resolution by the Premier Shareholders at the Premier Special Meeting, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the Ancillary Agreements, to which it is a party, by each of Premier and Exchangeco and the consummation by each of Premier and Exchangeco of the transactions contemplated by this Agreement and each of the Ancillary Agreements, to which it is a party, have been duly authorized by its respective board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and each of the Ancillary Agreements, to which it is a party, or the transactions contemplated hereby or thereby other than in the case of Premier, other matters (if any) relating solely to the implementation of the Merger, which will be completed prior to the Effective Date.

(b)	This Agreement has been duly executed and delivered by each of Premier and Exchangeco, as applicable, and constitutes a legal, valid and binding obligation, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity. Each of the Ancillary Agreements has been or will be duly executed and delivered by each of Premier and Exchangeco, as applicable, and, (i) if executed, constitute a legal, valid and binding obligation, enforceable against each of them that is a party in accordance with its terms; and (ii) when so executed and delivered, will constitute a legal, valid and binding obligation, enforceable against each of them that is a party in accordance with its terms, in each case, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(c)	The approval of this Agreement and each of the Ancillary Agreements, as applicable, the execution and delivery by each of Premier and Exchangeco of this Agreement and each of the Ancillary Agreements, to which it is a party and the performance by it of its obligations hereunder and thereunder and the completion of the Merger and the transactions contemplated thereby, will not:

(i)	conflict with, result in a violation or breach of, require any consent to be obtained (other than such as has already been obtained) under or give rise to any termination rights or payment obligation under any provision of:

(A)	its certificate of incorporation, memorandum, articles, by-laws or other charter documents, as applicable, including any agreement or understanding with any Person holding an ownership interest in it;

(B)	subject to obtaining the Applicable Regulatory Approvals relating to Premier and Premier’s Subsidiaries or the transactions contemplated herein, any Laws;

(C)	the Titanic Covenants and Conditions; or

(D)	any material contract, agreement, licence, franchise or permit to which it is party or by which it is bound;

(ii)	give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(iii)	except as would not, individually or in the aggregate, have a Material Adverse Effect on Premier, any of Premier’s Subsidiaries, result in the imposition of any Encumbrance upon any of its assets, or restrict, hinder, impair or limit the ability of Premier to carry on the Premier Business as and where it is now being carried on or as and where it may be carried on in the future.

(d)	No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained by any of Premier, Premier’s Subsidiaries, in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements or the Success Payment Agreement, as applicable, or the consummation by either of Premier or Exchangeco of the transactions contemplated hereby or thereby other than:

(i)	the Applicable Regulatory Approvals relating to Premier or Premier’s Subsidiaries, the indirect transfer of the Titanic Assets, the change of control of RMSTI or the transactions contemplated herein;

(ii)	any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not in the aggregate have a Material Adverse Effect on any of Premier or any Premier’s Subsidiary.

(e)	No “fair price”, “moratorium”, “control share acquisition” or similar anti-takeover Law or any other state takeover Law or Law that purports to limit or restrict business combinations or the ability to acquire or vote shares apply to this Agreement or any of the transactions contemplated hereby.

3.2.4     No Defaults

None of Premier nor any Premier Subsidiary are in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, licence, franchise or any other document to which it is a party or by which it is bound which would, if terminated due to such default, cause a Material Adverse Effect on Premier or RMSTI.

3.2.5     Ownership of Exchangeco and Business of Exchangeco

All of the outstanding shares of capital stock of Exchangeco are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by Premier, free and clear of all liens, claims or encumbrances, and there are no outstanding options, rights, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in Exchangeco. Exchangeco does not carry on any business and has not been and is not used for any purpose other than to carry out this Agreement and the transactions contemplated herein.

3.2.6     Absence of Certain Changes or Events

Except as disclosed in the Premier most recent 10-K filed with the SEC prior to the date of this Agreement and any 10-Q or 8-K of Premier filed with the SEC subsequent thereto but prior to the date hereof and after the Premier Financial Statements, since the date of the Premier Financial Statements (or since the date of its incorporation, in the case of Exchangeco), each of Premier and its Subsidiaries has conducted its business only in the ordinary course of business and there has not occurred:

(a)	any Material Adverse Change in respect of Premier or Premier’s Subsidiaries; or

(b)	any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set out in this Agreement materially untrue or incorrect as of the date when made.

3.2.7	Disclosure

Premier has publicly disclosed in the SEC Documents filed with the SEC any information regarding any event, circumstance or action taken or failed to be taken which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Premier or the Premier Business.

3.2.8     SEC Documents; Premier Financial Statements

(a)	As of their respective filing dates, all SEC Documents filed by Premier since January 1, 2010 complied in all material respects with the requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act (and the applicable rules and regulations promulgated thereunder) and the listing and corporate governance rules and regulations of the NCM, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC prior to the date hereof. Premier has timely filed or furnished, as applicable, all SEC Documents required to be filed or furnished by it with the SEC since January 2, 2010.The Premier Financial Statements and the Premier Interim Financial Statements, including the notes thereto, included in the SEC Documents comply as to form and substance in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and present fairly the consolidated financial position of Premier at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of the Premier Interim Financial Statements, to normal year-end adjustments).

(b)	The Monthly Financial Statements have been prepared in accordance with United States generally accepted accounting principles and present fairly the consolidated financial position of Premier at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject to normal year-end adjustments).

(c)	Premier maintains “disclosure controls and procedures” required by Rule 13a-15 or Rule 15d-15 under the Exchange Act sufficient to provide reasonable assurance regarding the reliability of financial reporting for Premier and its Subsidiaries. Such disclosure controls and procedures are designed to ensure that material information relating to Premier, including its Subsidiaries, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and is accumulated and made known on a timely basis to the individuals responsible for the preparation of Premier’s filings with the SEC on a timely basis. Premier maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) and since January 1, 2010 has disclosed to Premier’s auditors and the audit committee of the board of directors of Premier (and made summaries of such disclosures available to DK) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Premier’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Premier’s internal controls over financial reporting. Premier is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act and, to Premier’s knowledge, no employee of Premier or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Premier or any of its Subsidiaries. Since January 1, 2010, neither Premier nor any of its Subsidiaries nor, to Premier’s knowledge, any representative of Premier or any of its Subsidiaries has received any complaint, allegation, assertion or claim, whether written or oral, that Premier or any of its Subsidiaries has engaged in material and questionable accounting or auditing practices.

(d)	As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by Premier from the SEC and (ii) to Premier’s knowledge, none of the SEC Documents filed by Premier since January 1, 2010 is the subject of ongoing SEC review. No executive officer of Premier has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act, and neither Premier nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(e)	There are no unconsolidated Subsidiaries of Premier or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC that have not been so disclosed in the SEC Documents filed by Premier since January 1, 2010.

3.2.9     Exchangeable Shares

The Exchangeable Shares to be issued in connection with the Merger will be duly and validly issued by Exchangeco as fully paid and non-assessable shares on the Effective Date, and will not be issued in violation of the terms of any agreement or other understanding binding upon Exchangeco at the time that such shares are issued and will be issued in compliance with the constating documents of Exchangeco and all applicable Laws. There are, and will at the Effective Time be, no pre-emptive or other rights relating to the allotment or issuance of Exchangeable Shares in connection with the Merger and the transactions contemplated herein.

3.2.10     Premier Shares

(a)	The Premier Shares and the Premier Merger Shares to be issued pursuant to the Merger and the Premier Shares to be issued upon the exchange of the Exchangeable Shares pursuant to the retraction rights attached to the Exchangeable Shares, the redemption of such Exchangeable Shares by Exchangeco, the exercise by Premier of its Redemption Call Right, Retraction Call Right or Liquidation Call Right or the automatic exchange rights contemplated in Section 2.11, or upon conversion of the Amended and Restated Pentwater Note or pursuant to the Success Payment Agreement will, when issued and delivered in accordance with the terms of the Share Provisions, the Amended and Restated Pentwater Note or the Success Payment Agreement, as applicable (the “Transaction Securities”), be duly and validly issued by Premier on their respective dates of issue as fully paid, non-assessable shares and will not be issued in violation of the terms of any agreement or other understanding binding upon Premier at the time that such shares are issued and will be issued in compliance with the constating documents of Premier and all applicable Laws, including without limitation, the rules relating to the NCM.

(b)	Assuming and subject to the satisfaction of all conditions precedent set out in Sections 5.1 and 5.3, the issuance of the Exchangeable Shares to be issued on the Effective Date pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act by virtue of the exemption provided in in Rule 506 of Regulation D promulgated thereunder. The Premier Shares issued upon exchange of the Exchangeable Shares will be issued pursuant to an exemption from the registration requirements of the Securities Act by virtue of exemptions provided by either Regulation D or Regulation S under the Securities Act. Upon the registration statement being declared effective (which registration statement is required to be filed by Premier pursuant to the Registration Rights Agreement), the resale of the Premier Shares issued or issuable upon exchange of Exchangeable Shares will be registered under the Securities Act. Upon the filing with the SEC of a registration statement on Form S-3 or Form S-4 under the Securities Act with respect to the Premier Shares issuable upon the conversion of the Amended and Restated Pentwater Note and pursuant to the Success Payment Agreement will be registered under the Securities Act.

(c)	The issuance of Exchangeable Shares on the Effective Date pursuant to this Agreement will be exempt from the “prospectus requirements” and are not subject to the “dealer registration requirements” under the applicable securities Laws of the Province of British Columbia. The issuance of Premier Shares to be issued upon the exchange of the Exchangeable Shares pursuant to the retraction rights attached to the Exchangeable Shares, the redemption of such Exchangeable Shares by Exchangeco, the exercise by Premier of its Redemption Call Right, Retraction Call Right or Liquidation Call Right or the automatic exchange rights contemplated in Section 2.11 from time to time will be exempt from the “prospectus requirements” and are not subject to the “dealer registration requirements” under the applicable securities Laws of the Province of British Columbia.

(d)	The issuance of the Premier Shares on the conversion of the Amended and Restated Pentwater Note in accordance with the terms of the Amended and Restated Pentwater Note will be exempt from the “prospectus requirements” and will not be subject to the “dealer registration requirements” under the applicable securities Laws of the Province of British Columbia.

(e)	The issuance of the Premier Shares under the Success Payment Agreement in accordance with the terms of the Success Payment Agreement will be exempt from the “prospectus requirements” and will not be subject to the “dealer registration requirements” under the applicable securities Laws of the Province of British Columbia.

The foregoing representation is based on Laws in effect or as proposed as of the date hereof and assuming that such Laws are not amended prior to the date of any particular trade referred to above and is also based on the qualification that no “cease-trade” or similar order restricting trades in any of the Transaction Securities is in effect at such time.

3.2.11     Other Transactions

Premier is not aware of any transaction or proposed transaction involving any of Premier or any Premier Subsidiary which would constitute a Premier Control Transaction (as such term is defined in the Share Provisions). As at the date hereof, Premier is not in any discussions to acquire any third party other than DK and is not in discussion with any third party for the sale of Premier or any Premier Subsidiary or any of their respective assets, including without limitation, the Titanic Assets.

3.2.12     Subsidiaries

(a)	Except as disclosed in Section 3.2.12 of the Premier Disclosure Letter, no Premier Subsidiary is the beneficial or registered owner of any shares or other ownership interests in any Person (other than another Premier Subsidiary), and neither holds any securities or obligations of any kind convertible into or exchangeable for shares or other ownership interests in any Person. None of the Premier Subsidiaries is a party to any agreement to acquire any shares or other ownership interests in any Person except in respect of the Exchangeable Shares.

(b)	Each Premier Subsidiary is a corporation duly incorporated under the Laws of its jurisdiction of incorporation or another entity that is a business vehicle such as (but not limited to) a trust or partnership and any such other entity is duly organized or constituted under applicable Laws, and each such corporation or other entity is validly subsisting, has full corporate or other organizational and legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and conducts its business as currently conducted, and is in good standing under the Laws of its jurisdiction of incorporation, organization, or constitution. Each Premier Subsidiary is duly qualified or licenced to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned, leased or operated or the nature of the business conducted by it would make such qualification or licencing necessary. No proceedings have been instituted or are pending for the dissolution or liquidation of any Premier Subsidiary. True and complete copies of the constating, incorporation or organizational documents, as the case may be, of each Premier Subsidiary have been provided to DK.

(c)	Premier is the beneficial direct or indirect owner of all of the issued and outstanding shares of each Premier Subsidiary free of any Encumbrance. Except as contemplated in this Agreement, no Person has any other agreement, option, commitment, arrangement, or any other right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, option or commitment (including any such right or privilege under convertible securities, warrants or convertible obligations of any nature) for:

(i)	the purchase, subscription, allotment or issuance of, or conversion into, any of the issued or unissued shares or any other securities of any Premier Subsidiary; or

(ii)	the purchase or other acquisition from any Premier Subsidiary of any of its undertakings, business or assets.

3.2.13     Liabilities

Except as reflected in the Premier Financial Statements or the Premier Interim Financial Statements or except as set out and described in Section 3.2.13(b) of the Premier Disclosure Letter, none of Premier nor any Premier Subsidiary has any material Liability, indebtedness, obligation, expense, claim, deficiency, Guarantee or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise. Premier has no knowledge of any potential Liabilities or obligations, other than:

(a)	Liabilities (including Liabilities for unpaid Taxes) disclosed on, reflected in or provided for in the Premier Financial Statements or the Premier Interim Financial Statements;

(b)	Liabilities disclosed in Section 3.2.13(b) of the Premier Disclosure Letter or provided for in the operating budget of Premier for the financial year ending February 28, 2016, a copy of which has been provided to DK;

(c)	Liabilities incurred in the ordinary course of the Premier Business and attributable to the period since the date of the Premier Interim Financial Statements, none of which, individually or in the aggregate, has a Material Adverse Effect on Premier or any Premier Subsidiary; and

(d)	Liabilities incurred in connection with this Agreement or the transactions contemplated in this Agreement.

3.2.14     Debt Instruments

Except as set out and described in Section 3.2.14 of the Premier Disclosure Letter, none of Premier or any Premier Subsidiary is bound by or subject to:

(a)	any Debt Instrument; or

(b)	any agreement, contract or commitment to create, assume or issue any Debt Instrument,

and no Debt Instrument or Encumbrance to which Premier or any Premier Subsidiary is bound by or subject to is dependent upon the Guarantee of or any security provided by any other Person.

3.2.15     Accounts Receivable

All accounts receivable of and book debts and other debts due to Premier or a Premier Subsidiary reflected in the Premier Financial Statements or which have come into existence since the Financial Year End were created in the ordinary course of the Premier Business and, except to the extent that the same have been paid in the ordinary course of the Premier Business since the Financial Year End, are valid and enforceable and payable in full, without any right of set-off or counterclaim or any reduction for doubtful accounts other than as reflected in the Premier Financial Statements and, in the case of accounts receivable which have come into existence since the Financial Year End, in the Premier Interim Financial Statements, other than a reasonable allowance for doubtful accounts consistent with Premier’s previous practice.

3.2.16     Accuracy of Books and Records

Except as disclosed in Section 3.2.16 of the Premier Disclosure Letter, the books and records, accounting, financial and otherwise, of Premier fairly and correctly set out and disclose in all material respects, in accordance with United States generally accepted accounting principles applied on a consistent basis, the financial position of Premier as at the date hereof and all material financial transactions of Premier have been accurately recorded in such books and records on a consistent basis and in conformity with United States generally accepted accounting principles applied on a consistent basis. Except as disclosed in Section 3.2.16 of the Premier Disclosure Letter, all records, controls, data or information owned by Premier and required to operate the Premier Business are in the full possession and control of Premier.

3.2.17     Guarantees

Except as set out and described in Section 3.2.17 of the Premier Disclosure Letter, none of Premier or any Premier Subsidiary is party to or bound by or subject to any Guarantee of the indebtedness of any other Person.

3.2.18     Moveable Property

Except as disclosed in Section 3.2.18 of the Premier Disclosure Letter, the moveable (personal) property of Premier:

(a)	consist solely of items of tangible moveable (personal) property of the kind and quality regularly used or produced in the Premier Business, including the Premier Exhibition Assets;

(b)	are useable in the ordinary course of the Premier Business for the purpose for which they were intended; and

(c)	have been valued in the Premier Financial Statements in accordance with United States generally accepted accounting principles, on a basis consistent with that of past practice.

3.2.19     Titanic Assets

(a)	The execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement, will not conflict with or violate any of the Titanic Documents or require any approval of the U.S. District Court for the Eastern District of Virginia or the National Oceanic and Atmospheric Administration, which is an agency within the United States Department of Commerce.

(b)	RMSTI is the sole owner of the Titanic Assets and has and at all times will have the sole rights and powers to transfer rights in the Titanic Assets subject in all respect to the Titanic Documents, and no Lien exists upon the Titanic Assets.

(c)	The location of each of the Titanic Collection is described in the Amended and Restated Pentwater Note.

(d)	The Titanic Reserve Account has a balance of $357,859.67, as at February 28, 2015.

(e)	The Titanic Reserve Account has been funded in accordance with the Titanic Covenants and Conditions.

(f)	There are no restrictions on the transfer, pledge, assigned, disposal or sale of the Titanic Collections except as set out in the Titanic Documents.

(g)	Each of the Titanic Documents is enforceable in accordance with its respective terms and in full force and effect, unamended.

(h)	All Premier Material Agreements and material documents entered into by RMSTI and all other Premier Material Agreements and material documents entered into by any of Premier or a Premier Subsidiary relating to the Titanic Assets are described in Section 3.2.19 of the Premier Disclosure Letter and each such Premier Material Agreement or material document is in full force and effect and no defaults by any party exist thereunder.

(i)	RMSTI is the sole salvor in respect of the Titanic Collection.

(j)	Neither RMSTI nor Premier has in any way operated its business in conflict with the Titanic Documents, including the trust imposed thereunder.

(k)	RMSTI is in compliance with the Titanic Documents, including the trust imposed thereunder.

3.2.20     Business Carried on in Ordinary Course

The Premier Business has been carried on in the ordinary course since the Financial Year End, and since the Financial Year End:

(a)	there has been no Material Adverse Change with respect to Premier or a Premier Subsidiary other than changes incurred in the ordinary course of the Premier Business;

(b)	there has been no damage, destruction or loss of any material tangible assets, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Premier or a Premier Subsidiary;

(c)	other than the 10-for-1 stock consolidation effected on February 27, 2015, there has been no split, combination, consolidation, or reclassification of any of the outstanding Premier Shares, and Premier has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding Premier Shares;

(d)	Premier has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, nor has Premier agreed to do any of the foregoing;

(e)	except as disclosed in Section 3.2.20(e) of the Premier Disclosure Letter, there has been no increase in the salary or other cash compensation payable or to become payable by Premier or a Premier Subsidiary to any of its officers, directors, Premier Employees or advisors, other than in the ordinary course of the Premier Business, and there has been no declaration, payment or commitment or obligation of any kind for the payment or granting by Premier or a Premier Subsidiary of a bonus, stock option or other additional salary or compensation to any such Person, or any grant to any such Person of any increase in severance or termination pay, nor has Premier or a Premier Subsidiary agreed to do any of the foregoing;

(f)	except as disclosed in Section 3.2.20(f) of the Premier Disclosure Letter, there has been no increase in or modification of any Premier Employee Benefit Plan or agreement to increase or modify any Premier Employee Benefit Plan (including, in either case, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of the Premier Employees, its directors or officers, other than increases in salary or cash compensation payable or to become payable by Premier or a Premier Subsidiary to any of the Premier Employees or its officers or directors, provided any such increase is in the ordinary course of the Premier Business;

(g)	except as disclosed in Section 3.2.20(g) of the Premier Disclosure Letter, none of Premier or a Premier Subsidiary has:

(i)	acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing; or

(ii)	incurred or committed to incur capital expenditures in excess of $250,000, in the aggregate, or agreed to do any of the foregoing;

(h)	except as set out in Section 3.2.20(h) of the Premier Disclosure Letter, none of Premier or any Premier Subsidiary has entered into any material contract, agreement, licence, franchise, lease transaction, commitment or other right or obligation and has not amended, modified, relinquished, terminated or failed to renew any Premier Material Agreement, other than in the ordinary course of the Premier Business;

(i)	there has been no transfer (by way of a licence or otherwise) of or agreement to transfer to any Person rights to any Premier Intellectual Property;

(j)	Premier has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent Liabilities or otherwise), respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense;

(k)	Premier has taken all commercially reasonable action required to maintain, renew or enforce any Premier Registered Intellectual Property;

(l)	except as set out in Section 3.2.20(l) of the Premier Disclosure Letter, there has been no notice delivered to Premier or any Premier Subsidiary of any claim of ownership by a third party of any of the Premier Intellectual Property owned or developed by Premier or any Premier Subsidiary or of infringement by Premier or any Premier Subsidiary of any third party’s Intellectual Property;

(m)	except as set out in Section 3.2.20(m) of the Premier Disclosure Letter, there has been no amendment to the articles or by-laws or other constating documents of Premier or any Premier Subsidiary;

(n)	there has been no disruption in the normal work of Premier’s workforce or claim of wrongful discharge or other unlawful labour practice in respect of Premier or any Premier Subsidiary;

(o)	there has been no waiver by Premier or any Premier Subsidiary or agreement to waive, any right of substantial value and neither Premier nor any Premier Subsidiary has entered into any commitment or transaction not in the ordinary course of the Premier Business where such right, commitment or transaction is or would be material in relation to Premier or the Premier Business; and

(p)	except as set out in Section 3.2.20(p) of the Premier Disclosure Letter, there has been no creation, or agreement by Premier or any Premier Subsidiary to create any Encumbrance on any of its property or assets (except for any lien for unpaid Taxes not yet due).

3.2.21     Partnerships or Joint Ventures

Except as set out in Section 3.2.21 of the Premier Disclosure Letter, neither Premier nor any Premier Subsidiary is a partner or participant in any partnership, joint venture, profit sharing arrangement or other business combination of any kind and is not party to any agreement under which a Premier or a Premier Subsidiary agrees to carry on any part of the Premier Business or any other activity in such manner or by which Premier or a Premier Subsidiary agrees to share any revenue or profit with any other Person.

3.2.22     Minute Books and Corporate Records

The minute and record books of each of Premier and each Premier Subsidiary contains complete and accurate minutes of all meetings of, and copies of the articles and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and shareholders of Premier or the Premier Subsidiary since its incorporation and which are required to be maintained in such books under the Laws of its incorporation; all such meetings were duly called and held and all such articles and resolutions were duly passed or enacted. The share certificate books, registers of shareholders, registers of transfers, registers of directors, registers of holders of Debt Instruments and other corporate registers of each of Premier and each Premier Subsidiary comply with the provisions of all applicable Laws and are complete and accurate in all material respects. Neither Premier nor any Premier Subsidiary is party to or bound by or subject to any shareholder agreement or unanimous shareholder agreement governing its affairs or the relationships, rights and duties of shareholders and is not subject to a shareholder rights plan or “poison pill” or similar plan.

3.2.23     Interested Persons

Except as set out and described in Section 3.2.23 of the Premier Disclosure Letter:

(a)	neither Premier nor any Premier Subsidiary is party to or bound by or subject to any agreement, contract or commitment with any Interested Person, except for contracts of employment or personal services contracts with independent contractors;

(b)	neither Premier nor any Premier Subsidiary has any loan or indebtedness outstanding (except for obligations incurred in the ordinary course of the Premier Business with respect to any Premier Employee Benefit Plan, personal services contracts or the reimbursement of expenses incurred on behalf of Premier or a Premier Subsidiary or otherwise) to any Interested Person;

(c)	all activities of Premier and its Subsidiaries have been carried at Arm’s Length with each Interested Person; and

(d)	no Interested Person has any cause of action or other claim whatsoever against, or owes any amount to, Premier or any Premier Subsidiary in connection with the Premier Business as heretofore carried on, except for any Liability reflected in the Premier Financial Statements or the Premier Interim Financial Statements and claims in the ordinary course of the Premier Business such as, without limitation, for accrued vacation pay and accrued benefits under any Premier Employee Benefit Plan.

3.2.24     Directors and Officers

Section 3.2.24 of the Premier Disclosure Letter sets forth the names and titles of all directors and officers of Premier and each Premier Subsidiary, as at the date of this Agreement.

3.2.25     Employment and Employee Benefit Matters

(a)	As at the date of this Agreement, Premier and the Premier Subsidiaries, collectively, had not more than 50 full time Premier Employees and not more than 150 full time equivalent of part time Premier Employees and not more than 3 temporary Premier Employee. The names of the Premier Employees as of March 15, 2015, their years of service, their job titles and benefits under the Premier Employee Benefit Plans to which they are entitled are set out and described in Section 3.2.25(a) of the Premier Disclosure Letter. To the knowledge of Premier, no Premier Employee intends to terminate his employment with Premier, whether as a result of the transactions contemplated by this Agreement or otherwise.

(b)	Section 3.2.25(b) of the Premier Disclosure Letter contains a complete list of all Premier Employee Benefit Plans maintained, or otherwise contributed to or required to be contributed to, by Premier or a Premier Subsidiary for the benefit of Premier Employees or former Premier Employees, and sets out a description of all policies, handbooks and manuals relating to employment matters.

(c)	Section 3.2.25(c) of the Premier Disclosure Letter contains a true, accurate and complete list of each Premier Employee Benefit Plan.

(d)	With respect to each Premier Employee Benefit Plan, Premier has made available to DK accurate, current and complete copies of each of the following:

(i)	each written Premier Employee Benefit Plan and all amendments thereto;

(ii)	a written summary of all material plan terms of each unwritten Premier Employee Benefit Plan; and

(iii)	employee handbooks of each of Premier and each Premier Subsidiary.

(e)	Except as could not reasonably be expected to result in material Liability to Premier or a Premier Subsidiary, each Premier Employee Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with applicable Law.

(f)	All material benefits, contributions and premiums relating to each Premier Employee Benefit Plan have been paid in accordance with the terms thereof and all applicable Laws and accounting principles, and all material benefits accrued under any unfunded Premier Employee Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with United States generally accepted accounting principles.

(g)	Except as required by applicable Law or NASDAQ rules, no provision of any Premier Employee Benefit Plan that is sponsored or maintained by Premier or a Premier Subsidiary would restrict Premier or a Premier Subsidiary from amending or terminating any such Premier Employee Benefit Plan. Neither Premier nor any Premier Subsidiary has any commitment or obligation and has not made any representations to any Premier Employee or independent contractor or consultant to any Premier or any Premier Subsidiary to adopt, amend or modify any Premier Employee Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement.

(h)	There is no pending or, to Premier’s knowledge, threatened action relating to a Premier Employee Benefit Plan (other than routine claims for benefits), and no Premier Employee Benefit Plan has within the six years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(i)	Except as disclosed in Section 3.2.25(i) of the Premier Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(i)	entitle any Premier Employee to severance pay pursuant to a Premier Employee Benefit Plan;

(ii)	accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual pursuant to a Premier Employee Benefit Plan;

(iii)	limit or restrict the right of Premier or the relevant Premier Subsidiary to merge, amend or terminate any Premier Employee Benefit Plan that is sponsored or maintained by Premier or a Premier Subsidiary; or

(iv)	increase the amount payable under by or result in any other material obligation to a Premier or a Premier Subsidiary pursuant to any Premier Employee Benefit Plan.

(j)	With respect to any other employee benefit plan that is not a Premier Employee Benefit Plan, except as could not reasonably be expected to result in material Liability to Premier or a Premier Subsidiary:

(i)	each such employee benefit plan complies with all applicable Laws (including ERISA and the Code);

(ii)	each such employee benefit plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Employee Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service, to the effect that such Qualified Employee Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code; and

(iii)	neither Premier nor any of its ERISA Affiliates has, at any time during the past six years,

(A)	terminated any such employee benefit plan that was subject to Title IV of ERISA;

(B)	failed to timely pay premiums to the Pension Benefit Guaranty Corporation;

(C)	withdrawn from any such employee benefit plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA; or

(D)	engaged in any transaction that would give rise to Liability under Section 4069 of ERISA.

(k)	Except as set out and described in Section 3.2.25(k) of the Premier Disclosure Letter:

(i)	neither Premier nor any Premier Subsidiary is party to or bound by or subject to any agreement or arrangement with respect to the Premier Employee Benefit Plans and no such agreement or arrangement contains any specific provision as to notice of termination of employment or severance pay in lieu thereof;

(ii)	neither Premier nor any Premier Subsidiary has any obligations to amend any Premier Employee Benefit Plan and no amendments will be made or promised prior to the Effective Date, except with the prior written consent of DK;

(iii)	all obligations of Premier and each Premier Subsidiary with respect to the Premier Employee Benefit Plans are reflected in and have been fully accrued in the Premier Financial Statements or the Premier Interim Financial Statements;

(iv)	neither Premier nor any Premier Subsidiary is party to or bound by or subject to any collective bargaining agreement or other similar arrangement with any labour union or employee association nor has it made any commitment to or conducted any negotiation or discussion with any labour union or employee association with respect to any future agreement or arrangement and, to the knowledge of Premier, there is no current application for certification or other attempt to organize or establish any labour union or employee association with respect to Premier Employees;

(v)	each of Premier and each Premier Subsidiary has, in all material respects, complied with, and operated its business in accordance with, all applicable Laws relating to employment and labour matters, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations matters, but not including privacy; there are no current, pending or, to the knowledge of Premier, threatened claims, complaints or proceedings of any kind involving Premier or any Premier Subsidiary, or to Premier's knowledge, any of their respective Premier Employees before any Tribunal with respect to any of the above matters; and there are no facts known to Premier that could reasonably be expected to give rise to any such claim, complaint or proceeding;

(vi)	there are no existing or, to the knowledge of Premier, threatened labour strikes, slow downs, work stoppages or other similar labour troubles affecting Premier or a Premier Subsidiary;

(vii)	to the knowledge of Premier, no Premier Employee is bound by any confidentiality, non-solicitation or non-competition agreement in favour of any Person other than Premier or a Premier Subsidiary which is material and relevant to the employment of such Premier Employee and which imposes obligations on such Premier Employee greater than those owed by such Premier Employee under common law;

(viii)	neither Premier nor any Premier Subsidiary is party to any side letter or other written or oral material commitment with any Premier Employee or contractor; and

(ix)	all accruals for unpaid vacation pay, premiums for employment insurance, health premiums, pension benefit contributions, accrued wages, salaries and commissions and other Premier Employee benefits have been reflected in the books and records of Premier.

3.2.26     Pension and Retirement Plans

Neither Premier nor any Premier Subsidiary sponsors or participates in any pension and/or retirement plan.

3.2.27     Real Property

Section 3.2.27 of the Premier Disclosure Letter sets forth a list of all real property owned by Premier and other than the real properties listed in that section, neither Premier nor a Premier Subsidiary owns, is party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

3.2.28     Leases and Leased Property

(a)	neither Premier nor any Premier Subsidiary is party to or bound by or subject to or has agreed to or become bound to enter into, any real or personal property lease, sublease or other right of occupancy relating to real property, whether as lessor or lessee, except for the Premier Leases described in Section 3.2.28(a) of the Premier Disclosure Letter, copies of which have been provided to DK prior to the date hereof. Premier and the Premier Subsidiaries occupy and have the exclusive right to occupy and use all immovable Premier Leased Property and have the exclusive right to use all movable Premier Leased Property.

(b)	Each of the Premier Leases is valid and subsisting and in good standing, all rental and other payments required to be paid by Premier or the relevant Premier Subsidiary as lessee or sublessee and due and payable pursuant to each of the Premier Leases have been duly paid to date and Premier or such Premier Subsidiary is not otherwise in default in meeting its obligations under any of the Premier Leases and is entitled to all rights and benefits thereunder. No event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by Premier or such Premier Subsidiary or, to the knowledge of Premier, any other party to any of the Premier Leases and no party to any of the Premier Leases is claiming any such default or taking any action purportedly based upon any such default. The completion of the transactions contemplated herein will not, subject to obtaining any required consents set out in Section 3.2.28(b) of the Premier Disclosure Letter, afford any of the parties to any of the Premier Leases or any other Person the right to terminate any of the Premier Leases nor will the completion of the transactions contemplated herein result in any additional or more onerous obligation on any of Premier or any Premier Subsidiaries under any of the Premier Leases.

3.2.29     Insurance

(a)	Each of Premier or each Premier Subsidiary maintains insurance covering its property, assets and personnel and protecting its business, which constitute the Premier Business, against loss or damage on a basis that is comparable to the insurance maintained by reasonable Persons operating businesses similar to the Premier Business as heretofore carried on. Section 3.2.29(a) of the Premier Disclosure Letter sets forth a list of all insurance policies currently maintained by each of Premier and each Premier Subsidiary. Each of such insurance policies is valid and subsisting and in good standing, there is no default, whether as to the payment of premiums or otherwise, under any material term or condition of such insurance policies, and, to the knowledge of Premier, each Person which is an insured party under any of such insurance policies is entitled to all rights and benefits thereunder.

(b)	There are no pending claims under any such insurance policies. Neither Premier nor any Premier Subsidiary has failed to give any notice or present any claim under any such insurance policies in due and timely fashion. To the knowledge of Premier, no circumstances have occurred which might entitle any of Premier or a Premier Subsidiary to make a claim under any such insurance policies or which might be required under any such insurance policies to be notified to the insurers thereunder and no material claim under any of such insurance policies has been made by Premier or any Premier Subsidiary since the most recent Financial Year End.

(c)	Except as disclosed in Section 3.2.29(c) of the Premier Disclosure Letter, none of such insurance policies is subject to any premium in excess of the stipulated or normal rate. No notice of cancellation of, material increase of premiums under, non-renewal with respect to, or disallowance of any claim under, any such insurance policies has been received by any of Premier or a Premier Subsidiary.

3.2.30     Material Agreements

Except as disclosed as an exhibit to Premier’s most recent 10-K filed with the SEC prior to the date hereof and any 10-Q or 8-K filed with the SEC subsequent thereto but prior to the date hereof and except for the Premier Material Agreements disclosed in Section 3.2.30 of the Premier Disclosure Letter, neither Premier nor any Premier Subsidiary is party to or bound by or subject to any of the following:

(a)	any exhibition, sales, advertising, public relations, agency, or management under which the obligations of exceeding $100,000 on an annual basis;

(b)	any continuing contract for the purchase of materials, supplies, equipment or services involving, in the case of any such contract, more than $100,000 over the life of the contract;

(c)	any contract that expires, or may be renewed at the option of any Person other than Premier or a Premier Subsidiary so as to expire, more than one year after the date of this Agreement;

(d)	any contract for capital expenditures in excess of $100,000 in the aggregate;

(e)	any confidentiality, secrecy or non-disclosure contract in respect of any potential Acquisition Proposal or outside the ordinary course of business;

(f)	any contract pursuant to which Premier or a Premier Subsidiary leases any real or personal property (including the Premier Leases), under which its obligations exceed $100,000, on an annual basis;

(g)	any contract pursuant to which Premier or a Premier Subsidiary is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property under which its obligations exceed $100,000, on an annual basis;

(h)	any contract with any person with whom any of Premier or a Premier Subsidiary does not deal at Arm’s Length;

(i)	any Guarantee;

(j)	any licence, sublicence or other agreement to which Premier or a Premier Subsidiary is a party (or by which it or any Premier Intellectual Property is bound or subject) and pursuant to which any Person (other than Premier Employees or independent contractors of Premier or a Premier Subsidiary for purposes of their employment or contract with Premier or a Premier Subsidiary, as applicable) has been or may be assigned, authorized to use, or given access to any Premier Intellectual Property, in each case, outside the ordinary course of business;

(k)	any employment contracts with Premier Employees and service contracts with independent contractors;

(l)	any agreement to indemnify, hold harmless or defend any other Person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof other than any licence of Third Party Software that is not part of the Premier Intellectual Property and which relates to Software that is generally available to the public, in each case, outside the ordinary course of business; and

(m)	any other agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment which is or would reasonably be expected to be material to the Premier Business, properties, assets, operations, condition (financial or otherwise) or prospects of Premier, whether written or oral, and of any nature or kind whatsoever.

3.2.31     No Breach of Material Agreements

Each of Premier and each Premier Subsidiary have performed all of the material obligations required to be performed by it, and is entitled to all benefits under, and, to the knowledge of Premier, is not alleged to be in default in respect of, any Premier Material Agreement. Except as disclosed in Section 3.2.31 of the Premier Disclosure Letter, each of the Premier Material Agreements is in full force and effect, unamended, and there exists no material breach thereof or material default or event of material default or event, occurrence, condition or act with respect to Premier or a Premier Subsidiary or, to Premier’s knowledge, with respect to the other contracting party or otherwise that, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, would:

(a)	become a default or event of default under any Premier Material Agreement; or

(b)	result in the loss or expiration of any material right or option by Premier or a Premier Subsidiary (or the material gain thereof by any third party) under any Premier Material Agreement.

Premier has delivered a true, correct and complete copy of each of the Premier Material Agreements to DK.

3.2.32     Legal Proceedings

Except as set out in Section 3.2.32 of the Premier Disclosure Letter, there are no actions, suits, claims, investigations or proceedings (whether private, governmental or otherwise, and whether or not purportedly on behalf of Premier or any Premier Subsidiary) in progress, pending, or to the knowledge of Premier, threatened, against or affecting Premier or any Premier Subsidiary (including actions, suits, investigations or proceedings against any of the directors, officers or employees of Premier or any Premier Subsidiary which relate to the Premier Business, affairs, assets or operations of Premier or any Premier Subsidiary), at law or in equity, or before or by any Tribunal. Except as set out in Section 3.2.32 of the Premier Disclosure Letter, there is no judgment, decree, injunction, ruling, order or award of any Tribunal outstanding against or affecting any of Premier or a Premier Subsidiary that has had or could have a Material Adverse Effect on the Premier Business. Except as set out in Section 3.2.32 of the Premier Disclosure Letter, Premier is not aware of any grounds on which any such action, suit, investigation or proceeding might be commenced with any reasonable likelihood of success, and does not have any present plans or intentions to initiate any litigation, arbitration or other proceedings against any third party.

3.2.33     Tax Matters

(a)	Except in respect of the income tax return for the current taxation year (which return is not yet due), and any income tax return which is required to be filed as a result of or in connection with the transactions contemplated herein, each of Premier and each Premier Subsidiary has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it on or before the date hereof with any taxing or regulatory authority to which it is subject; such Tax Returns and the material accompanying such Tax Returns are accurate and complete in all material respects and Premier has provided to DK true and complete copies of all Tax Returns filed by each of Premier and each Premier Subsidiary.

(b)	Each of Premier and each Premier Subsidiary has paid all Taxes that are due and payable, and any interest, penalties and fines in connection therewith, properly due and payable, and has paid all of same in connection with all known assessments, reassessments and adjustments.

(c)	Except as set out in the Premier Financial Statements, and except for Taxes incurred in the ordinary course of the Premier Business or incurred or arising as a result of the transactions contemplated herein which Taxes are not yet due and payable, there are no Taxes or fines in respect of Taxes claimed by any Governmental Entity against any of Premier or any Premier Subsidiary or which are known to Premier or any Premier Subsidiary to be due and owing by Premier or any Premier Subsidiary and, to the knowledge of Premier, there are no pending or threatened reassessments by any Governmental Entity in respect of Taxes owing by Premier or any Premier Subsidiary, and there are no matters in dispute or under discussion with or any audits being conducted by any Governmental Entity relating to Taxes or fines in respect of Taxes asserted by such Governmental Entity against any of Premier or any Premier Subsidiary.

(d)	The Premier Financial Statements fully reflect accrued liabilities as at the Financial Year End for all Taxes.

(e)	Except as set out and described in Section 3.2.33(e) of the Premier Disclosure Letter, there are no actions, suits, investigations, audits or proceedings and no assessment, reassessment or request for information in progress, pending or, to the knowledge of Premier, threatened against or affecting any of Premier or a Premier Subsidiary in respect of Taxes nor are any issues under discussion with any taxing authority relating to any matters which could result in claims for additional Taxes or fines.

(f)	There are no agreements, waivers or other arrangements made by any of Premier or any Premier Subsidiary providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by any of Premier or a Premier Subsidiary, or the provision of any documents or information currently under request by any Governmental Entity.

(g)	The books and records of Premier fairly and correctly set out and disclose, in all material respects, all liabilities and unclaimed input Tax credits under applicable Law. All financial transactions of Premier and each Premier Subsidiary have been accurately and completely recorded in the books and records of Premier and such Premier Subsidiary, respectively, for Tax purposes.

(h)	Except as set out in Section 3.2.33(h) of the Premier Disclosure Letter, each of Premier and each Premier Subsidiary has withheld the amount of all Taxes and other deductions required under any applicable Laws to be withheld from each payment made by it and has remitted all amounts withheld which are due and payable before the date hereof and all installments of Taxes which are due and payable before the date hereof to the relevant taxing or other authority within the time prescribed under any applicable Laws.

3.2.34     Compliance with Applicable Laws

Each of Premier and each Premier Subsidiary has conducted and is conducting its business in compliance in all material respects with all applicable Laws in each jurisdiction in which its business is carried on, is not in material breach of any of such Laws and is duly licenced or registered in each jurisdiction in which it owns or leases its property and assets or carries on its business, so as to enable the Premier Business to be carried on as now conducted and its property and assets to be so owned or leased. Except as set out in Section 3.2.34 of the Premier Disclosure Letter Premier or each Premier Subsidiary, as applicable, has all material licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or similar type) necessary to carry on the Premier Business as presently conducted or to own or use any of the assets currently utilized or required to be utilized by any of Premier or a Premier Subsidiary in connection with the Premier Business (the “Premier Licences”). Premier or each Premier Subsidiary, as applicable, has all Premier Licences, and there are no other licences, permits, approvals, consents, certificates, registrations, or authorizations necessary to carry on the Premier Business as presently carried on or to own or lease any of the property or the assets utilized by any of Premier or a Premier Subsidiary except where the lack of grant of such to Premier or a Premier Subsidiary would not have a Material Adverse Effect on the Premier Business. Each Premier Licence is valid and subsisting and in good standing and, to the knowledge of Premier, there is no default or breach of any Premier Licence and, to the best of the knowledge of Premier, no proceeding is pending or threatened to revoke or limit any Premier Licence. No Premier Licence contains any burdensome term, provision, condition or limitation which has or could have a Material Adverse Effect on Premier or the Premier Business, and except as set out in Section 3.2.34 of the Premier Disclosure Letter, requires the consent, approval, permit or acknowledgement of any Person in connection with the completion of the transactions herein contemplated.

3.2.35     Consents and Approvals

Except for the Applicable Regulatory Approvals there is no requirement for Premier or, to the best of its knowledge, any other party to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Entity, including without limitation, any such filing or notice or obtaining of any licence, permit, certificate, registration, authorization, consent or approval under the Titanic Covenants and Conditions or any of the Titanic Documents as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals which relate solely to the identity of DK or which are of a purely administrative nature and could be completed or obtained without adverse effect on Premier or the Premier Business immediately after the Effective Date.

3.2.36     No Business Restrictions

Except as set out and disclosed in Section 3.2.36 of the Premier Disclosure Letter, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which any of Premier or a Premier Subsidiary is a party or which is otherwise binding upon Premier or a Premier Subsidiary which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Premier or a Premier Subsidiary, any acquisition of property (tangible or intangible) by any of Premier or a Premier Subsidiary or the conduct of the Premier Business by any of Premier or a Premier Subsidiary, as currently conducted or proposed to be conducted by Premier or a Premier Subsidiary. Without limiting the foregoing, except as set out and disclosed in Section 3.2.36 of the Premier Disclosure Letter, neither Premier nor any Premier Subsidiary has entered into any agreement under which it is restricted from conducting its respective aspect of the Premier Business in any geographic area, during any period of time or in any segment of the market.

3.2.37     Environmental Matters

None of Premier or any Premier Subsidiary is in material violation of any applicable Laws relating to the environment and no material expenditures are or, to the knowledge of Premier, will be required in order to comply with such existing Laws. Each of Premier and each Premier Subsidiary possess all necessary environmental licences, permits, approvals, consents, certificates, registrations and other authorizations in order for it to conduct the Premier Business in material compliance with applicable Laws relating to the environment. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for any of Premier or any Premier Subsidiary or, to the knowledge of Premier, by or for any other Person with respect to any Premier Leased Property or any real property previously owned, leased, occupied or used by Premier or a Premier Subsidiary while Premier or such Premier Subsidiary has occupied such properties.

3.2.38     Condition and Sufficiency of Assets

All moveable property, including without limitation the Premier Exhibitions Assets, facilities, machinery and equipment owned or used by each of Premier and each Premier Subsidiary in connection with the Premier Business are in good operating condition and in a state of good repair and maintenance, reasonable wear and tear excepted. Each of Premier and each Premier Subsidiary owns or leases all of the property and assets (excluding Intellectual Property, which is dealt with in Section 3.2.39 below) used in or necessary for the conduct of the Premier Business as it is currently being conducted with good and marketable title to all property and assets which are owned by it, free and clear of any and all Encumbrances other than as set out in Section 3.2.38 of the Premier Disclosure Letter.

3.2.39     Intellectual Property

Representations with respect to Premier Intellectual Property

(a)	Section 3.2.39(a) of the Premier Disclosure Letter includes a description of:

(i)	all material Intellectual Property (including, without limitation, Software) that is owned by any of Premier or a Premier Subsidiary or that is used by any of Premier or a Premier Subsidiary under a licence from another Person (together with a description of the applicable licence) and is necessary for or used in the Premier Business (expressly excluding licences entered into in the ordinary course of business and licences for standard software not specifically created for Premier or a Premier Subsidiary); and

(ii)	all Premier Registered Intellectual Property,

(collectively, the “Premier Intellectual Property”).

(b)	The Premier Intellectual Property comprises all Intellectual Property that is:

(i)	materially necessary to the conduct of the Premier Business; or

(ii)	material to the conduct of the Premier Business, the failure to own or to have the right to use would have a Material Adverse Effect on Premier.

(c)	Except as set out in Section 3.2.39(c) of the Premier Disclosure Letter, each item of Premier Intellectual Property is solely and exclusively owned by Premier or a Premier Subsidiary free and clear of any Encumbrances or co ownership interests or is licenced to Premier or a Premier Subsidiary under an existing written or electronic licence agreement that remains in force and which grants sufficient rights to permit Premier or a Premier Subsidiary to use such Intellectual Property in the manner necessary to carry on the Premier Business.

(d)	Premier or a Premier Subsidiary owns, solely and exclusively, any copyright that subsists in the Premier Intellectual Property other than the copyright that subsists in any Third Party Software or other works, provided that such Third Party Software and other works are licenced to Premier or a Premier Subsidiary under a written or electronic licence agreement that is identified in Section 3.2.39(d) of the Premier Disclosure Letter and which has been provided to DK, or are in the public domain.

(e)	To the extent that any of the Premier Intellectual Property that is licenced by Premier or a Premier Subsidiary incorporated in or embedded in the Premier Exhibition Assets, Premier or the relevant Premier Subsidiary (both the licensor and user) have complied with all of the material terms and conditions contained in the licence agreements applicable to such Premier Intellectual Property and neither Premier nor any Premier Subsidiary has received notice of and is not aware of any material breaches, claims or disputes under such agreements. Neither Premier nor any Premier Subsidiary is aware of nor has it received notice of any breach by any customer or end user under any agreement applicable to the use of the Premier Intellectual Property.

(f)	Except as set out in Section 3.2.39(f) of the Premier Disclosure Letter, neither Premier nor any Premier Subsidiary has transferred or assigned ownership of or granted any licence or right to any Person to copy, make, use, exploit, or authorize the retention of any rights to copy, make, use or exploit any Premier Intellectual Property.

(g)	Each item of Premier Registered Intellectual Property is, to the knowledge of Premier, valid and subsisting. All necessary registration, maintenance, renewal fees, annuity fees and Taxes in connection with the Premier Registered Intellectual Property have been paid and all necessary documents and certificates in connection with the Premier Registered Intellectual Property have been filed with the relevant patent, copyright, trade-mark or other authorities in the jurisdictions in which such Registered Intellectual Property is registered, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Other than the Premier Registered Intellectual Property, no registrations or filings with any Governmental Entity have been made with respect to the Premier Intellectual Property.

(h)	Except as set out in Section 3.2.39(h) of the Premier Disclosure Letter, no royalty or other fee in respect of the Premier Intellectual Property is required to be paid by any of Premier or a Premier Subsidiary to any other Person in relation to the sale or licensing of any of the Premier Intellectual Property.

General Representations with respect to Intellectual Property

(i)	To the knowledge of Premier, each of Premier and each Premier Subsidiary own or has the valid right to use all trade-marks, service marks, and trade names used by it (including those described as Premier Registered Intellectual Property) in connection with its business, including, without limitation, the Premier Business.

(j)	Section 3.2.39(j) of the Premier Disclosure Letter sets out all contracts, licences and agreements between each of Premier and each Premier Subsidiary and any other Person wherein or whereby a Premier or a Premier Subsidiary has or may have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by Premier or such Premier Subsidiaries or such other Person of any Intellectual Property Rights owned by any Person other than Premier or a Premier Subsidiary (and copies of substantially all of same have been provided to DK), other than any non-material licenses entered into within the ordinary course of business or licenses of Third Party Software which are granted for Software that is generally available to the public.

(k)	Except as set out in Section 3.2.39(k) of the Premier Disclosure Letter, there are no contracts, licences or agreements between Premier or a Premier Subsidiary and any other Person with respect to Premier Intellectual Property under which there is any material dispute known to Premier regarding the scope of such contract, licence or agreement, or performance under such contract, licence or agreement, including with respect to any payments to be made or received by any of Premier or a Premier Subsidiary thereunder.

(l)	To the knowledge of Premier, no Person is infringing or misappropriating any Premier Intellectual Property provided that in the case of Third Party Software or other third party Intellectual Property, Premier represents only that it has not received notice of and is not actually aware of any claims or threatened claims that such Third Party Software or other third party Intellectual Property, is being infringed or has been misappropriated. Subject to the foregoing proviso, Premier has no knowledge of any past infringement or misappropriation of any Premier Intellectual Property.

(m)	Each of Premier and each Premier Subsidiary have taken commercially reasonable steps to protect and maintain the confidentiality of the trade secrets and other confidential information in the Premier Intellectual Property and in any Intellectual Property provided by any other Person to any of Premier or any Premier Subsidiary.

(n)	None of the Premier Intellectual Property is subject to any actions or proceedings (whether pending or, to the best of Premier’s knowledge, threatened) or any outstanding decree, order or judgment that restricts in any manner the use, transfer or licencing thereof by any of Premier or any Premier Subsidiary or that may affect the validity, use or enforceability of the same.

3.2.40     Personal Information

(a)	Each of Premier and each Premier Subsidiary have a written privacy policy which governs its collection, use and disclosure of Personal Information of any Premier Employee of the Premier Business and, since the date of adoption of such privacy policy, each of Premier and each Premier Subsidiary is in compliance in all material respects with such privacy policy.

(b)	There has not been any, and as of the date hereof, there is no complaint, investigation, proceeding or action completed, resolved, pending, or to the knowledge of Premier, threatened against or involving in any way Premier or a Premier Subsidiary or the Premier Business under or in relation to any personal privacy laws and regulations that apply to Premier, any Premier Subsidiary or the Premier Business, including wherever Premier has/holds exhibits.

3.2.41     Advisory Fees

Except as set out in Section 3.2.41 of the Premier Disclosure Letter, and except for the accountants and lawyers of Premier retained to negotiate, advance, carry out and complete the transactions contemplated herein, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Premier or any Premier Subsidiary, or any of its directors, officers or shareholders who might be entitled to any fee, commission, bonus or reimbursement of expenses from any of Premier or a Premier Subsidiary upon entry into or the consummation of the transactions contemplated by this Agreement.

3.2.42     Other Negotiations; Brokers; Third Party Expenses

(a)	None of the Premier or any Premier Subsidiary, nor to the knowledge of Premier, any of their respective directors or officers (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of them or at any of their direction):

(i)	has entered into any agreement that conflicts with any of the transactions contemplated by this Agreement; or

(ii)	has entered into any agreement or had any discussions with any Person regarding any transaction involving any of Premier or a Premier Subsidiary or any material asset of Premier or a Premier Subsidiary which could reasonably be expected to result in any of Premier or a Premier Subsidiary, or any of the officers, directors, employees, agents or shareholders of any of them being subject to any claim for Liability to such Person as a result of entering into this Agreement or consummating the transactions contemplated hereby.

(b)	Section 3.2.42(b) of the Premier Disclosure Letter lists all agreements with respect to, and a reasonable estimate of all Third Party Expenses which are reasonably expected to be incurred by Premier or any Premier Subsidiary in connection with the negotiation and implementation of the terms and conditions of this Agreement and the transactions contemplated hereby.

3.2.43     Disclosure

The representations and warranties of Premier contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement, including the Premier Disclosure Letter, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to DK or the DK Securityholders.

3.2.44     Approval of Merger

The board of directors of Premier has determined:

(a)	that the Merger and the transactions contemplated under this Agreement are fair to and in the best interests of the Premier Shareholders as a whole and are in the best interests of Premier; and

(b)	to recommend that the Premier Shareholders vote in favour of the Premier Shareholders’ Resolution.

3.3	Representations and Warranties of the DK Securityholders

3.3.1     Bao Representations

Bao hereby represents and warrants to and in favour of Premier and, Exchangeco as follows and acknowledges that Premier and Exchangeco are relying on such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Bao is the registered and beneficial owner of 3,325 DK Common Shares and 336 DK Preferred Shares.

(b)	Bao owns the DK Shares set out in Section 3.3.1(a) free and clear of Encumbrances and any other rights of others and has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the DK Shares owned by him to Exchangeco free and clear of all Encumbrances and any other rights of others.

(c)	Bao does not own any shares in the capital of DK other than as set out in Section 3.3.1(a).

(d)	the DK Shares held by Bao have not been previously assigned and are not subject to any voting trust.

(e)	Bao is not a non-resident of Canada for the purposes of the ITA.

(f)	Bao is not a party to or bound by or subject to any agreement, contract or commitment with any entity doing business with DK or any DKSub, including Macau Legends or its affiliates or PacBridge Capital Partners or its affiliates, from which Bao derives a financial interest or other benefit as a result of DK or a DKSub doing business with such entities.

3.3.2     Brenner hereby represents and warrants to and in favour of Premier and Exchangeco as follows and acknowledges that Premier and Exchangeco are relying on such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Brenner is the registered and beneficial owner of 475 DK Common Shares.

(b)	Brenner owns the DK Common Shares set out in Section 3.3.2(a) free and clear of Encumbrances and any other rights of others and has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the DK Shares owned by her to Exchangeco free and clear of all Encumbrances and any other rights of others.

(c)	Brenner does not own any shares in the capital of DK other than as set out in Section 3.3.2(a).

(d)	The DK Common Shares held by Brenner have not been previously assigned and are not subject to any voting trust.

(e)	Brenner is not a non-resident of Canada for the purposes of the ITA.

3.4	Non-Waiver

No investigations made by or on behalf of any of the Parties at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any other Party herein or pursuant hereto, unless disclosure of the fact at issue is expressly made in writing in this Agreement, including the DK Disclosure Letter (in the case of DK or any DK Subsidiary) and the Premier Disclosure Letter (in the case of Premier or any Premier Subsidiary) prior to the execution hereof and such disclosure contains no material untrue statement. Notwithstanding anything else in this Agreement, the DK Disclosure Letter or the Premier Disclosure Letter, any matter disclosed or described in any appropriate representation or warranty of DK or Premier contained in this Agreement or in any appropriate section of the DK Disclosure Letter or the Premier Disclosure Letter shall be deemed to have been disclosed and described in all related representations and warranties of DK, the DK Securityholders or Premier or Exchangeco, as applicable, and Sections of the DK Disclosure Letter and Premier Disclosure Letter, as applicable.

3.5	Survival

For greater certainty, the representations and warranties of DK, the DK Securityholders, Premier and Exchangeco, as applicable, contained herein shall survive the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby but shall terminate on the termination of this Agreement in accordance with its terms.

4.0	COVENANTS

4.1	Retention of Goodwill and Assets

During the Pre-Effective Date Period, each of the Premier and DK will, and will cause each of their respective Subsidiaries to, subject to the Merger and related transactions are contemplated hereby, continue to carry on the Premier Business and the DK Business, respectively, in the ordinary course of business, working to preserve the attendant goodwill and assets of Premier and DK, respectively and their respective Subsidiaries to contribute to retention of that goodwill and assets to and after the Effective Date. The following provisions of this Section 4.0 are intended to be in furtherance of this general commitment, subject to the Merger and related transactions contemplated hereby.

4.2	Covenants of DK

DK covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Section 6.0, except with the consent of Premier with respect to any deviation therefrom or with respect to any matter contemplated by this Agreement, DK will and will cause each DKSub to:

(a)	perform all obligations required or desirable to be performed by DK or a DKSub under this Agreement and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, to:

(i)	apply for and use all reasonable efforts to obtain all Applicable Regulatory Approvals set out in Appendix 2 and, in doing so, to keep Premier reasonably informed as to the status of the proceedings relating to obtaining the Applicable Regulatory Approvals, including providing Premier with copies of all related applications and notifications, in draft form, sufficiently in advance of filing in order for Premier to provide its reasonable comments thereon;

(ii)	use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on DK with respect to the transactions contemplated hereby;

(iii)	until the Effective Date, defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iv)	use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to DK or any DK Sub which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(v)	on or before the Effective Date, effect all necessary registrations, filings and submissions of information required by Governmental Entities from DK and each DK Sub relating to the transactions contemplated herein;

(vi)	in connection with the Merger and other transactions contemplated herein, use its reasonable efforts to obtain, before the Effective Date, all necessary waivers, consents and approvals required to be obtained by DK from other parties pursuant to the DK Material Agreements or as set out in the DK Disclosure Letter;

(vii)	use all reasonable efforts to cause the Registration Rights Shareholders’ Agent to execute, on or before the Effective Date, the Registration Rights Agreement and, in the event that the Registration Rights Shareholders’ Agent has not executed the Registration Rights Agreement by the Effective Date, DK shall identify a person who is acceptable to Premier, acting reasonably, to act as agent for and on behalf of the DK Securityholders under the Registration Rights Agreement and to cause such replacement to execute the Registration Rights Agreement on or before the Effective Date;

(viii)	deliver to Premier, not less than 10 Business Days prior to the Effective Date, a certificate duly executed by the sole director and one officer of DK setting forth the aggregate number of DK Shares issued and outstanding as at the date of such certificate (which shall also be the number of such shares outstanding as at the Effective Date), and certifying that there are no further rights, agreements or arrangements of any nature or kind then outstanding for the acquisition of further DK Shares, or securities convertible into or exchangeable for DK Shares;

(b)	not, notwithstanding any other provision of this Agreement (including the Exhibits hereto and the DK Disclosure Letter), allot, issue or grant any DK Shares or other securities convertible into or exchangeable for DK Shares, or enter into any agreements or arrangements relating thereto, to or with any Person or for any reason;

(c)	not split, combine or reclassify any of the outstanding DK Shares, nor declare or pay any dividends on or make any other distributions (in either case, in stock or property) on or in respect of the outstanding DK Shares;

(d)	not amend its articles or notice of articles or by-laws, as applicable;

(e)	not allot, reserve, set aside or issue, authorize or propose the allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(f)	not reorganize, amalgamate or merge DK or any DKSub with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any Person;

(g)	not loan any money, guarantee the payment of indebtedness or incur indebtedness for money borrowed or issue or sell any Debt Instrument;

(h)	not enter into or modify any employment, severance, collective bargaining or other DK Employee Benefit Plans, policies or arrangements with, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers, directors or employees of DK or any DKSub;

(i)	not, except in the ordinary course of business:

(i)	satisfy or settle any claims or Liabilities prior to the same being due (except such as have been reserved against in the DK Financial Statements) which are, individually or in the aggregate, material; or

(ii)	grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material;

(j)	use its reasonable commercial efforts to cause its current insurance (or re insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(k)	not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement prior to the Effective Date;

(l)	not enter into any material contract, agreement, licence, franchise, lease transaction, commitment or other right or obligation or amend, modify, relinquish, terminate or fail to renew in any material respect any DK Material Agreement;

(m)	not acquire or sell, pledge, encumber or otherwise dispose of any material property or assets;

(n)	except as discussed in the operating budget of DK for the financial year ending December 31 2015, not incur or commit to incur capital expenditures prior to the Effective Date;

(o)	not make any changes to existing accounting practices relating to DK, except as required by applicable Law or required by Canadian generally accepted accounting principles or make any material tax election inconsistent with past practice;

(p)	promptly advise Premier in writing:

(i)	of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of DK contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the date of this Agreement), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(ii)	of any Material Adverse Change in respect of DK; and

(iii)	of any breach by DK of any covenant or agreement contained in this Agreement;

(q)	not adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation, reorganization or winding-up of DK or any DKSub or reorganize, amalgamate or merge DK or any DKSub with any other Person;

(r)	use, and causing its Subsidiaries to use, commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations under this Agreement to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Merger; and

(s)	not take any action, refrain from taking any reasonable action, or permitting any action to be taken or reasonable action to not be taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the completion of the Merger or to prevent or materially delay the completion of the transactions contemplated by this Agreement or any Applicable Regulatory Approval, in each case, except as specifically permitted by this Agreement..

4.3	Covenants of Premier

Premier covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Section 6.0, except with the consent of DK with respect to any deviation therefrom or with respect to any matter contemplated by this Agreement, and with respect to the DK Investor Group Financing and the assumption, modification or repayment of the Pentwater Loan, Premier will and will cause each Premier Subsidiary to:

(a)	carry on the Premier Business substantially in accordance with the Premier Business Plan other than changes as a result of the Merger and use all reasonable commercial efforts to, to the extent it has the financial resources to do so, to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained;

(b)	not commence to undertake a substantial or unusual expansion of its business facilities or an expansion that is not contemplated in the Premier Business Plan;

(c)	not split, combine or reclassify any of the outstanding Premier Shares, nor declare or pay any dividends on or make any other distributions (in either case, in stock or property) on or in respect of the outstanding Premier Shares;

(d)	not amend its articles or by-laws;

(e)	not allot, reserve, set aside or issue, authorize or propose the allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(f)	not, whether through its board of directors or otherwise, accelerate, or permit to be accelerated, the vesting of any unvested options to acquire Premier Shares or otherwise amend, vary or modify, or take any other action under any Premier stock option plan, stock appreciation plan, deferred stock plan or other similar incentive arrangement;

(g)	not acquire or agree to acquire any Premier Shares or other of its outstanding securities, whether by public or private transaction, or otherwise;

(h)	not loan any money, guarantee the payment of indebtedness or incur indebtedness for money borrowed or issue or sell any Debt Instruments;

(i)	not enter into or modify any employment, severance, collective bargaining or other Premier Employee Benefit Plan, policies or arrangements with, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers, directors or employees of Premier;

(j)	not, except in the ordinary course of business:

(i)	satisfy or settle any claims or Liabilities prior to the same being due (except such as have been reserved against in the Premier Financial Statements the Premier Interim Financial Statements or the Monthly Financial Statements) which are, individually or in the aggregate, material; or

(ii)	grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material;

(k)	use its reasonable commercial efforts to cause its current insurance (or re insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(l)	not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement prior to the Effective Date;

(m)	not enter into any material contract, agreement, licence, franchise, lease transaction, commitment or other right or obligation or amend, modify, relinquish, terminate or fail to renew in any material respect any Premier Material Agreement;

(n)	not acquire or sell, pledge, encumber or otherwise dispose of any material property or assets;

(o)	not incur or commit to incur capital expenditures prior to the Effective Date;

(p)	not make any changes to existing accounting practices relating to Premier, except as required by applicable Law or required by United States generally accepted accounting principles or make any material tax election inconsistent with past practice;

(q)	promptly advise DK in writing:

(i)	of any event occurring subsequent to the date of this Agreement, other than in the ordinary course of business, that would render any representation or warranty of Premier contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the date of this Agreement), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(ii)	of any Material Adverse Change in respect of Premier or RMSTI; and

(iii)	of any breach by Premier of any covenant or agreement contained in this Agreement;

(r)	to perform all obligations required or desirable to be performed by it under this Agreement and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(i)	apply for and use all reasonable efforts to obtain all Applicable Regulatory Approvals referred to in Appendix 2, and, in doing so, to keep DK reasonably informed as to the status of the proceedings related to obtaining such order and the Applicable Regulatory Approvals, including providing DK with copies of all related applications and notifications, in draft form, sufficiently in advance of filing in order for DK to provide its reasonable comments;

(ii)	use reasonable efforts to cause to be voted in favour of the Premier Shareholders’ Resolution at the Premier Special Meeting all proxies granted to officers of Premier under the Principal Shareholder Voting Agreements or otherwise, to the maximum extent that such officers are authorized or permitted to do so under such proxies and under applicable Law;

(iii)	until the Effective Date defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iv)	use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to any of Premier or a Premier Subsidiary which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(v)	on or before the Effective Date, effect all necessary registrations, filings and submissions of information required by Governmental Entities from Premier or its Subsidiaries relating to the transactions contemplated herein;

(vi)	reserve a sufficient number of Premier Shares for issuance upon (A) the Merger (B) the exchange from time to time of Exchangeable Shares (C) conversion of the Amended and Restated Pentwater Note and (D) under the Success Payment Agreement; and

(vii)	use all reasonable efforts to obtain authorization for listing on the NCM of the Premier Shares issuable: (A) under the Merger, (B) upon exchange of the Exchangeable Shares from time to time, (C) on conversion of the Amended and Restated Pentwater Note, and (D) under the Success Payment Agreement;

(s)	in connection with the consummation of the transactions contemplated hereby to use its reasonable efforts to obtain, before the Effective Date, all necessary waivers, consents and approvals required to be obtained by Premier or its Subsidiaries from other parties to loan agreements, leases, licences or other contracts;

(t)	until the Effective Date or the earlier termination of this Agreement in accordance with Section 6.0, except (x) with the consent of DK to any deviation therefrom which shall not be unreasonably withheld; or (y) with respect to any matter contemplated by this Agreement, Premier will:

(i)	not make any changes to existing accounting practices related to Premier, except as permitted or required by a change in United States generally accepted accounting practices or by applicable Law;

(ii)	not reorganize, amalgamate or merge Premier with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities of or substantially all of the assets of or otherwise, any business or Person which acquisition would reasonably be expected to materially delay the transactions contemplated hereby; and

(iii)	not take any action that could result in the Premier Shares being delisted, cease traded or suspended from the NCM;

(u)	make all arrangements for (A) the issuance of Exchangeable Shares, the Premier Shares and the Premier Merger Shares required to be issued as contemplated pursuant to this Agreement (B) the issuance of Premier Shares: (i) issuable upon the exchange from time to time of Exchangeable Shares (ii) on conversion of the Amended and Restated Pentwater Note and (iii) under the Success Payment Agreement;

(v)	use its reasonable commercial efforts to obtain the Principal Shareholder Voting Agreements for each Principal Shareholder;

(w)	not adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation, reorganization or winding-up of Premier or any Premier Subsidiary or reorganize, amalgamate or merge Premier or any Premier Subsidiary with any other person;

(x)	use, and causing its subsidiaries to use, commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations under this Agreement to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Merger; and

(y)	not take any action, refrain from taking any reasonable action, or permitting any action to be taken or reasonable action to not be taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the completion of the Merger or to prevent or materially delay the completion of the transactions contemplated by this Agreement or any Applicable Regulatory Approval, in each case, except as specifically permitted by this Agreement; and

(z)	after the Effective Date Premier shall file, or cause to be filed, all necessary tax filings or returns relating to the Merger for and on behalf of DK and any DKSub.

4.4	Applications for Regulatory Approvals

Each of DK and Premier covenants and agrees to use all reasonable efforts required to apply for and obtain the Applicable Regulatory Approvals, and shall proceed diligently with respect to such applications, in a coordinated and expeditious manner.

4.5	Section 85 Elections

Exchangeco will execute and return to each DK Securityholder who so requests, an election pursuant to Section 85 of the ITA and any applicable provincial legislation in respect of any Elected Share transferred to Exchangeco and such DK Securityholder will be entitled to specify such elected amount as it wishes in such election, provided that (a) such amount is within the limits prescribed by Section 85 of the ITA and any applicable provincial legislation; and (b) such DK Securityholder provides two completed and signed copies of the appropriate tax election form to Exchangeco no later than 90 days after the Effective Date. Upon any DK Securityholder complying with the foregoing conditions, Exchangeco will execute the completed election form received from such DK Securityholder and return such form by registered mail or courier to such DK Securityholder within 30 days of its receipt thereof. The DK Securityholders will be solely responsible for the preparation of the foregoing election forms, and for the filing of such forms with the appropriate Governmental Entity. Exchangeco shall not be responsible or liable in any manner whatsoever for the content, effect, proper completion or timely filing of any such forms with the appropriate Government Entity, but will cooperate reasonably with the DK Securityholders in executing such forms in a timely manner, including providing such information within Premier’s possession as is reasonably required by the DK Securityholders to complete such forms.

4.6	Covenants Regarding Non-Solicitation

4.6.1     Subject to Section 4.7, during the Pre-Effective Date Period neither Premier nor Exchangeco shall and Premier shall cause each of the Premier Subsidiaries to not, directly or indirectly, through any officer, director, employee, representative or agent of Premier or any Premier Subsidiary:

(a)	solicit, initiate, knowingly facilitate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding or which could reasonably be expected to lead to an Acquisition Proposal;

(b)	participate in any activities, discussions or negotiations regarding or which could reasonably be expected to lead to any Acquisition Proposal;

(c)	(i) withdraw or modify in a manner adverse to DK the approval of the board of directors of Premier the transactions contemplated hereby; (ii) authorize, adopt, approve, recommend or otherwise publicly declare advisable, an Acquisition Proposal, (iii) fail to announce publicly within 10 Business Days after a tender offer or exchange offer relating to the securities of Premier shall have been commenced that the board of directors of Premier recommends rejection of such tender or exchange offer, or (iv) make any other public statement of the board of directors of Premier or a committee thereof that is inconsistent with the approval of the board of directors of Premier of the transactions with DK contemplated hereby;

(d)	furnish any non-public information relating to Premier or any of its Subsidiaries, or afford access to the books or records or representatives of Premier or any of its Subsidiaries, to any Person that, to Premier’s or such Premier Subsidiary’s knowledge, is seeking to or may make, or has made, an Acquisition Proposal;

(e)	approve or recommend any Acquisition Proposal; or

(f)	enter into any agreement, arrangement or understanding, or any letter of intent related to any Acquisition Proposal.

Notwithstanding the preceding part of this Section 4.6.1 and any other provision of this Agreement, nothing shall prevent the board of directors of Premier prior to the approval of the Premier Shareholders’ Resolution by the Premier Shareholders from: (i) contacting a Person making such Acquisition Proposal solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation as to determine whether such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal; and (ii) considering, participating in any discussions or negotiations, or entering into a confidentiality agreement (which shall contain terms no less restrictive than the corresponding terms contained in the Confidentiality Agreement) and providing information pursuant to Section 4.6.3, regarding an unsolicited bona fide written Acquisition Proposal that did not otherwise result from a breach of this Section 4.6 and that the board of directors of Premier determines in good faith, after consultation with financial advisors and outside legal counsel, is reasonably likely to result in a Superior Proposal; provided, however, that prior to taking such action, the board of directors must deliver one day’s advance written notice of its intent to take such action to DK (which notice shall include a summary of the material terms of the Acquisition Proposal and any related written agreements) and shall have determined, after consulting with its outside legal counsel, that failure of the board of directors of Premier to take such action would be inconsistent with its fiduciary duties. Premier shall not, and shall cause each Premier Subsidiary not to, consider, negotiate, accept or recommend an Acquisition Proposal after the approval of the Premier Shareholders’ Resolution by the Premier Shareholders. Each of Premier and Exchangeco shall, and shall cause its officers, directors and employees and any financial advisors or other advisors, representatives or agents retained by it to, and Premier shall cause each Premier Subsidiary to and to cause its officers, directors and employees and any financial advisors or other advisors, representatives or agent retained by such Premier Subsidiary to, immediately upon execution of this Agreement to cease all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

4.6.2     Premier shall promptly notify DK, at first orally and then in writing, of any Acquisition Proposal and any enquiry that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to Premier or any Premier Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of Premier or any Premier Subsidiary by any Person that informs Premier or any Premier Subsidiary that it is considering making, or has made, a proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, enquiry or contact and provide such other details of the proposal, enquiry or contact as DK may reasonably request. Premier shall:

(a)	keep DK fully informed of the status including any change to the material terms of any such Acquisition Proposal or enquiry; and

(b)	provide to DK as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Premier or any Premier Subsidiary from any Person in connection with any Acquisition Proposal or sent or provided by Premier or any Premier Subsidiary to any Person in connection with any Acquisition Proposal.

4.6.3     If Premier receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and Premier is permitted, as contemplated under the second sentence of Section 4.6.1, to negotiate the terms of such Acquisition Proposal, then, and only in such case, the board of directors of Premier may, subject to the execution by such Person of a confidentiality agreement (which shall contain terms no less restrictive than the corresponding terms contained in the Confidentiality Agreement) provide such Person with access to information regarding Premier; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal (but not any material amendment thereto) and provided further that Premier sends a copy of any such confidentiality agreement to DK promptly upon its execution and concurrently provides DK with a list of or copies of the information provided to such Person and access to similar information to which such Person was provided.

4.6.4     Premier shall ensure that it and each of the Premier Subsidiaries and each of its and the Premier Subsidiaries’ officers, directors and employees and any financial advisors or other advisors, representatives or agents retained by it are aware of the provisions of this Section 4.6, and it shall be responsible for any breach of this Section 4.6 by any such Person.

4.7	Notice by Premier of Superior Proposal Determination

4.7.1     Notwithstanding Sections 4.6.1, 4.6.2 and 4.6.4, Premier may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal if, and only if:

(a)	it has complied with its obligations under Section 4.6;

(b)	five (5) Business Days shall have elapsed from the later of the date DK received written notice advising DK that Premier’s board of directors has resolved, subject only to compliance with this Section 4.7 and termination of this Agreement, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and the date DK received a copy of such Superior Proposal; and

(c)	it has previously or concurrently will have:

(i)	paid to DK the Break Fee, if any, payable under Section 6.4; and

(ii)	terminated this Agreement pursuant to Section 6.3.

4.7.2     Any information provided by Premier to DK pursuant to this Section 4.7 or pursuant to Section 4.6 shall constitute “Information” under Section 4.8.1.

4.7.3     During such five (5) Business Day period, Premier agrees that DK shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The board of directors of Premier will review any offer by DK to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether DK’s offer upon acceptance by Premier would result in such Superior Proposal ceasing to be a Superior Proposal. If the board of directors of Premier so determines, it will enter into an amended agreement with DK reflecting DK’s amended proposal and immediately press release its approval of the transactions contemplated by the DK amended proposal and the recommendation to the Premier Shareholders with respect thereto. If the board of directors of Premier continues to believe, in good faith and after consultation with financial advisors and outside legal counsel, that such Superior Proposal remains a Superior Proposal and therefor rejects DK’s amended proposal, Premier may terminate this Agreement pursuant to Section 6.3.3(d); provided, however, that Premier must concurrently therewith pay to DK the Break Fee, payable to DK under Section 6.4. Premier acknowledges and agrees that payment of the Break Fee, payable under Section 6.4 is a condition to valid termination of this Agreement under Section 6.3.3(d) and this Section 4.7.

4.7.4     Premier also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under Section 4.7.1(b) to initiate an additional five (5) Business Day notice period.

4.8	Access to Information

4.8.1 Without limiting the Confidentiality Agreement, each of Premier and DK acknowledges that certain information to be provided to it prior to the execution of this Agreement will be confidential, non-public and/or proprietary in nature (the “Information”). Except as permitted below, each of Premier and DK will keep the Information provided to it by the other or the other’s Representatives confidential and will not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other Person, and will not use it for any purpose other than to evaluate the transactions contemplated by this Agreement. Each of Premier and DK will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of Premier and DK who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement, and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision shall not apply to such portions of the Information that:

(a)	are or become generally available to the public otherwise than as a result of disclosure by a Party or its Representatives;

(b)	become available to a Party on a non-confidential basis from a source other than, directly or indirectly, the other Party or its Representatives, provided that such source is not, to the knowledge of the first Party, upon reasonable enquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation;

(c)	were known to a Party or were in its possession on a non-confidential basis prior to being disclosed to it by the other Party or by someone on its behalf; or

(d)	are required by applicable Laws or court order to be disclosed, provided that if a Party or any of its representatives (the “Compelled Party”) is required to disclose any such information, the Compelled Party gives the other Parties (the “Other Parties”) prior written notice of such disclosure as soon as practicable, so that the Other Parties will have an opportunity to seek a protective order or to take other appropriate action.

4.8.2     Where this Agreement is terminated for any reason then all Information of the disclosing Party (including all paper and electronic copies thereof) shall be immediately returned to the disclosing Party or destroyed as directed by the disclosing Party.

4.8.3     The provisions of this Section 4.8 shall survive the termination of this Agreement.

4.8.4     The Parties acknowledge that certain Information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose of:

(a)	preparing submissions or applications in order to obtain the Applicable Regulatory Approvals; and

(b)	preparing the Proxy Statement.

4.9	Covenant Regarding Representations and Warranties

Each of the Parties covenants that the representations and warranties given by it and contained in Section 3.0 are true and correct on and as at the Effective Date (except to the extent such representations and warranties speak as of a specified date or except as affected by transactions contemplated or permitted by this Agreement or in the ordinary course of business or otherwise consented to by the other Parties) or, if not true, do not have a Material Adverse Effect on such Party and will notify the other Party if any such representation or warranty is not true and correct as of the Effective Date.

4.10	Closing Matters

Each of the Parties shall deliver, at the closing of the Merger and other transactions contemplated hereby, such customary certificates (including “bring down” certificates), resolutions, opinions (including appropriate legal opinions of Premier’s United States counsel delivered to DK and the DK Securityholders as to the due authorization, execution and delivery by Premier of this Agreement and any of the Ancillary Agreements to which it is a party and the enforceability of this Agreement and such Ancillary Agreements as are governed by U.S. Law and opining upon the valid issuance of the Premier Shares and Premier Merger Shares by Premier as fully paid and non-assessable and of Premier’s Canadian counsel opining upon the issuance of the Exchangeable Shares, and compliance with the Securities Act (British Columbia) on the issuance and resale of the Exchangeable Shares, Premier Merger Shares and Premier Shares and as to the due authorization, execution, delivery on behalf of Exchangeco of this Agreement and Ancillary Agreements to which it is a party, and as to the enforceability of this Agreement and such of the Ancillary Agreements as are governed by British Columbia Law) and such other closing documents as may be required by the other Party, acting reasonably. The closing of the Merger and the transactions contemplated hereby will take place at 9:00 a.m. (Vancouver Time) on the Effective Date at the offices of Dentons US LLP at 233 South Wacker Drive, Suite 7800, Chicago, Illinois, 60606-6404, United States.

4.11	Employment and Related Matters

Except as otherwise specifically provided in this Agreement, nothing herein shall be construed as:

(a)	requiring Premier or DK to continue the employment of any Premier Employee or DK Employee following the Effective Time;

(b)	limiting Premier’s or DK’s ability to amend, modify or terminate any Premier Employee Benefit Plan or arrangement or DK Employee Benefit Plan, respectively; or

(c)	requiring Premier or DK to maintain any particular level of DK Employee benefits or Premier Employee benefits, as applicable, for any of its Premier Employees or DK Employees, respectively, following the Effective Time.

4.12	Prohibition on Voluntary Liquidation

Premier shall not, and agrees to (y) cause each of the Premier Subsidiaries (other than Exchangeco), and (z) so long as any Exchangeable Shares remain outstanding, cause each of Exchangeco to not, to take any action relating to a voluntary liquidation, dissolution or winding up, as the case may be.

4.13	Covenants of Bao and Brenner

Each of Bao and Brenner separately covenants and agree for and on behalf of himself or herself only that, until the Effective Date or the earlier termination of this Agreement in accordance with Section 6.0, except with the consent of Premier with respect to any deviation therefrom or with respect to any matter contemplated by this Agreement, they will:

(a)	perform all obligations required or desirable to be performed by them under this Agreement and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and not take any action, refrain from taking any reasonable action, or permit any action to be taken or reasonable action to not be taken, which is inconsistent with this Agreement or would reasonably be expected to significantly impede the completion of the Merger or to prevent or materially delay the completion of the transactions contemplated by this Agreement,

(b)	promptly advise Premier in writing:

(i)	of any event occurring subsequent to the date of this Agreement known to them that would render any representation or warranty of DK contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the date of this Agreement), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect; and

(ii)	any breach by him or her, respectively, of any covenant or agreement contained in this Agreement;

(c)	not sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of his or her DK Shares, or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), without having first obtained the prior written consent of Premier, or grant any proxies or powers of attorney, deposit any his or her DK Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to any of his or her DK Shares; and

(d)	(i) vote (or cause to be voted) all the DK Shares held by him or her at any meeting or on any consent resolution of the DK Securityholders (including any and all votes by class) of the foregoing (i) in favour of the approval, consent, ratification and adoption of the transactions contemplated by this Agreement (and any actions required in furtherance thereof); and (ii) against any action that would result in any breach of any representation, warranty or covenant by DK in this Agreement or which might reasonably be expected to have a Material Adverse Effect on DK.

5.0	CONDITIONS

5.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of Premier and DK:

(a)	the Premier Shareholders’ Resolution shall have been approved and adopted by the Premier Shareholders at the Premier Special Meeting by the vote required under the NCM Rules;

(b)	the Pentwater Loan shall have been assumed by the DK Investors as amended to provide for the conversion features described in Appendix 5;

(c)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding, of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Applicable Regulatory Approvals which have been obtained;

(d)	this Agreement shall not have been terminated pursuant to Section 6.0;

(e)	all consents, waivers, permits, orders and approvals of any Governmental Entity (including the Applicable Regulatory Approvals, other than, in the case of Premier, a notice pursuant to Section 12 of the ICA, if applicable, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Merger, the failure of which to be obtained or the non-expiry of which would constitute a criminal offense, or would have a Material Adverse Effect on Premier or DK, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on Premier or DK and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success;

(i)	seeking to prohibit or restrict the acquisition by Premier of any DK Shares;

(ii)	seeking to prohibit Premier from issuing Premier Merger Shares or Premier Shares;

(iii)	seeking to prohibit Exchangeco from issuing the Exchangeable Shares;

(iv)	seeking to restrain or prohibit the consummation of the Merger or any part thereto;

(v)	seeking to obtain from DK or a DK Securityholder any damages that are material in relation to DK;

(vi)	seeking to obtain from Premier any damages that are material in relation to Premier;

(vii)	seeking to prohibit or materially limit the ownership or operation by Premier or any of its Subsidiaries of any material portion of the business or assets of DK or to compel Premier or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of DK;

(viii)	seeking to prohibit RMSTI from retaining or exercising its rights to the Titanic Assets and as sole salvor or other rights associated with the Titanic Assets, including without limitation any appeal of or action otherwise requesting an amendment or change to either of the 2010 Opinion or the 2011 Opinion;

(ix)	seeking to prohibit or restrict Premier or any of its Subsidiaries from complying with the terms and conditions of this Agreement or any of the Ancillary Agreements;

(x)	seeking to prohibit Premier or any of its Subsidiaries from effectively controlling in any material respect the business or operations of DK;

(xi)	seeking to prohibit the DK Investor Group or any of them from advancing the Second Loan;

(xii)	seeking to prohibit DK Investor Group or any of them from assuming or replacing the Pentwater Loan;

(xiii)	seeking to amend or change in any way the Titanic Covenants and Conditions;

(xiv)	requiring approval of a Governmental Entity to the terms or conditions of this Agreement or the closing of the transactions contemplated herein under the Titanic Covenants and Conditions; or

(xv)	which otherwise is reasonably likely to have a Material Adverse Effect on Premier or RMSTI.

5.2	Additional Conditions Precedent to the Obligations of DK

The obligations of DK to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for DK’s exclusive benefit and may be waived by DK and any one or more of which, if not satisfied or waived, will relieve DK of any obligation under this Agreement):

(a)	all covenants and agreements of Premier and Exchangeco under this Agreement to be performed or observed on or before the Effective Date and during the Pre-Effective Period shall have been duly performed and observed by Premier or Exchangeco, as applicable, in all material respects;

(b)	the representations and warranties of Premier and Exchangeco contained in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement, in which event such representations and warranties shall be true and correct in all material respects as of such earlier specified date, or except as affected by transactions or changes in the ordinary course of business or otherwise contemplated or permitted by this Agreement or otherwise consented to by DK) and DK shall have received a certificate of Premier addressed to DK and dated the Effective Date, signed on behalf of Premier by two senior executive officers of Premier, confirming the same as at the Effective Date;

(c)	between the date hereof and the Effective Date, there shall not have occurred, in the judgment of DK, acting reasonably, a Material Adverse Change to Premier or RMSTI; provided that a reduction in the market price or value of the Premier Shares on the NCM or any other stock exchange or quotation system on which the Premier Shares may be listed or posted for trading or the results of operations (and the announcement thereof) of Premier in any particular fiscal quarter shall not, in either case, in and of itself, constitute such a Material Adverse Change;

(d)	the board of directors of Premier shall have made and shall not have withdrawn or modified or amended, in any material respect, prior to the Premier Special Meeting, an affirmative recommendation that the Premier Shareholders approve the Premier Shareholders’ Resolutions;

(e)	each of shareholders bound by the Principal Shareholder Voting Agreements shall have materially complied with the provisions thereof;

(f)	the Premier Shares issuable:

(i)	pursuant to the Merger;

(ii)	upon exchange of the Exchangeable Shares from time to time;

(iii)	upon the conversion of all or any part of the Amended and Restated Pentwater Note; and

(iv)	in respect of amounts due under the Success Payment Agreement,

shall have been authorized for listing on the NCM, subject to official notice of issuance;

(g)	DK and the DK Securityholders shall have received the opinions set out in Section 4.10;

(h)	Premier shall not be in default of the Pentwater Amended and Restated Note;

(i)	Premier shall have entered into such Retention Agreements with the Key Employees; and

(j)	Premier (and where applicable Exchangeco) shall have executed the Ancillary Agreements to which it is a party.

5.3	Additional Conditions Precedent to the Obligations of Premier

The obligations of Premier to complete the transactions contemplated by this Agreement shall also be subject to fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of Premier and may be waived by Premier and any one or more of which, if not satisfied or waived, will relieve Premier of any obligation under this Agreement):

(a)	all covenants of DK, each DKSub, Bao and Brenner under this Agreement to be performed or observed on or before the Effective Date and during the Pre-Effective Period shall have been duly performed and observed by DK, each DKSub, Bao or Brenner, as the case may be, in all material respects;

(b)	all representations and warranties of DK, each DKSub, Bao and Brenner contained in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement, in which event such representations and warranties shall be true and correct in all material respects as of such earlier specified date, or except as affected by transactions or changes in the ordinary course of business or otherwise contemplated or permitted by this Agreement) and Premier shall have received a certificate of DK, and each of Bao and Brenner addressed to Premier and dated the Effective Date, signed on behalf of DK by two senior executive officers of DK, confirming the same as at the Effective Date;

(c)	all third party consents required to be obtained by DK in connection with the Merger are duly obtained at or prior to the Effective Date;

(d)	between the date hereof and the Effective Date, there shall not have occurred, in the judgment of Premier, acting reasonably, a Material Adverse Change to DK;

(e)	Bao as agent on behalf of the DK Investor Group shall have entered into each of the Amended and Restated Pentwater Note and the Assignment and Assumption Agreement;

(f)	Premier shall have received, or received sufficient copies of, the certificates, resolutions, legal opinion and other documents as are to be provided to Premier by DK as set out in Section 4.10; and

(g)	the DK Securityholders shall have delivered their certificates representing Elected Shares to Exchangeco and the certificates representing DK Shares other than Elected Shares endorsed for transfer to Exchangeco.

5.4	Notice and Cure Provisions

Each of the Parties will give prompt notice to the others of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of the other contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date (except to the extent such representations and warranties speak as of a specified date or except as affected by transactions or changes in the ordinary course of business or otherwise contemplated or permitted by this Agreement); or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

None of the Parties may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 5.1, 5.2 and 5.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the Effective Date, Premier or DK, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Premier or DK, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Premier or DK, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until the later of the Drop Dead Date and the expiration of a period of 30 days from such notice. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of the occurrence of that matter.

5.5	Satisfaction of Conditions

The conditions precedent set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released when, on the closing of the Merger by the Parties.

6.0	AMENDMENT AND TERMINATION

6.1	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Premier Special Meeting but not later than the Effective Date, be amended by mutual written agreement of the Parties, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any conditions precedent herein contained,

provided, however, that any such change, waiver or modification does not invalidate the affirmative vote of the Premier Shareholders to the Premier Shareholders’ Resolution.

6.2	Mutual Understanding Regarding Amendments

The Parties agree that if Premier or DK, as the case may be, propose any amendment or amendments to this Agreement, the other will act reasonably in considering such amendment and if the other and its securityholders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with Premier or DK, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the securityholders.

6.3	Termination

6.3.1     If any condition contained in Section 5.1 or 5.2 is not satisfied on or before the Drop Dead Date, to the satisfaction of DK, then DK in accordance with Section 5.4 may by notice to Premier terminate this Agreement and the obligations of the Parties hereunder except as otherwise herein provided, but without detracting from the rights of DK arising from any breach by Premier or a Premier Subsidiary but for which the condition would have been satisfied.

6.3.2     If any condition contained in Section 5.1 or 5.3 is not satisfied on or before the Drop Dead Date to the satisfaction of Premier, then Premier in accordance with Section 5.4 may by notice to DK terminate this Agreement and the obligations of the Parties hereunder except as otherwise herein provided, but without detracting from the rights of Premier arising from any breach by DK or a DK Securityholder but for which the condition would have been satisfied.

6.3.3     This Agreement may, at any time before or after the Premier Special Meeting, but not later than the Drop Dead Date:

(a)	be terminated by the mutual agreement of DK and Premier (subject to the consent of the DK Securityholders);

(b)	be terminated by either DK, the DK Securityholders or Premier if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining Premier or DK from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree shall become final and non-appealable;

(c)	be terminated by DK if:

(i)	the board of directors of Premier shall have failed to recommend or withdrawn or modified or changed in a manner adverse to DK its approval or recommendation of this Agreement and the Premier Shareholders’ Resolution or shall have recommended or approved an Acquisition Proposal;

(ii)	a public announcement is made by Premier relating to an Acquisition Proposal (other than a public announcement required by Section 4.6(c) or as contemplated by Section 6.3.3(c)(i)); or

(iii)	the Premier Shareholders’ Resolution, through no fault of DK, shall not have been approved by the Premier Shareholders, on or before the Drop Dead Date;

(d)	be terminated by Premier in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 4.7 and the payment of the fee required to be paid pursuant to Section 6.4.

6.3.4     If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.3, no Party shall have any further Liability to perform its obligations hereunder, except as provided for in Section 6.4 or as otherwise contemplated hereby, and provided that, subject to Section 6.6, neither the termination of this Agreement nor anything contained in this Section 6.3.4 shall relieve any Party from any Liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

6.4	Break Fee

If:

(a)	DK terminates this Agreement pursuant to Section 6.3.3(c)(i);

(b)	DK terminates this Agreement pursuant to Section 6.3.3(c)(ii);

(c)	Premier terminates this Agreement pursuant to Section 6.3.3(d); or

(d)	DK terminates this Agreement pursuant to Section 6.3.1 in respect of the non-satisfaction of one of the conditions contained in Section 5.1 or 5.2, other than a termination pursuant to Section 6.3.1 in respect of the non-satisfaction of the condition contained in Section 5.2 relating to a representation or warranty which is true and correct as of the date of this Agreement but which, through no fault of DK after the date of this Agreement, is not true and correct in all material respects as of the Effective Date (except, for greater certainty, to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement or except as affected by transactions or changes in the ordinary course of business or otherwise contemplated or permitted by this Agreement or otherwise consented to by DK);

then in any such case Premier shall pay to DK the sum of $1,000,000 in immediately available funds to an account designated by DK. Such payment shall be due and payable:

(i)	in the case of a termination specified in clause (a) or (d), concurrently with termination of this Agreement;

(ii)	in the case of a termination specified in clause (b), on the date on which Premier shall have entered into an Acquisition Proposal if it does so within a period of nine (9) months of such termination, failing which no fee shall be payable to DK under this Section; or

(iii)	in the case of a termination specified in clause (c), within five (5) Business Days after written notice to DK of termination by Premier.

Premier shall not be obligated to make more than one payment pursuant to this Section 6.4.

6.5	Liquidated Damages

Each of the Parties acknowledges that the damages set out in this Section 6.0 are a genuine pre-estimate of the damages which the other will suffer or incur as a result of the event giving rise to those damages and are not penalties. Each of the Parties irrevocably waives any right it may have to raise as a defence in any proceedings that any such damages are abusive.

6.6	Remedies

Subject to Section 6.7, the Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to the Parties.

6.7	Effect of Break Fee Payment

6.7.1     For greater certainty, the Parties agree that the payment of the amount pursuant to Section 6.4 is the sole monetary remedy of the Party entitled to such amount as a result of the occurrence of any of the events referred to in Section 6.4.

6.7.2 Subject to the immediately preceding paragraph, nothing in this Agreement shall preclude a Party from seeking damages in respect of losses incurred or suffered by such Party as a result of any breach of this Agreement by the other Party, seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set out in this Agreement or the Confidentiality Agreement or otherwise, or seeking specific performance of any of such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.0	GENERAL

7.1	Notices

All notices and other communications which may be or are required to be given pursuant to any provision of this Agreement shall be given or made in writing or by electronic communications and shall be deemed to be validly given if served personally or by email or telecopy, in each case addressed to the particular Party at:

(a)	If to DK:

Dinoking Tech Inc.

#110 - 11188 Featherstone Way

Richmond, British Columbia V6W 1K9

Canada

Attention:	Chief Executive Officer
Facsimile:	(604) 277-1617
Email:	daoping@dinosaursunearthed.com

with a copy to:

Dentons Canada LLP

20th Floor, 250 Howe Street

Vancouver, British Columbia V6C 3R8

Canada

Attention:	Catherine Wade
Facsimile:	(604) 683-5214
Email:	catherine.wade@dentons.com

(b)	If to Premier or a Premier Subsidiary:

Premier Exhibitions, Inc.

Suite 900, 3340 Peachtree Road N.E.

Atlanta, Georgia 30326

USA

Attention:	Chief Executive Officer
Facsimile:	(404) 842-2626
Email:	ssw2660@comcast.net

with a copy to:

Thompson Hine LLP (Cleveland)

3900 Key Center

127 Public Square

Cleveland, Ohio 44114-1291

USA

Attention:	Derek Bork
Facsimile:	(216) 566-5800
Email:	Derek.Bork@ThompsonHine.com

and with a copy to:

Gowling Lafleur Henderson LLP

550 Burrard Street

Suite 2300

Bentall 5

Vancouver, British Columbia V6C 2B5

Canada

Attention:	Cyndi Laval
Facsimile:	(604) 443-5629
Email:	cyndi.laval@gowlings.com

(c)	If to Bao:

5790 126A Street.

Surrey, British Columbia V3X 3H6

Canada

Attention:	Daoping Bao
Facsimile:	(604) 277-1617
Email:	daoping@dinosaursunearthed.com

with a copy to:

Dentons Canada LLP

20th Floor, 250 Howe Street

Vancouver, British Columbia V6C 3R8

Canada

Attention:	Catherine Wade
Facsimile:	(604) 683-5214
Email:	catherine.wade@dentons.com

(d)	If to Brenner:

18 - 1828 Lilac Drive

Surrey, British Columbia V4A 5C9

Canada

Attention:	Nancy Brenner
Facsimile:	(604) 277-1617
Email:	nancy@dinosaursunearthed.com

with a copy to:

Dentons Canada LLP

20th Floor, 250 Howe Street

Vancouver, British Columbia V6C 3R8

Canada

Attention:	Catherine Wade
Facsimile:	(604) 683-5214
Email:	catherine.wade@dentons.com

or at such other address of which any Party may, from time to time, advise the other Parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

7.2	Assignment

No Party may assign its rights or obligations under this Agreement.

7.3	Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors. For greater certainty, Premier will not have any right pursuant to this Agreement, in equity or otherwise, whether absolutely or contingently, to, or to acquire, the DK Shares prior to the Effective Time, and any such right will only come into existence when becomes effective and binding at the Effective Time.

7.4	Waiver and Modification

DK and Premier may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waiver or consent to the modification of any of the obligations of the other Parties. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party granting such waiver or consent.

7.5	No Personal Liability

7.5.1      No director or officer of Premier in such capacity shall have any personal Liability whatsoever to DK under this Agreement, or any other document delivered in connection with this Agreement or the Merger by or on behalf of Premier.

7.5.2      No director or officer of DK in such capacity shall have any personal Liability whatsoever to Premier under this Agreement, or any other document delivered in connection with this Agreement or the Merger by or on behalf of DK.

7.6	Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other Parties, but without further consideration, do all such further acts and things and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

7.7	Expenses

Except as provided in Section 6.4 and herein, all out-of-pocket expenses of the Parties relating to the Merger and the transactions contemplated hereby, including all Third Party Expenses, shall be paid by the Party incurring such expenses.

7.8	Consultation

Premier and DK agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Merger, and to use their respective reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each Party shall use its reasonable efforts to enable the other Parties to review and comment on all such news releases prior to the release thereof. The Parties agree to issue jointly a news release with respect to the Merger as soon as practicable following the execution of this Agreement.

7.9	Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

7.10	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall in such event negotiate in good faith to modify the Agreement to preserve each Party’s anticipated benefits under this Agreement.

7.11	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

PREMIER EXHIBITIONS, INC.

By:	/s/ Mark A. Sellers
Authorized Signatory

1032403 B.C. LTD.

By:	/s/ Mark A. Sellers
Authorized Signatory

DINOKING TECH INC.

By:	/s/ Daoping Bao
Authorized Signatory

Signed in the presence of:	)
)
)
/s/ witness	)	/s/ Daoping Bao
Witness	)	DAOPING BAO

Signed in the presence of:	)
)
)
/s/ witness	)	/s/ Nancy Brenner
Witness	)	NANCY BRENNER

Appendix

Applicable Regulatory Approvals

For Premier

The filing with, and approval of, the U.S. Securities and Exchange Commission of the Proxy Statement.

The approval by the NASDAQ Stock Market, LLC of (i) Premier’s issuance of the Premier Merger Shares, (ii) the listing of the Premier Shares issuable upon exchange of the Exchangeable Shares, (iii) the listing of the Premier Shares to be issued on conversion of the Amended and Restated Pentwater Note, and (iv) the listing of the Premier Shares to be issued under the Success Payment Agreement.

Notice under Section 12 of the Investment Canada Act by Premier, if applicable.

AppendiX

EXCHANGEABLE share rights and RESTRICTIONS

(8) "Premier Dividend Declaration Date" means the date on which the board of directors of Premier has declared a dividend on the Premier Common Stock;

(9) "Redemption Date" means the date on or after April 1, 2018 which the Company may, subject to the notice requirements and certain call rights described herein, redeem the Exchangeable Shares then outstanding;

(11) "Transfer Agent" means American Stock Transfer & Trust Company, LLC;

(12) "Merger Agreement" means the agreement to be entered into on or about April 5, 2015 among Premier, the Company, Dinoking Tech Inc., Daoping Bao and Nancy Brenner;

28.1.2 <u>Ranking</u>

The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends as and to the extent provided in 28.2 and with respect to the distribution of assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs as and to the extent provided in 28.4.

28.2 Dividends

28.2.1 <u>Dividends</u>

A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Premier Dividend Declaration Date, declare a dividend on each Exchangeable Share (a) in the case of a cash dividend or distribution declared on the shares of Premier Common Stock, in an amount in cash for each Exchangeable Share as is equal to the Canadian Dollar Equivalent on the Premier Dividend Declaration Date of the cash dividend or distribution declared on each share of Premier Common Stock, (b) in the case of a stock dividend or distribution declared on the shares of Premier Common Stock, to be paid in Exchangeable Shares, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of Premier Common Stock to be paid on each share of Premier Common Stock or (c) in the case of a dividend or distribution declared on the shares of Premier Common Stock to be paid in property other than cash or Premier Common Stock, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors) the type and amount of property declared as a dividend or distribution on each share of Premier Common Stock. Such dividends shall be paid out of the assets of the Company properly applicable to the payment of dividends, or out of authorized but unissued shares or other securities of the Company.

28.2.2 Payment of Dividends

Cheques of the Company payable at par at any branch of the bankers of the Company shall be issued in respect of any cash dividends or distributions contemplated by Article 28.2.1 hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque in not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends or other distribution of Exchangeable Shares contemplated by Article 28.2.2 hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend or other distribution of Exchangeable Shares represented thereby. Such other type and amount of property in respect of any dividends or distributions contemplated by Article 28.2.3 hereof shall be issued, distributed or transferred by the Company in such manner as it shall determine and the issuance, distribution or transfer thereof by the Company to each holder of an Exchangeable Share shall satisfy the dividend or distribution represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Company any dividend that is represented by a cheque that has not been duly presented to the Company's bankers for payment of that otherwise remains unclaimed for a period of six years from the date on which such dividend or distribution was payable.

28.2.3 Record and Payment Dates

The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or distribution declared on the Exchangeable Shares under Article 28.2 hereof shall be the same as the record date and payment date, respectively, for the corresponding dividend or distribution declared on the shares of Premier Common Stock.

28.2.4 Partial Payment

If on any payment date for any dividends or distributions declared on the Exchangeable Shares under Article 28.2 hereof the dividends or distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends or distributions that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Company shall have sufficient money or other assets properly applicable to the payment of such dividends or distributions.

28.3 Certain Restrictions

So long as any of the Exchangeable Shares are outstanding, the Company shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Article 28.8(2) hereof:

(1) pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(2) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

(3) redeem or purchase any other shares of the Company ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

(4) issue any shares other than (a) Exchangeable Shares; (b) Common Shares, and (c) any other shares not ranking superior to the Exchangeable Shares.

28.4 Liquidation

28.4.1 <u>Participation Upon Liquidation, Dissolution or Winding Up of the Company</u>

(1) Subject to applicable law and the due exercise by Premier of a Liquidation Call Right, in the event of the liquidation, dissolution or winding up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares (other than Premier or its Subsidiaries) shall be entitled to receive from the assets of the Company in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution or winding up (the "Liquidation Date"), before any distribution of any part of the assets of the Company among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to (a) the Current Market Price of a share of Premier Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by the Company causing to be delivered to such holder one share of Premier Common Stock, plus (b) the Dividend Amount, if any (collectively, the "Liquidation Amount").

(2) In the case of a distribution on Exchangeable Shares under this Article 28.4.1, on or promptly after the Liquidation Date, the Company shall cause to be delivered to the holders of the Exchangeable Shares (other than Premier or its Subsidiaries) the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Company may reasonably require, at the registered office of the Company or at any office as may be specified by the Company by notice to the holders of the Exchangeable Shares. Payment of the aggregate Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick up by the holder at the registered office of the Company or at any office as may be specified by the Company by notice to the holders of Exchangeable Shares, certificates representing the aggregate number of shares of Premier Common Stock deliverable by the Company to such holder (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) and a cheque of the Company payable at par at any branch of the bankers of the Company in payment of the remaining portion, if any of the aggregate Liquidation Amount payable to such holder. On or before the Liquidation Date, the Company shall deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares (other than Premier or its Subsidiaries) in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon such deposit being made, the rights of the holders of Exchangeable Shares as such shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions and any interest allowed on such deposit shall belong to the Company. Upon such payment or deposit of the total Liquidation Amount, the holders of the Exchangeable Shares (other than Exchangeable Shares held by Premier or its Subsidiaries) shall thereafter be considered and deemed for all purposes to be the holders of the shares of Premier Common Stock delivered to them.

(3) After the Company has satisfied its obligations to pay the holders of the Exchangeable Shares the total Liquidation Amount pursuant to this Article 28.4.1 , such holders shall not be entitled to share in any further distribution of the assets of the Company.

28.4.2 Liquidation Call Rights

(other than Exchangeable Shares held by Premier and its Subsidiaries) shall be automatically exchanged for shares of Premier Common Stock. To effect such automatic exchange, Premier shall purchase each Exchangeable Share outstanding on the fifth Business Day prior to the Premier Liquidation Event Effective Date and held by a holder of Exchangeable Shares (other than Premier and its Subsidiaries), and each such holder shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price of a share of Premier Common Stock on the fifth Business Day prior to the Premier Liquidation Event Effective Date, which shall be satisfied in full by Premier delivering to such holder one share of Premier Common Stock, plus (b) the Dividend Amount, if any.

(4) On the fifth Business Day prior to the Premier Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the foregoing automatic exchange of Exchangeable Shares for Premier Common Stock shall be deemed to have occurred, and each holder of Exchangeable Shares (other than Premier or its Subsidiaries) shall be deemed to have transferred to Premier all of such holder's right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and Premier shall deliver or cause to be delivered to the Transfer Agent, for delivery to such holders, the certificates for the number of shares of Premier Common Stock deliverable upon the automatic exchange of Exchangeable Shares for Premier Common Stock (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, security interest or adverse claim) and a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares and any interest on such deposit shall be issued to such holder. Concurrently with each such holder ceasing to be a holder of Exchangeable Shares, such holder shall be considered and deemed for all purposes to be the holder of the shares of Premier Common Stock delivered to it, or to the Transfer Agent on its behalf, pursuant to the automatic exchange of Exchangeable Shares for Premier Common Stock and the certificates held by such holder previously representing the Exchangeable Shares exchanged by such holder with Premier pursuant to such automatic exchange shall thereafter be deemed to represent the shares of Premier Common Stock delivered to such holder by Premier pursuant to such automatic exchange. Upon the request of any such former holder of Exchangeable Shares and the surrender by such holder of Exchangeable Share certificates deemed to represent shares of Premier Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as Premier may reasonably require, the Transfer Agent shall deliver or cause to be delivered to such holder certificates representing the shares of Premier Common Stock of which such holder is the holder and a cheque in payment of the remaining portion, if any, of the purchase price.

28.5 Retraction at Option of Holder

28.5.1 <u>Retraction at Option of Holder</u>

(1) Subject to applicable law and the due exercise by Premier of a Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time to require the Company to redeem, on the fifth Business Day after the date on which the Retraction Request is received by the Company (the "Retraction Date"), any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to (a) the Current Market Price of a share of Premier Common Stock on the last Business Day prior to the Retraction Date, which shall be satisfied in full by the Company causing to be delivered to such holder one share of Premier Common Stock for each Exchangeable Share presented and surrendered by the holder, plus (b) the Dividend Amount, if any (collectively, the "Retraction Price"). To effect a redemption under this Article 28.5.1, the holder must present and surrender at the registered office of the Company or at any office as may be specified by the Company by notice to the holders of Exchangeable Shares the certificate representing the Exchangeable Shares that the holder desires to have the Company redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Transfer Agent and the Company may reasonably require, together with a duly executed statement (the "Retraction Requested") in the form of Schedule A hereto or in such other form as may be acceptable to the Company specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate (the "Retracted Shares") redeemed by the Company.

(2) In the case of a redemption of Exchangeable Shares under this Article 28.5.1, upon receipt by the Company or the Transfer Agent in the manner specified in Article 28.5.1(1) hereof of a certificate representing the number of Exchangeable Shares which the holder desires to have the Company redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Article 28.5.1(5), the Company shall redeem the Retracted Shares to be retracted effective at the close of business on the Retraction Date. On the Retraction Date, the Company shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, a certificate representing the number of shares of Premier Common Stock to which such holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) registered in the name of the holder or in such other name as the holder may request in payment of the Retraction Price and a cheque of the Company payable at par at any branch of the bankers of the Company in payment of the remaining portion, if any, of the aggregate Retraction Price to which such holder is entitled and such delivery of such certificate and cheque on behalf of the Company by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price to the extent that the same is represented by such share certificates and cheque, unless such cheque is not paid on due presentation. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Company.

(3) On and after the close of business on the Retraction Date, the holder of the Retracted Shares cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its aggregate Retraction Price for such Retracted Shares, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Price payable

(4) Notwithstanding any other provision of this Article 28.5.1, the Company shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Company believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and Premier has not exercised its Retraction Call Right with respect to the Retracted Shares, the Company shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least five Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Company. In any case in which the redemption by the Company of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law and more than one holder has delivered a Retraction Request, the Company shall redeem Retracted Shares in accordance with Article 28.5.1(2) on a pro rata basis and shall issue to each such holder of Retracted Shares a new certificate, at the expense of the Company, representing the Retracted Shares not redeemed by the Company pursuant to Article 28.5.1(2) hereof. If the Retraction Request is not revoked by the holder in the manner specified in Article 28.5.1(5) and Premier has not exercised its Retraction Call Right in respect of any such Retracted Shares, an Insolvency Event shall, to the extent it has not theretofore occurred, be deemed thereupon to have occurred and the holder of any such Retracted Shares not redeemed by the Company pursuant to Article 28.5.1(2) as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have exercised its right to require Premier to purchase the unredeemed Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Premier to such holder of the Purchase Price for such Retracted Share.

(5) A holder of Retracted Shares may, by notice in writing given by the holder to the Company before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void.

28.5.2 <u>Retraction Call Rights</u>

(1) In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Article 28.5.1 and subject to the limitations set forth in Article 28.5.2(2), Premier shall have the overriding right (a "Retraction Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by the Company pursuant to Article 28.5.1 hereof, to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by

28.6 Redemption by the Company

28.6.1 Redemption by the Company

(1) Subject to applicable law and the due exercise by Premier of a Redemption Call Right, the Company may redeem all of the then outstanding Exchangeable Shares (other than Premier or its Subsidiaries) on a Redemption Date designated by the Company for an amount per share equal to (a) the Current Market Price of a share of Premier Common Stock on the last Business Day prior to such Redemption Date, which shall be satisfied in full by the Company causing to be delivered to such holder of Exchangeable Shares one share of Premier Common Stock for each Exchangeable Share held by such holder, plus (b) the Dividend Amount, if any (collectively, the "Redemption Price"). If Premier exercises a Redemption Call Right and less than all of the then outstanding Exchangeable Shares other than the Exchangeable Shares held by Premier or its Subsidiaries are purchased in accordance with Article 28.6.2, the remaining outstanding Exchangeable Shares (other than Exchangeable Shares held by Premier or its Subsidiaries) may continue to be redeemed by the Company pursuant to the provisions of this Article 28.6.1.

(2) In case of a redemption of Exchangeable Shares under this Article 28.6.1, the Company shall, at least 90 days before the intended Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Company or the purchase by Premier under its Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. Such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, such Redemption Date and, if applicable, particulars of the Redemption Call Right.

(3) On or after any Redemption Date and subject to the exercise by Premier of a Redemption Call Right, the Company shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Company or at any office as may be specified by the Company in such notice of the certificates representing such Exchangeable Shares, together with such other document and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Transfer Agent and the Company may reasonably require. Payment of the aggregate Redemption Price for Exchangeable Shares held by a holder shall be made by delivery to such holder, at the address of such holder recorded in the securities register of the Company or by holding for pick up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company in such notice, of a certificate representing the aggregate number of shares of Premier Common Stock deliverable by the Company to such holder (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) and a cheque of the Company payable at par at any branch of the bankers of the Company in respect of the remaining portion, if any, of such aggregate Redemption Price. On and after any Redemption Date, the holders of the Exchangeable Shares called for redemption shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the aggregate Redemption Price deliverable to a holder for Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holder shall remain unaffected until the aggregate Redemption Price deliverable to such holder has been paid in the manner hereinbefore provided. The Company shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest allowed on such deposit shall belong to the Company. Provided that such total Redemption Price has been so deposited prior to any Redemption Date, on and after such Redemption Date, the Exchangeable Shares so called for redemption shall be redeemed and the rights of the holders thereof after such Redemption Date shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificate held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price, the holders of the Exchangeable Shares so called for redemption shall thereafter be considered and deemed for all purposes to be holders of the shares of Premier Common Stock delivered to them.

28.6.2 Redemption Call Rights

(1) Premier shall have the overriding right (a "Redemption Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by the Company pursuant to Article 28.6.1 hereof, to purchase from the holders of Exchangeable Shares (other than Premier and its

28.7 Voting Rights

Except as required by applicable law and the provisions of Articles 28.9, 28.10 and 28.11(2), the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any such meeting. The holders of the Exchangeable Shares shall be entitled to notice of meetings of the shareholders called for the purpose of authorizing the dissolution of the Company or the sale, lease or exchange of all or substantially all the property of the Company other than in the ordinary course of business of the Company.

28.8 Amendment and Approval

(1) The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(2) Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast in such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 50% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that while any Exchangeable Shares are outstanding and held by persons other than Premier and its Subsidiaries, such approval must be given also by the affirmative vote of holders of more than two-thirds of the Exchangeable Shares represented in person or by proxy at the meeting excluding Exchangeable Shares beneficially owned by Premier or any of its Subsidiaries. If at any such meeting the holders of at least 50% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

28.9 Reciprocal Changes, etc. in Respect of Premier Common Stock

Each holder of an Exchangeable Share acknowledges that pursuant to a support agreement to be entered into between Premier and the Company, Premier will not, except as provided therein, without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Article 28.8(2) hereof:

(1) issue or distribute shares of Premier Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Premier Common Stock) to the holders of all or substantially all of the then outstanding shares of Premier Common Stock by way of stock dividend or other distribution, other than an issue of shares of Premier Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Premier Common Stock) to holders of shares of Premier Common Stock who exercise an option to receive dividends in shares of Premier Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Premier Common Stock) in lieu of receiving such dividends;

(2) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Premier Common Stock entitling them to subscribe for or to purchase shares of Premier Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Premier Common Stock);

(3) issue or distribute to the holders of all or substantially all of the then outstanding shares of Premier Common Stock (a) shares or securities of Premier of any class other than Premier Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Premier Common Stock), (b) rights, options or warrants other than those referred to in Article 28.9(2) above, (c) evidences of indebtedness of Premier or (d) assets of Premier;

(4) issue or distribute rights, options or warrants or other property to the holders of all or substantially all of the ten outstanding Premier Common Stock entitled them to subscribe for or to purchase Premier Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Premier Common Stock);

(5) subdivide, redivide or change the then outstanding shares of Premier Common Stock into a greater number of shares of Premier Common Stock;

(6) reduce, combine or consolidate or change the then outstanding shares of Premier Common Stock into a lesser number of shares of Premier Common Stock; or

(7) reclassify or otherwise change the shares of Premier Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the Premier Common Stock,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

28.10 Legend

The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the provisions of the Merger Agreement (including the provisions with respect to the call rights and exchange rights thereunder).

28.11 Notices

(1) Subject to applicable law, any notice, request or other communication to be given to the Company by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by fax or by delivery to the registered office of the Company and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, fax or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Company.

(2) Any presentation and surrender by a holder of Exchangeable Shares to the Company or to the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding up of the Company or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Company or to such office of the Transfer Agent as may be specified by the Company, in each case addressed to the attention of the President of the Company. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Company or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

(3) Subject to applicable law, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Company shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Company, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery.

28.12 Other Matters

(2) No fractional shares (or certificates representing same) shall be issued pursuant to these Articles and all fractional shares otherwise issuable shall be rounded down to the nearest number of whole shares, with no compensation payable in respect of such fractional shares.

SCHEDULE A

NOTICE OF RETRACTION

To Premier Exhibitions, Inc.
c/o American Stock Transfer & Trust Company, LLC

This notice is given pursuant to Article 5 of the provisions (the "Exchangeable Share Provisions") attaching to the share(s) represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Exchangeable Share Provisions have the meanings ascribed to such words and expressions in such Exchangeable Share Provisions.

The undersigned hereby notifies the Company that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Company redeem on the Retraction Date (being the fifth Business Day after the date upon which this notice is received by the Company) in accordance with Article 5 of the Exchangeable Share Provisions:

☐ all share(s) represented by this certificate; or

☐ share(s) only.

The undersigned acknowledges the Retraction Call Right of Premier, to purchase all but not less than all the Retracted Shares from the undersigned and that this notice shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Premier in accordance with the Retraction Call Right on the Retraction Date for the Retraction Price and on the other terms and conditions set out in Article 28.5 of the Exchangeable Share Provisions. If Premier determines not to exercise its Retraction Call Right, the Company will notify the undersigned of such fact as soon as possible. This notice of retraction, and offer to sell the Retracted Shares to Premier, may be revoked and withdrawn by the undersigned by notice in writing given to the Company at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency requirements or other provisions of applicable law, the Company is unable to redeem all Retracted Shares an Insolvency Event shall, to the extent it shall not theretofore have occurred, be deemed thereupon to have occurred, and the undersigned will be deemed to have exercised an exchange right so as to require Premier to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to the Company and Premier that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by the Company, Premier, as the case may be, free and clear of all liens, claims and encumbrances.

____________________	____________________	____________________
(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐ Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Restricted Shares are to be held for pick-up by the shareholder at the principal transfer

AppendiX

Merger Shares rights and RESTRICTIONS

CLASS 1 SPECIAL VOTING STOCK

Section 1. Designation, Amount and Par Value. The Class 1 Special Voting Stock shall be designated as Class 1 Special Voting Stock and the number of shares so designated shall be one (1). The shares of Class 1 Special Voting Stock shall have a par value of $0.0001 per share.

Section 2. Dividends. The holder of record of the share of the Class 1 Special Voting Stock shall not be entitled to receive any dividends declared and paid by the Company.

Section 3. Voting Rights.

(a)	The holder of record of the share of the Class 1 Special Voting Stock, except as otherwise required under applicable law or as set forth in subparagraph (b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

(b)	With respect to all meetings of the stockholders of the Company at which the holders of the Company’s common stock, par value $0.0001 per share, are entitled to vote (each, a “Stockholder Meeting”) and with respect to any written consents sought by the Company from the holders of such common stock (each, a “Stockholder Consent”), the holder of the share of the Class 1 Special Voting Stock shall vote together with the holders of such common stock and the holders of Class 2 Special Voting Stock, all as a single class (except as otherwise required under applicable law), and the holder of the issued Class 1 Special Voting Stock shall be entitled to cast on such matter a number of votes equal to the number of Exchangeable Shares (the “Exchangeable Shares”) of 1032403 B.C. Ltd. a British Columbia corporation (“Exchangeco”), outstanding as of the record date for determining stockholders entitled to vote at such Stockholder Meeting or in connection with the applicable Stockholder Consent that are owned by the holder of the Class 1 Special Voting Stock.

Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of record of the share of the Class 1 Special Voting Stock shall not be entitled to receive any assets of the Company available for distribution to its stockholders.

Section 5. Other Provisions.

(a)	The holder of record of the Class 1 Special Voting Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Company.

(b)	At such time as the share of the Class 1 Special Voting Stock has no votes attached to it, the Class 1 Special Voting Stock shall be automatically cancelled.

CLASS 2 SPECIAL VOTING STOCK

Section 1. Designation, Amount and Par Value. The Class 2 Special Voting Stock shall be designated as Class 2 Special Voting Stock and the number of shares so designated shall be one (1). The shares of Class 2 Special Voting Stock shall have a par value of $0.0001 per share.

Section 2. Dividends. The holder of record of the share of the Class 2 Special Voting Stock shall not be entitled to receive any dividends declared and paid by the Company.

Section 3. Voting Rights.

(c)	The holder of record of the share of the Class 2 Special Voting Stock, except as otherwise required under applicable law or as set forth in subparagraph (b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

(d)	With respect to all meetings of the stockholders of the Company at which the holders of the Company’s common stock, par value $0.0001 per share, are entitled to vote (each, a “Stockholder Meeting”) and with respect to any written consents sought by the Company from the holders of such common stock (each, a “Stockholder Consent”), the holder of the share of the Class 2 Special Voting Stock shall vote together with the holders of such common stock, and the holders of the Class 1 Special Voting Stock, all as a single class (except as otherwise required under applicable law), and the holder of the issued Class 2 Special Voting Stock shall be entitled to cast on such matter a number of votes equal to the number of Exchangeable Shares (the “Exchangeable Shares”) of 1032403 B.C. Ltd. a British Columbia corporation (“Exchangeco”), outstanding as of the record date for determining stockholders entitled to vote at such Stockholder Meeting or in connection with the applicable Stockholder Consent that are owned by the holder of the Class 2 Special Voting Stock.

Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of record of the share of the Class 2 Special Voting Stock shall not be entitled to receive any assets of the Company available for distribution to its stockholders.

Section 5. Other Provisions.

(c)	The holder of record of the Class 2 Special Voting Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Company.

(d)	At such time as the share of the Class 2 Special Voting Stock has no votes attached to it, the Class 2 Special Voting Stock shall be automatically cancelled.

2